Exhibit 4.9
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
(GOLD AND PLATINUM)

FRANCO-NEVADA (BARBADOS) CORPORATION
– and –

SIBANYE STILLWATER LIMITED
– and –

WESTERN PLATINUM PROPRIETARY LIMITED
– and –

EASTERN PLATINUM PROPRIETARY LIMITED
– and –

SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED
– and –

KROONDAL OPERATIONS PROPRIETARY LIMITED
– and –

SIBANYE PLATINUM PROPRIETARY LIMITED
– and –

SIBANYE PLATINUM BERMUDA PTY LIMITED
– and –

RUSTENBURG EASTERN OPERATIONS PROPRIETARY LIMITED

    December 18, 2024

Page
1.1    Definitions    2
1.2    Certain Rules of Interpretation    46
ARTICLE 2 PURCHASE AND SALE    47
2.1    Purchase and Sale of Refined Gold and Refined Platinum    47
2.2    Delivery Obligations    48
2.3    Invoicing    51
2.4    Gold Purchase Price    51
2.5    Platinum Purchase Price    52
2.6    Payment    52
2.7    Tailings Exclusion Period    52
2.8    No Minimum Delivery Obligation    56
2.9    Delivery Disputes    56
ARTICLE 3 DEPOSIT    56
3.1    Deposit    56
3.2    No Interest    56
3.3    Agreement for Purchase and Sale of Refined Gold and Refined Platinum    56
3.4    Unapplied Deposit    56
3.5    Use of Deposit    57
ARTICLE 4 CLOSING CONDITIONS AND DELIVERABLES    57
4.1    Closing Date Deliveries by the PSA Entities    57
4.2    Closing Date Deliveries by the Purchaser    58
4.3    Conditions Precedent in Favour of the Purchaser    58
4.4    Conditions Precedent in Favour of the PSA Entities    59
4.5    Satisfaction of Conditions Precedent    60
ARTICLE 5 TERM    61
5.1    Term    61
ARTICLE 6 REPORTING; BOOKS AND RECORDS; INSPECTIONS    61
6.1    Monthly Reporting    61
6.2    Annual Reporting    61
6.3    Ongoing Reporting    62
6.4    Financial Reporting    63
6.5    Books and Records    64
6.6    Inspections    65
6.7    Suspension of Reporting Obligations    66
6.8    Tailings Facilities Matters    66
    – i –

(continued)
Page
ARTICLE 7 COVENANTS    67
7.1    Conduct of Operations    67
7.2    Certain Corporate Standards    68
7.3    Preservation of Corporate Existence; Internal Reorganizations    68
7.4    Processing/Commingling    70
7.5    Offtake Agreements    73
7.6    Insurance    74
7.7    Confidentiality    76
7.8    Notice of Material Adverse Impact    78
7.9    Expropriation    79
7.10    Abandonment Property    82
7.11    Restrictions on PSA Entities    82
7.12    Separation Requirements    84
7.13    Limitation On Indebtedness    84
7.14    Limitation on Encumbrances    85
7.15    Distribution Restrictions    86
7.16    Interim Period    86
7.17    External Stockpiling    87
7.18    Title Maintenance and Taxes    87
7.19    Tailings Facilities    87
7.20    Delivery Review    87
7.21    Investment Grade Rating    88
7.22    Seller Trading Certificate    89
ARTICLE 8 TRANSFERS AND CHANGE OF CONTROL    90
8.1    Transfers and Changes of Control Relating to the PSA Entities    90
8.2    Transfer by Purchaser    97
8.3    No Transfers to Restricted Persons    100
ARTICLE 9 RIGHT OF FIRST REFUSAL    100
9.1    Purchaser Right of First Refusal    100
9.2    Acquired Properties    101
ARTICLE 10 REPRESENTATIONS AND WARRANTIES    102
10.1    Representations and Warranties of the PSA Entities    102
10.2    Representations and Warranties of the Purchaser    102
10.3    Survival of Representations and Warranties    102
10.4    Knowledge    102
ARTICLE 11 GUARANTEE    102
11.1    Guarantee    102
    – ii –

(continued)
Page
11.2    Scope of Guarantees    106
ARTICLE 12 PSA ENTITIES EVENTS OF DEFAULT    106
12.1    PSA Entities Events of Default    106
12.2    Purchaser Remedies for PSA Entities Event of Default    107
12.3    Seller Obligations    108
12.4    Insolvency Event    108
ARTICLE 13 PURCHASER EVENTS OF DEFAULT    108
13.1    Purchaser Events of Default    108
13.2    PSA Entities’ Remedies for Purchaser Event of Default    109
ARTICLE 14 ADDITIONAL PAYMENT TERMS    109
14.1    Payments    109
14.2    Taxes    110
14.3    Overdue Payments    111
14.4    Set-Off    112
ARTICLE 15 DISPUTES AND ARBITRATION; GENERAL    112
15.1    Disputes and Arbitration    112
15.2    Further Assurances    114
15.3    Survival    114
15.4    No Joint Venture    114
15.5    Governing Law    114
15.6    Notices    114
15.7    Press Releases    116
15.8    Amendments    117
15.9    Beneficiaries    117
15.10    Entire Agreement    117
15.11    Waivers    117
15.12    Assignment    117
15.13    Cumulative Remedies    118
15.14    Severability    118
15.15    Costs and Expenses    118
15.16    Counterparts    118

    – iii –

(continued)
Page

    – iv –

(continued)

SCHEDULES:
Schedule A	Description of Properties (with Map) [REDACTED]
Schedule B	PSA Entities Representations and Warranties [REDACTED]
Schedule C	Purchaser Representations and Warranties [REDACTED]
Schedule D	[Intentionally Deleted.]
Schedule E	Form of Assignment and Accession Agreement
Schedule F	Form of Guarantor Accession Agreement
Schedule G	[Intentionally Deleted.]
Schedule H	Material Contracts [REDACTED]
Schedule I	Sample Calculation for Displacement
Schedule J	WSMD Procedure [REDACTED]
Schedule K	Independent Experts (WSMD)
Schedule L	Summary By Shaft of PSA LOM Reserve Plan
Schedule M	Reopened Closed Shaft Sample Calculation
Schedule N	Form of Deed of Accession
Certain schedules to this exhibit marked “[REDACTED]” have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide a copy of the omitted schedules to the Securities and Exchange Commission or its staff upon request. Schedules marked “[Intentionally Deleted].” were removed from this agreement prior to its execution and therefore do not form a part of this exhibit.
    – i –

THIS PURCHASE AND SALE AGREEMENT dated as of December 18, 2024
BETWEEN:
FRANCO-NEVADA (BARBADOS) CORPORATION, a corporation incorporated under the laws of Barbados
(the “Purchaser”)
– and –
SIBANYE STILLWATER LIMITED, a corporation incorporated under the laws of South Africa
(“Sibanye”)
– and –
WESTERN PLATINUM PROPRIETARY LIMITED, a corporation incorporated under the laws of South Africa
(“WPL”)
– and –
EASTERN PLATINUM PROPRIETARY LIMITED, a corporation incorporated under the laws of South Africa
(“EPL”)
– and –
SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED, a corporation incorporated under the laws of South Africa
(“SRPM”)
– and –
KROONDAL OPERATIONS PROPRIETARY LIMITED, a corporation incorporated under the laws of South Africa
(“Kroondal”)
– and –
SIBANYE PLATINUM PROPRIETARY LIMITED, a corporation incorporated under the laws of South Africa

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(“Sibanye Platinum”)
– and –
SIBANYE PLATINUM BERMUDA PTY LIMITED, a corporation incorporated under the laws of Bermuda
(“Sibanye Bermuda”)
– and –
RUSTENBURG EASTERN OPERATIONS PROPRIETARY LIMITED, a corporation incorporated under the laws of South Africa
(“Rustenburg Eastern”)
WITNESSES THAT:
WHEREAS WPL, EPL, SRPM and Kroondal (collectively, the “Project Owners”) are the owners of, or lawful holders of rights to, the Properties referred to in Schedule A;
AND WHEREAS Sibanye Platinum, Sibanye Bermuda and Rustenburg Eastern (collectively, the “Holdcos”) directly or indirectly own the majority of the Equity Interests in the Project Owners;
AND WHEREAS all of the Project Owners and the Holdcos are direct or indirect Subsidiaries of Sibanye;
AND WHEREAS the Seller has applied for its Trading Certificate as of the Execution Date and expects to receive the Trading Certificate prior to the Closing Date;
AND WHEREAS Sibanye shall procure that, upon the issuance of the Trading Certificate to the Seller, the Seller shall enter into a deed of accession so as to become a Party to this Agreement whereupon the Seller shall agree to sell to the Purchaser, and the Purchaser shall purchase from the Seller, an amount of Refined Gold and Refined Platinum as determined in this Agreement, all subject to and in accordance with the terms and conditions of this Agreement;
NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:
Article 1
INTERPRETATION
1.1Definitions
In this Agreement, including in the recitals and schedules hereto:

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“2021 Note Indenture” has the meaning set out in paragraph (c) of the definition of “Existing Indebtedness”.
“Abandonment” has the meaning set out in Section 7.10.
“Abandonment Property” has the meaning set out in Section 7.10.
“Abandonment Surface Rights” has the meaning set out in Section 7.10.
“Acceptance Notice” has the meaning set out in Section 8.2(c)(iii).
“Acceptance Period” has the meaning set out in Section 8.2(c)(i).
“Additional Term” has the meaning set out in Section 5.1(a).
“Affected Property” has the meaning set out in Section 7.9(a)(i).
“Affected Securities” has the meaning set out in Section 7.9(a)(ii).
“Affiliate” means, in relation to any Person, any other Person who is, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first mentioned Person. For the purposes of this Agreement, including this definition and the definition of “Change of Control” and “Subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this purchase and sale agreement, all attached schedules and the Disclosure Letter delivered pursuant hereto, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof.
“Amalgamation Steps Memo” means the steps memo with respect to the Amalgamation Transaction that has been provided to the Purchaser prior to the date hereof.
“Amalgamation Transaction” has the meaning set out in Section 7.3(d).
“Anti-Corruption Laws” means all Applicable Laws concerning or relating to bribery or corruption, including the Prevention and Combating of Corrupt Activities Act 12 of 2004 (South Africa), the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), the Bribery Act 2010 (United Kingdom), and Prevention of Corruption Act, 2021-24 (Barbados).
“Anti-Corruption Policy” means the anti-bribery and anti-corruption policy(ies) of the PSA Entities and in the case of Sibanye, adopted by the board of directors of Sibanye.

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“Anti-Money Laundering Laws” means all Applicable Laws relating to terrorism, economic sanctions and trade embargoes, import/export licensing or money laundering, including the Prevention of Organised Crime Act, No. 121 of 1998 (South Africa), the Financial Intelligence Centre Act, No. 38 of 2001 (South Africa), the Protection of Constitutional Democracy Against Terrorist and Related Activities Act, No. 33 of 2004 (South Africa), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the United Nations Act (Canada), the laws, regulations and executive orders administered by the United States Treasury Department’s Office of Foreign Asset Control, the United States Department of State or the United States Department of Commerce, and any other laws or regulations imposing “know your customer” or other identification checks or procedures that apply to the PSA Entities, in any jurisdiction, in connection with the Transaction Documents.
“Applicable Gold Amount” has the meaning set out in Section 2.2(f).
“Applicable Law” means any international, federal, state, provincial, territorial, local, municipal or other law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders, regulations, judgments, rulings, decrees, injunctions, franchises, permits, licenses, authorizations, approvals or other directions or requirements of any Governmental Authority, in each case having the force of law, or any rule or policy of any stock exchange, including any judicial or administrative interpretation of any of the foregoing, applicable to a Person or any of its properties, assets, business or operations.
“Applicable Operating Plan” has the meaning set out in Section 7.4(c).
“Applicable Percentage” has the respective meanings set out in Sections 7.6(c)(i)(A), 7.6(c)(i)(B), 7.6(c)(ii)(A) and 7.6(c)(ii)(B).
“Applicable Platinum Amount” has the meaning set out in Section 2.2(e).
“Approved Purchaser” means a Person who, together with its Affiliates:
(a)has the financial wherewithal and technical expertise to operate all of the Projects and perform all of the PSA Entities’ obligations under this Agreement; and
(b)(i) (A) is incorporated or organized (with a substantial presence), has its primary stock exchange listing, management headquarters and/or presence of substantial assets in the United States, Canada, Western Europe, Japan, Australia, Chile or South Africa, or (B) is otherwise acceptable in the discretion of the Purchaser, acting reasonably, and (ii) is not a Restricted Person.

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For the purpose of this definition: (A) in order for a Person to have sufficient technical expertise, the PSA Entities must demonstrate to the Purchaser, acting reasonably, that such Person (together with its Affiliates) has the team, or will, following the Transfer or Change of Control, as applicable, have the team, with the proven ability and experience to operate mines and processing facilities of comparable size and type to the applicable Projects (on a collective basis) (such ability and experience to include the ability to provide operating oversight); such requirement will be deemed to be satisfied if the operating team in respect of the Projects following the completion of the Transfer or Change of Control, as applicable, remains the same as the operating team for the Projects prior to such Transfer or Change of Control; and (B) in order for a Person to have sufficient financial wherewithal, such Person has (or an Affiliate of such Person that controls such Person has) a rating that satisfies two or more of the following: (A) rated BB by Standard and Poor’s Financial Services LLC, (B) rated Ba2 by Moody’s Investor Services, Inc., and (C) rated BB by Fitch Ratings, Inc. / Fitch Ratings, Ltd.
“Arbitration Rules” means the International Chamber of Commerce Rules of Arbitration, in force as at January 1, 2021.
“Area of Interest” means that area that is described in paragraph (b) of the definition of “Properties”.
“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege, resolution or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, activity, transaction or event, or with respect to any of such Person’s property and assets or business and affairs (including any zoning approval, exploration, development or mining permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.
“Available Commitments” means amounts that (i) are contractually committed by a Credit-Worthy Party, (ii) are undrawn, and (iii) the availability and funding of which is subject only to customary administrative drawdown conditions (such as provision of drawdown notices, and other similar conditions), all of which are in the control of members of the Sibanye Group, and are reasonably satisfiable.
“B-BBEE” means broad-based black economic empowerment as contemplated in the BBBEE Act.
“B-BBEE Act” means the South African Broad-Based Black Economic Empowerment Act, No. 53 of 2003.
“B-BBEE Legislation” means each and all of (i) the relevant provisions of the MPRDA; (ii) the B-BBEE Act (to the extent applicable); and (iii) the Mining Charter.
“B-BBEE Requirements” means the B-BBEE requirements applicable from time to time to entities in the minerals industry in South Africa, as contained in the B-BBEE

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Legislation, empowerment conditions of the applicable Permits and conditions and requirements otherwise imposed by the South African Department of Minerals and Petroleum Resources.
“BEE Partners” means each of: (i) Newshelf 1335 (Proprietary) Limited in respect of the 26% legal and beneficial ownership of SRPM; (ii) Incwala Platinum (Proprietary) Limited as to 18%, Lonplats Employee Share Ownership Trust as to 3.8%, Lonplats Marikana Community Development Trust as to 0.9% and Bapo Ba Mogale Local Economic as to 0.9%, in each case, in respect of the legal and beneficial ownership of each of WPL and EPL; and (iii) the successors and assigns of any of the foregoing and any other Person that acquires any direct interest in a Project Owner pursuant to the B-BBEE Requirements.
“Business Day” means any day, other than a Saturday or Sunday or a day that is a statutory holiday, in any of (i) the Province of Ontario, Canada, (ii) Barbados, (iii) Johannesburg, South Africa, and (iv) the United Kingdom on which banks are generally open for the transaction of business in those jurisdictions (as applicable to the relevant performance obligation under this Agreement).
“Change of Control” of a Person (the “Subject Person”) means the consummation of any transaction, including any consolidation, arrangement, amalgamation, merger or acquisition or any issue, Transfer or acquisition of securities, or other occurrence, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction or occurrence acquires control, directly or indirectly, of the Subject Person, and for this purpose any Person or group of Persons, acting jointly or in concert, who becomes the beneficial owner, directly or indirectly, of more than 50% of the votes attached to the voting securities of the Subject Person will be deemed to have acquired control of the Subject Person.
“CIM Definition Standards” means the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (2014), as it may be amended from time to time, or any successor instrument, rule or policy.
“Closed Shaft” has the meaning set out in the definition of “Closure”.
“Closing” means the payment of the Deposit by the Purchaser to the Seller in accordance with this Agreement.
“Closing Date” means the third Business Day following the date on which the conditions precedent set forth in Section 4.3 and 4.4 have been satisfied or waived, if permissible, (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), unless another date is mutually agreed to in writing by the Purchaser and the Seller.

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“Closure” means the cessation of ordinary course mining activities serviced by an operating mine shaft, a closure of an operating mine shaft or a shutdown of any operating mine shaft, in each case that is included in the PSA LOM Reserve Plan at any Project (any shaft subject to a Closure, a “Closed Shaft”) where such cessation, closure or shut-down is not (i) temporary (being a cessation, shutdown or closure that lasts for a continuous period of no more than 90 days), (ii) contemplated (in both timing and scope) in the PSA LOM Reserve Plan, or (iii) due to an event of Force Majeure, but only for the duration of such event.
“CoC Transferee” has the meaning set out in Section 8.1(c).
“Commingling Plan” has the meaning set out in Section 7.4(b).
“Compensation” has the meaning set out in Section 7.9(c).
“Compensation Ounces” has the meaning set out in Section 7.4(d).
“Confidential Information” has the meaning set out in Section 7.7(a).
“Consolidated EBITDA” means, in respect of any Measurement Period, calculated by reference to the consolidated financial statements of the Sibanye Group, the consolidated net income of the Sibanye Group (i) including any amounts that would have been included for the purposes of calculating EBITDA in accordance with IFRS in force immediately before adoption of IFRS 16 (Leases), but which are not included for the purposes of calculating EBITDA following the adoption of IFRS 16 (Leases) solely due to a change in IFRS (as a result of IFRS 16 (Leases)), and (ii) excluding the consolidated net income of any Project Finance Subsidiaries that have incurred Non-Recourse Debt, before, without duplication and all as calculated in accordance with IFRS (but adjusted on a pro forma basis to reflect acquisitions and disposals):
(c)any provision on account of normal, deferred and royalty taxation;
(d)any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Sibanye Group in respect of Indebtedness;
(e)any other interest received or receivable by member of the Sibanye Group on any deposit or bank account;
(f)any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;
(g)any amount attributable to the amortization of intangible assets and depreciation of tangible assets;
(h)any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;
(i)any losses from (or gains on the reversal of previously recognized) write-downs or impairments of assets and/or investments;

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(j)any gains or losses recognized on the attributable share of results of associates (as such term is used under IFRS) after tax, but including any dividends received in cash by any member of the Sibanye Group from such an associate;
(k)any share-based payments;
(l)any other extraordinary or exceptional items; and
(m)any other material non-cash gain or loss that needs to be accounted for under IFRS,
(n)excluding, for purposes of clauses (a) through (k), above, any such amounts attributable to a Project Finance Subsidiary that has incurred Non-Recourse Debt.
“Consolidated Net Borrowings” means at any time, the aggregate amount of all Indebtedness for Borrowed Money (which, for the purposes of this definition, shall exclude any hedging liabilities incurred in respect of such Indebtedness for Borrowed Money if and to the extent the relevant hedging arrangements are not closed out and/or called) of the members of the Sibanye Group, but excluding (i) any Indebtedness for Borrowed Money owing to any member of the Sibanye Group, other than a Project Finance Subsidiary that has incurred Non-Recourse Debt, and (ii) any Indebtedness of the Project Finance Subsidiaries which is Non-Recourse Debt, adjusted to take into account the aggregate amount of freely available cash and cash equivalents held by any member of the Sibanye Group (other than a Project Finance Subsidiary that has incurred Non-Recourse Debt), so that no amount shall be included or excluded more than once.
“Consolidated Tangible Net Worth” means, at any time, the “Total Equity” as reported in the “Consolidated Statement of Changes in Equity” less goodwill and intangibles in the latest audited annual consolidated financial statements of Sibanye delivered to the Purchaser pursuant to Section 6.4(a).
“Covenant Reduction Date” means the date on which the aggregate amount of: (i) the Gold Price Spread that has accrued in respect of Deliveries hereunder; and (ii) the Platinum Price Spread that has accrued in respect of Deliveries hereunder, collectively, exceeds $600,000,000.
“Covered Jurisdiction” means any of the following jurisdictions (or any political subdivision thereof): South Africa, any Designated Jurisdiction and any jurisdiction in which the Seller or any other PSA Entity: (a) is incorporated or continued or resident or organized; (b) has a permanent establishment or carries on business; or (c) is subject to Tax, or any requirement to deduct, withhold, charge, levy or remit any Tax, in respect of making any Delivery, payment or transfer of property of any kind hereunder, in each case determined by application of the laws of such jurisdiction.
“Covered Taxes” means Taxes imposed, levied or charged by or in any Covered Jurisdiction, resulting by reason of any intercompany arrangements among the PSA Entities or by reason of the Purchaser: (a) purchasing Refined Gold or Refined Platinum

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under this Agreement; (b) receiving Deliveries of Refined Gold or Refined Platinum under this Agreement; (c) making or receiving payments under this Agreement (including the Deposit); (d) enforcing rights under this Agreement; or (e) entering into this Agreement, but excluding any of the following:
(A)Taxes imposed on or measured by the Purchaser’s net income, net profits, capital gains, capital or branch profits, arising in a jurisdiction (or any political subdivision thereof) by virtue of the Purchaser:
(i)being incorporated or continued or resident or organized in such jurisdiction, in each case determined by application of the laws of such jurisdiction; or
(ii)having a permanent establishment or carrying on business in such jurisdiction, in each case determined by application of the laws of such jurisdiction, or otherwise having any present or former connection with such jurisdiction, except in each case referred to in this clause (ii) for the establishment of any permanent establishment, the carrying on of business, or having any connection solely by reason of the matters set out in (a) to (e) above;
(B)any incremental Taxes arising due to: (i) a Transfer of the Purchaser’s rights and obligations under this Agreement or a Change of Control of the Purchaser such that the successor to the Purchaser is not resident in Barbados; (ii) a change in the jurisdiction where the Purchaser is incorporated; or (iii) a change in the jurisdiction where the Purchaser is resident, as determined by application of the laws of such jurisdiction, other than solely by reason of the matters set out in (a) to (e) above;
(C)any incremental Taxes imposed by reason of the Purchaser receiving Deliveries to a metals account in a jurisdiction other than a Designated Jurisdiction; or
(D)any Taxes for which the Purchaser is liable in accordance with Sections 2.2(d) and 2.2(i).
“Credit-Worthy Party” means a Person that is not a Restricted Person and that has, or whose obligations in respect of the Available Commitments are guaranteed or otherwise underwritten by a Person that has, a net asset value or net assets under management of not less than $500,000,000 (or its foreign currency equivalent).
“Data Room” means the Incelink data site maintained by the PSA Entities, as at 5:00pm (Johannesburg time) on the date that is two days prior to the Execution Date.
“Date of Delivery” has the meaning set out in Section 2.2(g).
“Delivery” means the sale and delivery by the Seller of Refined Gold or Refined Platinum to the applicable metals account of the Purchaser in accordance with this Agreement, and “Deliver” and “Delivered” have corresponding meanings.

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“Delivery Discrepancy” has the meaning set out in Section 7.20(a).
“Delivery Dispute” has the meaning set out in Section 2.9.
“Delivery Review” has the meaning set out in Section 7.20(a).
“Deposit” means $500,000,000.
“Deposit Depletion Date” means the date on which the Uncredited Balance is reduced to nil in accordance with this Agreement.
“Designated Jurisdiction” means the United Kingdom, Singapore and Switzerland.
“Disclosing Party” has the meaning set out in Section 7.7(a).
“Disclosure Letter” means the disclosure letter dated as of the Execution Date executed by the PSA Entities and delivered to and accepted by the Purchaser concurrently with execution of this Agreement.
“Displacement” has the meaning set out in Section 7.4(c).
“Displacement Gold Amount” has the meaning set out in Section 7.4(d).
“Distribution” means, with respect to any PSA Entity:
(a)the retirement, redemption, retraction, purchase or other acquisition by such Person of any Equity Interests of such Person;
(b)the payment by such Person of any dividend, return of capital or other distribution (in cash, securities, other property or otherwise) of, on or in respect of, any Equity Interests of such Person (other than any Equity Interests of such Person owned by BEE Partners) or any other payment or distribution of any kind to its direct or indirect securityholders (other than any such payment and/or distribution to BEE Partners to the extent required under Applicable Law, the constating documents of the Project Owners as amended from time to time on an arm’s length basis, or any shareholder agreements entered into with BEE Partner shareholders of each Project Owner, as amended from time to time on an arm’s length basis);
(c)any other payment or distribution (in cash, securities, other property, or otherwise) by such Person of, on or in respect of, its Equity Interests (other than Equity Interests of such Person owned by BEE Partners to the extent required under Applicable Law, the constating documents of the Project Owners as amended from time to time on an arm’s length basis, or any shareholder agreements entered into with BEE Partner shareholders of each Project Owner, as amended from time to time on an arm’s length basis);
(d)any payment, redemption, repurchase or acquisition by such Person of, or on account of, Subordinated Intercompany Indebtedness or any other

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Indebtedness subordinate to the Obligations, including any payment on account of principal, interest, bonus, premium, make-whole or otherwise; and
(e)any management, consulting, or other services or similar fee or any bonus payment or comparable payment, or by way of gift or gratuity, to any Affiliate of such Person or to any director or officer of any of the foregoing, excluding, for greater certainty, employment, advisor, consultant, or board compensation in the ordinary course of business (provided that for purposes of this definition of “Distribution”, each BEE Partner shall be deemed not to be an Affiliate of such Person).
“Effective Date” means September 1, 2024.
“Encumbrances” means:
(f)any mortgage, bond, notarial bond, pledge, lien, assignment or cession conferring security, hypothecation, security interests, preferential rights, trust arrangements or other encumbrances of the like securing any obligation of any Person;
(g)any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any Person; or
(h)any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest,
(i)and “Encumber” and “Encumbered” shall have corresponding meanings. For certainty, in no event shall a lease entered into in the ordinary course of business which would have been characterized as an operating lease in accordance with IFRS in force immediately before adoption of IFRS 16 (Leases) be an Encumbrance.
“Environmental Governmental Requirements” mean Applicable Laws relating to pollution or protection of the environment or any natural resource, or occupational or public health or safety, including Applicable Laws relating to tailings and waste rock management and emissions, discharges, or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (including any Hazardous Substance) into the environment (including ambient air, atmosphere, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including any Hazardous Substance), which are applicable to the Projects, the other assets owned, controlled or managed by the Project Owners or to the activities at any time of the Project Owners.
“Equity Interests” means: (i) common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a body corporate; (ii) membership or

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other equity interests in a limited liability company; (iii) member or shareholder interests in an unlimited company or unlimited liability company; (iv) limited liability or general partnership interests in a limited liability or general partnership; (v) trust units or other beneficial interests in a business, charitable or other trust; and (vi) any other interest that confers the right to receive a share of the profits and/or losses of, or the distribution of assets of, any Person.
“Exchange Control Regulations” means the South African Exchange Control Regulations, 1961, as amended, and including any applicable directive and rulings of the Exchange Control and National Treasury of South Africa.
“Execution Date” means December 18, 2024, being the date on which the Parties have executed and delivered this Agreement.
“Existing Indebtedness” means all Indebtedness of the PSA Entities existing, committed to or available (whether or not incurred or drawn) as of the Execution Date pursuant to any of:
(a)the credit agreement, dated April 6, 2023, as amended by an amendment and restatement agreement dated July 26, 2024, between, among others, Sibanye, SGPL, SMC, Project Owners, and Sibanye Refinery, as borrowers, the financial institutions party thereto, as lenders, and ABSA Bank limited, as agent, establishing a $1,000,000,000 unsecured revolving loan and standby letter of credit facility (the “USD Revolving Credit Facility”);
(b)the credit agreement, dated August 16, 2024, between, among others, Sibanye, SGPL, and Project Owners, as borrowers and guarantors, and Keliber and Keliber Technology OY, as guarantors, the financial institutions party thereto, as lenders, and Nedbank Limited, as agent, establishing a ZAR6,000,000,000 unsecured revolving credit facility (the “Rand Revolving Credit Facility”);
(c)the indenture, dated November 16, 2021, between, among others, SMC, as the issuer, Sibanye, SRPM, Kroondal, WPL, and SMC, as guarantors, and The Bank of New York Mellon, London Branch, as trustee, constituting $675,000,000 of 4.000% senior notes due 2026 and $525,000,000 of 4.500% senior notes due 2029 (the “2021 Note Indenture”);
(d)the indenture, dated November 28, 2023, between, among others, SMC, as the issuer, Sibanye and Project Owners, as guarantors, and BNY Mellon Corporate Trustee Services Limited, as trustee, constituting $500,000,000 of 4.250% guaranteed senior unsecured convertible notes due 2028;
(e)the guarantee facility agreement dated December 18, 2019, as amended by that certain second addendum to the guarantee facility agreement dated July 31, 2024 between SGPL, as borrower, Sibanye, Project Owners and SMC, as guarantors, and Nedbank Limited, as lender, establishing a guarantee facility in favour of SGPL in the initial aggregate amount of ZAR1,372,000,000;

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(f)the facility agreement dated August 20, 2024 among European Investment Bank, as bank, Keliber Technology OY, as borrower, Sibanye, as parent, Sibanye, Keliber, SGPL, SMC, the Project Owners, and Sibanye Refinery, as original guarantors, establishing a credit facility in favour of Keliber Technology Oy in the principal amount of EUR150,000,000;
(g)the facility agreement dated August 20, 2024 among Keliber Technology OY, as borrower, Sibanye, as parent, Sibanye, Keliber OY, SGPL, SMC, the Project Owners, and Sibanye Refinery, as original guarantors, Bank of America Europe Designated Activity Company and Natixis, as co-ordinators, Natixis, as covered facility agent, and Bank of America Europe Designated Activity Company, as green loan coordinator, establishing a credit facility in favour of Keliber Technology OY in the principal amount of EUR250,000,000;
(h)the facility agreement dated August 20, 2024 among Keliber Technology OY, as borrower, Sibanye, as parent, Sibanye, Keliber OY, SGPL, SMC, the Project Owners, and Sibanye Refinery, as original guarantors, Bank of America Europe Designated Activity Company and Natixis, as co-ordinators, Natixis, as uncovered facility agent, and Bank of America Europe Designated Activity Company, as green loan coordinator, establishing a credit facility in favour of Keliber Technology OY in the principal amount of EUR100,000,000; and
(i)the guarantee issuance facility agreement, dated July 26, 2024, between Sibanye, as applicant, and SMBC Bank International PLC, as bank, establishing a committed guarantee facility in favour of Sibanye in the amount of EUR129,500,000.
“Existing Surface Tailings” means any tailings, waste rock, dumps or stockpiles that as of the Effective Date were located on the Existing Surface Tailings Area, provided that any Historical AOI Tailings shall not be, nor shall be deemed to be, Existing Surface Tailings.
“Existing Surface Tailings Area” means the areas depicted as the ‘Surface Tailings Areas’ in the map attached hereto in Part 2 of Schedule A and described therein as the ‘Rustenburg Surface Tailings Areas’, the ‘Kroondal Surface Tailings Areas’ and the ‘Marikana Surface Tailings Areas’.
“Expropriation Event” means an expropriatory act or series of expropriatory acts, comprising confiscation, nationalization, eminent domain, requisition, deprivation, condemnation, sequestration and/or similar acts, by-law, order, executive or administrative action or otherwise of any Governmental Authority or any corporation or other entity controlled by any Governmental Authority or any other act or series of acts having a similar effect as the foregoing (collectively, an “Expropriatory Act”) the result of which is that:
(j)all or substantially all of the rights, privileges and benefits pertaining to or associated with all or any part of a Project (including the Minerals associated therewith) cease being for the benefit or entitlement of the Project Owners or any PSA Entity, whether as a result of ceasing to own such part of such Project or otherwise; or

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(k)Sibanye or the Holdcos, together with any Minority Transferee, ceases to own or control a majority of the issued voting securities of a Project Owner (regardless of whether the expropriatory act or series of expropriatory acts affects one or more of them), and the rights, privileges and benefits pertaining to, or associated with, a Project Owner’s ownership and control of a Project ceases being for the benefit or entitlement of Sibanye or the Holdcos, any other PSA Entity controlled by Sibanye or any such Minority Transferee; or
(l)Sibanye, together with any Minority Transferee, ceases to own or control, directly or indirectly, a majority of the issued voting securities of any of the Holdcos (regardless of whether the expropriatory act or series of expropriatory acts affects one or more of them), and the rights, privileges and benefits pertaining to, or associated with, the Project Owners’ ownership and control of a Project ceases being for the benefit or entitlement of, directly or indirectly, Sibanye or any other PSA Entity controlled by Sibanye or any such Minority Transferee.
“Expropriatory Act” has the meaning set out in the definition of Expropriation Event.
“External Stockpiling Facilities” has the meaning set out in Section 7.16.
“Facilities” means the mining, processing, development, production, maintenance, administration, water, electrical and conveyor facilities and installations, tailings and waste rock storage facilities, railway infrastructure and rolling stock, storage facilities, stockpiling facilities, shipping infrastructure, utilities, and related infrastructure installations, other improvements and other real and personal property, including equipment, re-commissioned, constructed, operated or otherwise used by or on behalf of the Project Owners to extract, process, market, transport and sell Minerals derived from the Properties or to operate or administer the Projects, whether or not located within the physical boundaries of the Properties.
“Financial Half Year” means the period commencing on the day after the end of a Financial Year and ending on the next Financial Half Year Date.
“Financial Half Year Date” means June 30 of each calendar year, or the applicable mid-year date if the annual accounting period of the PSA Entities is amended.
“Financial Quarter” means the period of three months ending on March 31, June 30, September 30, and December 31 of each calendar year, or the applicable quarter-end dates if the annual accounting period of the PSA Entities is amended.
“Financial Year” means the annual accounting period of the PSA Entities ending on December 31 in each year, or the applicable year-end date if the annual accounting period of the PSA Entities is amended.
“Fixed Gold Price” means, per ounce, $15, subject to increase by one percent per annum starting on the first anniversary of the Execution Date and annually thereafter (on a compounded basis).

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“Fixed Platinum Price” means, per ounce, $15, subject to increase by one percent per annum starting on the first anniversary of the Execution Date and annually thereafter (on a compounded basis).
“Force Majeure” means an event, circumstance or cause that: (i) is beyond the reasonable control of the PSA Entities; (ii) could not have been avoided by steps which would reasonably have been expected to have been taken by the PSA Entities and where such event of Force Majeure has occurred, the PSA Entities are and have been using commercially reasonable efforts to remediate such Force Majeure event; (iii) substantially impedes or prevents the ability to access and conduct mining activities at or from an operating shaft and (iv) is caused by any of the following events, circumstances or causes substantially similar to them:
(m)acts of God, lightning strikes, earthquakes, cyclones, floods, landslides, sink holes, storms, explosions, fires, and any natural disaster;
(n)acts of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo or terrorism;
(o)any pandemic, epidemic, outbreak of infectious diseases or any other serious public health concerns (including Ebola, avian flu, H1N1, SARS and the coronavirus (COVID-19)) whether on a regional or global scale, together with any resulting restrictions on travel, imposition of quarantines and prolonged closures of workplaces;
(p)strikes, boycotts, lock-outs, labour disruptions or any other industrial disturbances of any kind whatsoever, in each case, of general application it being understood that no PSA Entity shall be required to take any measures to avoid such disturbances;
(q)delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; provided that where any such delay or failure concurrently impacts any of the PSA Entities’ operations inside the Projects and any of the PSA Entities’ operations outside the Projects, the PSA Entities have, to the extent of their control and taking into account the extent to which the manner and degree that such respective operations have been impacted, managed the impact of such delay or failure as it applies to such different operations in an equitable manner;
(r)breakdown of equipment, machinery, or facilities, including breakdown of any Offtaker smelter or refinery, that materially and adversely affects operations conducted at or in respect of any Project, including the processing of Minerals; or
(s)any lawful order or decree of any Governmental Authority or court having competent jurisdiction, provided, however, that a Force Majeure shall not include any circumstances of economic hardship or lack of funds, and such economic hardship or lack of funds shall in no event constitute a cause beyond the reasonable control of the Sibanye Group.

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“Franco-Nevada Agreement” means the gold purchase agreement, dated November 5, 2009, among Ezulwini Mining Company and Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp., and Franco-Nevada Barbados Corporation.
“Gold Cash Price” means, subject to Section 8.1(d):
(a)for any Delivery of Refined Gold prior to the Covenant Reduction Date:
(i)if, at the time of the Delivery of Refined Gold, the Incurrence Test ratio most recently determined as of (A) any incurrence of Indebtedness pursuant to Section 7.13 or (B) if there has been no incurrence of Indebtedness pursuant to Section 7.13 since the end of the last completed calendar quarter, the end of the last completed calendar quarter is, in either case, less than 3.50:1.00, an amount per ounce equal to (I) 5% of the Gold Market Price until the date on which 237,000 ounces of Refined Gold have been Delivered pursuant to this Agreement; and (II) 10% of the Gold Market Price thereafter; or
(ii)if, at the time of the Delivery of Refined Gold, the Incurrence Test ratio most recently determined as of (A) any incurrence of Indebtedness pursuant to Section 7.13 or (B) if there has been no incurrence of Indebtedness pursuant to Section 7.13 since the end of the last completed calendar quarter, the end of the last completed calendar quarter is, in either case, 3.50:1.00 or higher, an amount per ounce equal to the Fixed Gold Price; and
(b)for any Delivery of Refined Gold on or after the Covenant Reduction Date, an amount per ounce equal to (i) 5% of the Gold Market Price until the date on which 237,000 ounces of Refined Gold have been Delivered pursuant to this Agreement; and (ii) 10% of the Gold Market Price thereafter.
“Gold Entitlement Percentage” means (i) from the Effective Date until the date on which an aggregate of 87,500 ounces of Refined Gold have been Delivered pursuant to this Agreement, 1.1% of Reference Metal; (ii) from the date on which an aggregate of 87,500 ounces of Refined Gold have been Delivered pursuant to this Agreement until the date on which a total of 237,000 ounces of Refined Gold have been Delivered pursuant to this Agreement, 0.75% of Reference Metal; and (iii) thereafter, 80% of the Reference Gold.
“Gold Market Price” means the daily afternoon (PM) per ounce LBMA Gold Price in U.S. dollars quoted by the LBMA (currently administered by ICE Benchmark Administration) for Refined Gold on the date on which a Delivery occurs; provided that if a daily afternoon (PM) per ounce LBMA Gold Price is not quoted for a given day, but the daily morning (AM) per ounce LBMA Gold Price for such day is quoted, such daily morning (AM) per ounce LBMA Gold Price shall be used. If the date on which a Delivery occurs is not a trading day for the LBMA, the Gold Market Price shall be

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determined with reference to the immediately preceding LBMA trading day. If for any reason the LBMA is no longer in operation or the price of Refined Gold is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Gold Market Price shall be determined by reference to the price of Refined Gold determined in the manner endorsed by the LBMA and World Gold Council, failing which the Gold Market Price will be determined by reference to the price of Refined Gold on a commodity exchange mutually acceptable to the Seller and the Purchaser, acting reasonably.
“Gold Price Spread” means, with respect to each ounce of Refined Gold Delivered hereunder, the difference between the Gold Market Price and the Gold Cash Price, and in respect of Deliveries hereunder, the Gold Price Spread will accrue for the purposes of calculating the Covenant Reduction Date.
“Gold Purchase Price” has the meaning set out in Section 2.4.
“Gold Stream Date” means the date on which the Gold Entitlement Percentage is equal to 80% of Reference Gold for the first time.
“Governmental Authority” means any international, federal, state, provincial, territorial, municipal, local or other government, agency, department, minister or ministry, authority, board, court, tribunal, commission or official, including any such entity with power to tax, or exercise regulatory or administrative functions, or any court, arbitrator (public or private), stock exchange or securities commission.
“Guarantee” has the meaning set out in Section 11.1(a).
“Guarantor” has the meaning set out in Section 11.1(a).
“Hazardous Substance” means any substance or a composition that contains one or more substances: (a) whose characteristics pollute or damage the environment or any natural resource; (b) which is dangerous or poses a risk to the life or health of any human, including those substances with proven acute or chronic toxicity and other damaging effects; or (c) which is defined or otherwise regulated under any Environmental Governmental Requirement.
“Historical AOI Tailings” means any tailings, stockpiles, waste rock and other waste products located on the Area of Interest at the time such Area of Interest becomes part of the Properties in accordance with this Agreement, but excludes any tailings, stockpiles, waste rock and other waste products from the Properties that are deposited on the Area of Interest after the Effective Date.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board or any successor thereto, as in effect from time to time and applied on a consistent basis.

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“Incurrence Test” means as of any date of determination, the ratio of (i) Consolidated Net Borrowings as of such date to (ii) Consolidated EBITDA in respect of the most recent Measurement Period for which financial statements of the Sibanye Group on a consolidated basis have been delivered to the Purchaser pursuant to this Agreement.
“Indebtedness” means (without double counting) any indebtedness for or in respect of:
(a)moneys borrowed or credit granted (including pursuant to a Permitted Inventory Transaction);
(b)any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease, but excluding any liability in respect of a lease or hire purchase agreement which would, in accordance with IFRS in force immediately before adoption of IFRS 16 (Leases) have been treated as an operating lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
(f)any amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either: (i) used primarily as a method of raising credit; or (ii) not made in the ordinary course of day to day business;
(g)any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;
(h)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(i)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account;
(j)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(k)the amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the date this Agreement is terminated; and
(l)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

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“Indebtedness for Borrowed Money” means Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Indebtedness,” or in respect of any guarantee or indemnity of such Indebtedness if and to the extent only if the items in paragraphs (i) and (j) are not closed-out and/or called and consequently constitute Indebtedness.
“Independent Expert Adjudicator” means, as the case may be, the Independent Expert (Mining), the Independent Expert (Technical), the Independent Expert (Valuations) or the Independent Expert (WSMD).
“Independent Expert (Mining)” has the meaning set out in Section 2.7(b).
“Independent Expert (Technical)” means an independent engineering and consulting firm of internationally recognized standing in the area of mineral processing or the preparation of feasibility studies, as applicable, appointed by the Seller and the Purchaser by mutual agreement in writing or, to the extent that the Seller and the Purchaser cannot agree on any such Person within 15 Business Days after the date on which the requirement that an Independent Expert (Technical) make such a determination arises, then such independent engineering and consulting firm shall be appointed by the International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce; provided that, unless the Purchaser and the Seller agree otherwise, an Independent Expert (Technical) shall be a firm that: (a) is independent of both of the Seller and the Purchaser and their respective Affiliates; and (b) has not acted for either of the Seller or the Purchaser or their respective Affiliates in any material capacity for at least one year before the date of appointment of such Independent Expert (Technical).
“Independent Expert (Valuations)” means an independent consulting firm of internationally recognized standing in the area of mining and mineral valuations in respect of metal streaming or royalty transactions appointed by the Seller and the Purchaser by mutual agreement in writing or, to the extent that the Seller and the Purchaser cannot agree on any such Person within 15 Business Days after the date on which the requirement that an Independent Expert (Valuations) make such a determination arises, then such independent engineering and consulting firm shall be appointed by the International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce; provided that, unless the Purchaser and the Seller agree otherwise, an Independent Expert (Valuations) shall be a firm that: (a) is independent of both of the Seller and the Purchaser and their respective Affiliates; and (b) has not acted for either of the Seller or the Purchaser or their respective Affiliates in any material capacity for at least 18 months before the date of appointment of such Independent Expert (Valuations).
“Independent Expert (WSMD)” means independent third-party experts appointed by the Seller and the Purchaser by mutual agreement in writing that are experienced in surveying and assaying in respect of gold and platinum, with an initial list of mutually agreeable third-party experts set forth in Schedule K attached hereto.

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“Initial Reduction Ounces” has the meaning set out in Section 2.7(h)(i).
“Initial Term” has the meaning set out in Section 5.1(a).
“Insolvency Event” means in relation to a Person:
(m)the Person is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(n)the Person becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, provided that the circumstances set out in Section 7 of the Disclosure Letter shall be deemed not to be an Insolvency Event for the purposes of this clause (b) (provided the applicable PSA Entities continue to be able to pay their debts as they become due and are not otherwise insolvent);
(o)the Person institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office or by business rescue practitioner, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar Applicable Law in any applicable jurisdiction affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(p)the Person has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar Applicable Law in any applicable jurisdiction affecting creditors’ rights, or business rescue proceedings, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a Person not described in paragraph (c) above, and
(A)results in a judgment of insolvency or bankruptcy, business rescue or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(B)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(q)there is a resolution passed by the Person, or the Person proposes such a resolution, for its winding-up, business rescue, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(r)the Person seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, business rescue practitioner, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by Applicable Law in any applicable jurisdiction not to be publicly

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disclosed, any such appointment which is to be made, or is made, by a Person described in paragraph (c) above);
(s)the Person has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(t)the Person causes or is subject to any event with respect to it which, under the Applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) above;
(u)the Person takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or
(v)the Person is in default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for Borrowed Money by the Person (or the payment of which is guaranteed by the Person), whether such Indebtedness or guarantee exists on or is created after the Execution Date, which default:
(i)is caused by a failure to pay principal of such Indebtedness at final maturity thereof after giving effect to any applicable grace periods provided in such Indebtedness and such failure to make any payment has not been waived or the maturity of such Indebtedness has not been extended; or
(ii)results in the acceleration of such Indebtedness prior to its maturity;
(w)and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more (or its foreign currency equivalent).
“Internal Reorganization” has the meaning set out in Section 7.3(c).
“Investment Grade Rating” when used in reference to a Person, means a rating for such Person’s senior unsecured debt equal to or higher than (i) BBB- (or the equivalent) by Standard & Poor’s Rating Services, (ii) BBB- (or the equivalent) by Fitch Ratings, Inc., (iii) Baa3 (or the equivalent) by Moody’s Investors Services Inc., or (iv) if any of Standard & Poor’s Ratings Services, Fitch Ratings, Inc. or Moody’s Investors Services Inc. does not rate the senior unsecured debt of such Person, any equivalent rating by another Rating Agency, in each case, with a stable or better outlook.
“ITRB” means the Independent Tailings Review Board.

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“JORC Code” means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, as it may be amended from time to time, or any successor instrument, rule or policy.
“Keliber” means Keliber OY.
“Kroondal Complex” means the mining project commonly referred to as the “Kroondal Complex” that is located on the Properties listed in Part 1.A of Schedule A, including such Properties, and all associated assets and Facilities operated on or near such Properties.
“Kroondal Steps Memo” means the steps memo with respect to the Kroondal Transaction that has been provided to the Purchaser prior to the date hereof.
“Kroondal Transaction” has the meaning set out in Section 7.3(d).
“LBMA” means the London Bullion Market Association.
“LBMA Good Delivery Rules” means the Good Delivery Rules for Gold and Silver Bars – Specifications for Good Delivery Bars and Application Procedures for Listing of the LBMA, as amended from time to time.
“Lot” means the applicable quantity of Minerals contained in any lot of doré, concentrate or other metal-bearing material that is delivered or shipped or to be delivered or shipped to an Offtaker.
“LPPM” means the London Platinum and Palladium Market Association.
“LPPM Good Delivery Rules” means the Good Delivery Rules for Platinum and Palladium Plates and Ingots – Specifications for Good Delivery Plates and Ingots and Application Procedures for Listing of the LPPM, as amended from time to time.
“Marikana Complex” means the mining project commonly referred to as the “Marikana Complex” that is located on the Properties listed in Part 1.B of Schedule A, including such Properties, and all associated assets and Facilities operated on or near such Properties.
“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects:
(a)materially limits, restricts or impairs or is reasonably likely to materially limit, restrict or impair the ability of: (i) one or more of the PSA Entities to perform its obligations, taken as a whole, under any of the Transaction Documents; (ii) one or more of the PSA Entities to operate a Project substantially in accordance with the Operating Plan in effect immediately prior to the occurrence of the Material Adverse Effect; or (iii) the Purchaser to exercise its rights or remedies under or pursuant to any of the Transaction Documents; or

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(b)causes any significant decrease to expected Metal production from a Project based on the Operating Plan in effect immediately prior to the occurrence of the Material Adverse Effect.
“Material Contracts” means the contracts set forth in Schedule H (and any replacements thereof) and any written agreement relating to the Projects at any time entered into by any PSA Entity which, if not complied with or if terminated other than at scheduled maturity, would reasonably be expected to materially impair the ability of the PSA Entities to operate a Project (including the sale of Minerals on an ongoing basis) on the scale and in the manner then contemplated. For the avoidance of doubt, the contracts governing the Material Indebtedness are not, and shall not be deemed to be, Material Contracts.
“Material Indebtedness” means (i) all Existing Indebtedness and (ii) all other Indebtedness of (or guaranteed by) the PSA Entities from time to time in a committed or outstanding principal amount of at least US$50,000,000 (or its equivalent in any other currency or currencies).
“Measurement Date” means the last day of each of the Financial Years of Sibanye, the last day of each of the Financial Half Years of Sibanye and the last day of each Financial Quarter.
“Measurement Period” means each period of 12 months ending on each Measurement Date.
“Metals” means gold, platinum, palladium and rhodium.
“Mineral Interest” has the meaning set out in Section 9.1(a).
“Minerals” means any and all marketable and metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Properties, including any such material contained in tailings and waste rock storage facilities, reprocessed materials, waste rock, dumps or stockpiles derived from the Properties and including ore and other products resulting from the milling, processing or other beneficiation of Minerals, including concentrates, and including Existing Surface Tailings, except during a Tailings Exclusion Period; provided that any and all ore and metal bearing material or product in whatever form or state that comprises, or is mined, produced, extracted or otherwise recovered or derived from processing or reprocessing of any Historical AOI Tailings shall not be, nor shall be deemed to be, Minerals.
“Minimum Technical Standards” means the SAMREC Code, the JORC Code or the CIM Definition Standards, in each case as in effect from time to time, or any other classification system for mineral reserves and mineral resources agreed to by Seller and Purchaser, or any successor instrument, rule or policy to any of the foregoing, provided if one of the foregoing codes or statutes is amended, then such code or statute, as applicable, continues to be internationally viewed to be at least as stringent as the other Minimum Technical Standards.

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“Mining Charter” means the remaining operating provisions of the applicable broad-based socio-economic empowerment charter for the South African Mining Industry, developed in terms of section 100 of the MPRDA.
“Minority Interest” has the meaning set out in Section 8.1(e).
“Minority Transaction” has the meaning set out in Section 8.1(e).
“Minority Transferee” has the meaning set out in Section 8.1(e).
“Minority Transferor” has the meaning set out in Section 8.1(e).
“Monthly Operating Report” means a written report in relation to any calendar month detailing:
(c)the tonnages and grades of ore mined (gold, platinum, palladium and rhodium), tonnages of waste mined, and tonnages and grades of ore (gold, platinum, palladium and rhodium) stockpiled, from the Properties (categorized by each Project) during such calendar month;
(d)the tonnages and grades of ore and waste processed (gold, platinum, palladium and rhodium) from the Properties during such calendar month (categorized by each processing facility for each Project);
(e)with respect to any processing facilities for each Project, the types of Saleable Products produced (including concentrates and doré bars), tonnages, and grades during such calendar month and the resulting recoveries, including the metallurgical plant balances;
(f)the number of ounces of gold, platinum, palladium and rhodium contained in concentrate produced in such calendar month;
(g)the weight and gold, platinum, palladium and rhodium grade of Saleable Products contained in any Offtaker Delivery during such calendar month;
(h)the number of ounces of gold, platinum, palladium and rhodium contained in each Offtaker Delivery in respect of which an Offtake Payment was received during such calendar month, prior to any Offtaker charges or payable rates;
(i)the ounces of Payable Gold and Payable Platinum for such calendar month from the Properties, by Offtaker Delivery;
(j)a reconciliation between paragraphs (f) and (g) of this definition, including details regarding provisional percentages;
(k)details of stockpiles of Saleable Products (tonnage, moisture content, grade and month of production) not yet subject to an Offtaker Delivery as of the end of such calendar month;
(l)in the event that a Tailings Inclusion Period is ongoing, details of the total amount of gold, platinum, palladium and rhodium produced from the

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processing of Existing Surface Tailings in such calendar month and the aggregate number of ounces of Payable Gold and Payable Platinum contained in the Existing Surface Tailings processed in such calendar month and the total number of ounces of Refined Gold and Refined Platinum that was Delivered to the Purchaser in respect thereof, including a detailed calculation of the current amount of outstanding Reduction Ounces following such Deliveries, if any, and any changes to such Reduction Ounces since the previous calculation thereof, if any;
(m)inventory for Minerals which have been delivered to an Offtaker, but for which an Offtake Payment has not yet been received (or if received, no Refined Gold or Refined Platinum in respect thereof have yet been delivered to Purchaser);
(n)a statement listing all invoices relating to Offtake Payments for Offtaker Deliveries to non-Related Party Offtakers, indicating whether provisional or final, and including (i) invoice number; (ii) lot designation; (iii) weights; (iv) gold, platinum, palladium and rhodium grades of any Saleable Products; (v) payable rates for gold and platinum; and (vi) Payable Gold and Payable Platinum for such calendar month;
(o)the number of ounces of Refined Gold and Refined Platinum forecasted to be Delivered in the following calendar month;
(p)the most recent updates to any of the (i) the annual production forecast for gold, platinum, palladium and rhodium from the Properties provided to Purchaser pursuant to Section 6.2(b)(i), (ii) the forecast amounts of Payable Gold and Payable Platinum provided to Purchaser pursuant to Section 6.2(b)(ii), or (iii) the list of related assumptions provided to Purchaser pursuant to Section 6.2(b)(iii), in each case to the extent that either such forecast or such list of assumptions has been updated by the PSA Entities from the forecast or list of assumptions most recently provided to Purchaser;
(q)the monthly QA/QC report for the ISO accredited methods used at the Approved Lab (per Schedule J); and
(r)such other information in respect of gold, platinum, palladium and rhodium as may be reasonably requested by the Purchaser, to be prepared by or on behalf of the Project Owners for each month during the Term.
“MPRDA” means the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (South Africa).
“Net Proceeds” means, with respect to the receipt of proceeds under Sections 7.6(c)(iii) and 7.9(c), the aggregate amount received by a PSA Entity or any Sibanye Affiliate, less the fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Purchaser upon request) incurred or paid to a third party by a PSA Entity or any Sibanye Affiliate in connection with the claim giving rise to such proceeds, without deduction for any insurance premiums or similar payments (other than deductibles).

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“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, as it may be amended from time to time, or any successor instrument, rule or policy.
“Non-Recourse Debt” means Indebtedness of a Project Finance Subsidiary:
(a)as to which no PSA Entity (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than Indebtedness secured by Encumbrances permitted by clause (t) of the definition of Permitted Encumbrances, or (ii) is directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Encumbrances permitted by clause (t) of the definition of Permitted Encumbrances;
(b)no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any PSA Entity, other than Indebtedness secured by Encumbrances permitted by clause (t) of the definition of Permitted Encumbrances, to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(c)the explicit terms of which provide there is no recourse against any of the assets of any PSA Entity, other than in respect of Encumbrances permitted by clause (t) of the definition of Permitted Encumbrances.
“Obligations” means all present and future liabilities and other obligations of the PSA Entities to the Purchaser arising hereunder and under any other Transaction Document, direct or indirect, matured or not.
“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.
“Offer” has the meaning set out in Section 8.2(c).
“Offer Request” has the meaning set out in Section 8.2(c)(i).
“Offer Request Period” has the meaning set out in Section 8.2(c)(i).
“Offered Interest” has the meaning set out in Section 8.2(c).
“Offtake Agreement” means any agreement entered into by a PSA Entity with any Offtaker (including spot sales) (i) for the sale of Minerals to such Person, or (ii) for the smelting, refining or other beneficiation of Minerals by such Person for the benefit of a PSA Entity, in each case as may be amended, restated, amended and restated, supplemented, modified or superseded from time to time.
“Offtake Date” means (i) the date that is the earlier of: (y) the delivery of the relevant Lot to an Offtaker in accordance with the relevant Offtake Agreement, and (z) the date of loading of the relevant Lot onto a vessel or other mode of transportation at the point of

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loading, for shipment to an Offtaker, and (ii) in any case where clause (i) does not apply, the date on which title to the relevant Lot passes from the applicable PSA Entity to an Offtaker.
“Offtake Payment” means the receipt by a PSA Entity of payment (in cash or in kind), whether provisional or final, or other consideration from an Offtaker in respect of any Offtaker Delivery or, if no such consideration is applicable, the delivery or Transfer of the relevant Lot (or title to the Lot or the entitlement to or benefit of Minerals in a Lot) to a Related Party Offtaker in an Offtaker Delivery.
“Offtaker” means any Person that is a counterparty to an Offtake Agreement, including any Related Party Offtaker.
“Offtaker Delivery” means the delivery of a Lot to an Offtaker or the transfer of the entitlement to or benefit of a Lot to an Offtaker. For greater certainty, any deliveries of Minerals to Persons subsequent to the first Offtaker acquiring such Minerals, shall not be, nor shall be deemed to be, an Offtaker Delivery.
“Offtaker Sales Documents” means provisional and final settlement sheets, invoices, and other similar documentation prepared or produced by the relevant Offtaker in respect of an Offtaker Delivery from time to time.
“Operating Plan” means, in respect of each Project, the life of mine operating plan adopted by the applicable Project Owners and based upon which the Project Owners annual budgeting is undertaken, including the primary financial assumptions, as amended from time to time.
“Order” means any directive, decree, resolution, judgment, ruling, award, injunction or direction involving any of the PSA Entities, the Properties or a Project.
“Other Minerals” means any and all metal bearing material in whatever form or state (including ore) that is mined, produced, extracted or otherwise recovered from any location that is not within the Properties, and will, during any period of time where Minerals does not include the Existing Surface Tailings in accordance with this Agreement, include Existing Surface Tailings or any ores, minerals or other products or materials containing any minerals mined, produced, extracted or otherwise recovered therefrom.
“Parties” means the parties to this Agreement, including after the date of execution by the Seller of a deed of accession in accordance with Section 7.22, the Seller.
“Payable Gold” means:
(a)until the Gold Stream Date, the number of ounces of Refined Gold equal to Reference Metal multiplied by the applicable Gold Entitlement Percentage; and

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(b)from and after the Gold Stream Date, the number of ounces of Refined Gold equal to 80% of Reference Gold.
“Payable Platinum” means the number of ounces of Refined Platinum equal to Reference Platinum multiplied by the applicable Platinum Entitlement Percentage.
“Permits” means all material licenses, permits, approvals (including environmental approvals and rights, permits, Authorizations and approvals contemplated in the MPRDA) and Authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises necessary for the operation of the Projects, including any of the foregoing contemplated by the Operating Plan then in effect. For greater certainty, a Permit shall cease to be a “Permit” included in this definition if such Permit is no longer required in connection with activities carried out as contemplated in the Operating Plan then in effect.
“Permitted Disposition” means any one or more of:
(a)any Transfer as part of a Permitted Inventory Transaction;
(b)any grant of an Encumbrance not prohibited by this Agreement;
(c)any sale of Minerals in the ordinary course and not otherwise restricted by this Agreement;
(d)any Transfer of equipment or assets (whether now owned or hereafter acquired) that have been replaced with newly acquired equipment or assets of equal or greater utility;
(e)any Transfer by the Project Owners of obsolete, worn out or no longer useful property, including Facilities, of the Project Owners, whether now owned or hereafter acquired;
(f)any Transfer of equipment, any Facilities or other assets by the Project Owners to the extent the value of such property disposed of in any one calendar year pursuant to this item (f) does not exceed 5% of the total value of all of the assets of the Project Owners and such disposals do not materially impair the ability of any Project Owner to operate a Project in accordance with the Operating Plan then in effect;
(g)any Transfer required by Applicable Law or rulings by any Governmental Authority, provided that the asset subject to such Transfer must be replaced with a substantially similar asset within 60 days;
(h)any Transfer of any equipment or any Facilities relating to a Project by the Project Owner provided that such Transfer commences following the end of the applicable life of mine as determined in the then-current Operating Plan for such Project and mining operations relating to such Project have ceased; and
(i)any Transfer of Abandonment Property or Abandonment Surface Rights, in each case in compliance with Section 7.10.

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“Permitted Encumbrances” means any Encumbrance in respect of any PSA Entity constituted by the following:
(j)any Encumbrance created prior to the date hereof which: (i) is disclosed in the financial statements of the Sibanye Group delivered to the Purchaser to the date hereof, and (ii) in all circumstances secures only Indebtedness outstanding or a facility available at of the date hereof if the principal amount or original facility thereby secured is not increased after the date hereof;
(k)any netting or set-off arrangement entered into by any PSA Entity in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements (which constitute Permitted Indebtedness) in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of its day to day business and not for speculative purposes), for the purpose of netting debit and credit balances;
(l)any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise) of any PSA Entity;
(m)any Encumbrance or Quasi-Encumbrance over or affecting any asset acquired by a PSA Entity after the Execution Date, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that asset was acquired, if: (i) the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a PSA Entity; (ii) the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a PSA Entity; and (iii) the Encumbrance or Quasi-Encumbrance is removed or discharged within six months from the date of the acquisition of that asset, unless such Encumbrance or Quasi-Encumbrance is otherwise permitted to exist in terms of this definition;
(n)any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a PSA Entity after the Execution Date, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a PSA Entity, if: (i) the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company; (ii) the principal amount secured has not increased in contemplation of or since the acquisition of that company; and (iii) the Encumbrance or Quasi-Encumbrance is removed or discharged within six Months from the date on which the relevant company became a PSA Entity, unless such Encumbrance or Quasi-Encumbrance is otherwise permitted to exist in terms of this definition;
(o)any Encumbrance or Quasi-Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Sibanye Group in the ordinary course of trading;

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(p)any Encumbrance or Quasi-Encumbrance securing the indebtedness under the Franco-Nevada Agreement;
(q)any Encumbrance or Quasi-Encumbrance arising as a result of a Transfer or other disposition which is a Permitted Disposition;
(r)any Encumbrance or Quasi-Encumbrance arising as a consequence of any finance or capital lease, including in connection with any capital lease or purchase money obligations charging mobile equipment used at the Projects, entered into in accordance with this Agreement;
(s)any Encumbrance or Quasi-Encumbrance securing Indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness of the Sibanye Group which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under the paragraphs above and below) does not exceed five percent of Consolidated Tangible Net Worth (as determined in accordance with the most recent financial statements required to be delivered pursuant to this Agreement), as most recently measured before the creation of the Encumbrances or Quasi-Encumbrances (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Sibanye Group);
(t)any Encumbrance in respect of any environmental bond which any PSA Entity is required to issue under any applicable environmental law;
(u)any Encumbrance contemplated in paragraph (h) of the definition of “Permitted Indebtedness” provided that the value of the assets Encumbered does not exceed US$50,000,000 (or its equivalent in any other currency or currencies) at any time;
(v)any Encumbrance arising pursuant to a bank guarantee procured by a PSA Entity in favour of Eskom Holdings SOC Limited or any other provider of electricity and required by Eskom Holdings SOC Limited or such other provider of electricity as a prerequisite to its continued provision of electricity to any member of the Sibanye Group;
(w)any Encumbrance or Quasi-Encumbrance securing the obligations under or in connection with any Permitted Inventory Transaction, solely to the extent limited to the Permitted Inventory and Related Collateral;
(x)inchoate or statutory liens for Taxes, assessments, statutory and landowner royalties, rents, fees or charges imposed by any Governmental Authority not at the time due or payable, or being contested in good faith through appropriate proceedings, in each case, to the extent that reserves for such amounts are maintained in the financial statements of the applicable PSA Entity in accordance with IFRS;
(y)liens or other rights granted to secure performance of statutory obligations or regulatory requirements (including reclamation obligations) in connection with the applicable Project;

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(z)any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;
(aa)security deposits with any Governmental Authority or utilities in the ordinary course of business;
(ab)Encumbrances created by a judgment of a court of competent jurisdiction, so long as such judgment is being contested in good faith through appropriate proceedings and any enforcement thereof against the assets of the PSA Entities is stayed, and does not have a material impact on any mining operations relating to a Project;
(ac)Encumbrances over shares of a Project Finance Subsidiary or Indebtedness owing by a Project Finance Subsidiary to other members of the Sibanye Group, securing Non-Recourse Debt;
(ad)Encumbrances granted in accordance with Section 7.14;
(ae)Encumbrances created with the Purchaser’s prior written consent; and
(af)Encumbrances securing Refinancing Indebtedness incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (a), (f), (g), (i), (j), (u), and this clause (w) of this definition; provided that any such Encumbrance is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Encumbrance arise, could secure) the Indebtedness being refinanced or is in respect of property that is in security for a Permitted Encumbrance hereunder.
“Permitted Indebtedness” means:
(a)Subordinated Intercompany Indebtedness;
(b)Existing Indebtedness and other Indebtedness of the Sibanye Group existing and available (whether or not subject to the satisfaction of any conditions precedent), in each case, on the Execution Date;
(c)Indebtedness of any Person that becomes a member of the Sibanye Group after the Execution Date, provided that such Indebtedness existed at the time such Person became a member of the Sibanye Group and was not created in anticipation thereof; provided, however, in each case, that at the time such Person becomes a member of the Sibanye Group, either:
(i)the PSA Entities would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 7.13 or Section 7.16, as applicable, after giving pro forma effect to such transaction or series of related transactions and the incurrence of such Indebtedness pursuant to this clause (c); or

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(ii)the ratio resulting from the Incurrence Test would be equal to or less than such ratio immediately prior to such Person becoming a member of the Sibanye Group, after giving pro forma effect to such transaction or series of related transactions and the incurrence of such Indebtedness pursuant to this clause (c);
(d)Indebtedness of a member of the Sibanye Group in respect of Permitted Inventory Transactions;
(e)Indebtedness of a member of the Sibanye Group in respect of paragraphs (k) and (p) of the definition of “Permitted Encumbrances” (including in respect of standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of the Project Owners to the extent required by Applicable Laws or a Governmental Authority), and letters of credit securing obligations to suppliers with respect to the applicable Project in the ordinary course of business;
(f)Indebtedness of a member of the Sibanye Group arising under any derivative transaction, in the ordinary course of business, which does not have the commercial effect of borrowing, entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes (other than any amount which constitutes the marked to market value realised on such derivative transaction that has not been discharged within two Business Days of the date on which such amount arose, and other than any amount due as a result of the termination, close-out, restructure or refinancing of that derivate transaction that has not been discharged within two Business Days of the date on which such amount arose);
(g)Indebtedness of any member of the Sibanye Group as a guarantor or co-obligor in respect of Indebtedness of another member of the Sibanye Group otherwise permitted by this definition (other than clause (l) hereof);
(h)Indebtedness of a member of the Sibanye Group arising under or in connection with a guarantee, bond or escrow arrangement required as a confirmation of certainty of funds available in connection with an offer made or to be made by a member of the Sibanye Group to acquire shares in another person, provided that:
(a)no Triggering Event is continuing or will occur as a result of such Indebtedness;
(b)prior to incurring such Indebtedness, the applicable member of the Sibanye Group delivers a compliance certificate to the Purchaser confirming that it will be in compliance with its obligations under Section 7.13 prior to and immediately post incurring such Indebtedness and immediately post-consummation of the relevant acquisition;

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(c)Indebtedness arising pursuant to a bank guarantee procured by a member of the Sibanye Group in favour of Eskom Holdings SOC Limited or any other provider of electricity required by Eskom Holdings SOC Limited or such other provider of electricity as a prerequisite to its continued provision of electricity to any member of the Sibanye Group;
(d)Indebtedness (including capitalized lease obligations) of any member of the Sibanye Group incurred to finance the purchase, design, lease, construction, repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in the business through the direct purchase of such property, plant or equipment or the purchase of Equity Interests of any Person owning such property, plant or equipment (including any Indebtedness deemed to be incurred in connection with any such purchase), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (j) and then outstanding, will not exceed the greater of (x) $250 million and (y) 2.25% of Total Assets at any time outstanding;
(e)Indebtedness of a member of the Sibanye Group arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(f)Non-Recourse Debt;
(g)Refinancing Indebtedness; and
(h)any other Indebtedness with the Purchaser’s prior written consent.
“Permitted Inventory and Related Collateral” means:
(i)any inventory (including as-extracted material, in transit material, in process material, smelted material and refined material) or accounts receivable subject to any Permitted Inventory Transaction;
(j)products, proceeds, or supporting obligations relating to the foregoing;
(k)cash margin relating to Permitted Inventory Transactions; and
(l)books and records relating to the foregoing.
“Permitted Inventory Transaction” means (and includes any Indebtedness incurred pursuant to) any intermediation transaction, inventory finance transaction, commodities purchase and sale transaction, prepaid commodities transaction or other inventory or commodities transaction that involves any Minerals to be mined and processed within five years of the entry into the transaction (including any such transaction with respect to related receivables), other than streaming transactions.
“Person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability company, joint venture, association,

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company, trust, bank, trust company, Governmental Authority or any other type of organization or entity, whether or not a legal entity.
“Platinum Cash Price” means, subject to Section 8.1(d):
(a)for any Delivery of Refined Platinum prior to the Covenant Reduction Date,
(i)if, at the time of the Delivery of Refined Platinum, the Incurrence Test ratio most recently determined as of (A) any incurrence of Indebtedness pursuant to Section 7.13 or (B) if there has been no incurrence of Indebtedness pursuant to Section 7.13 since the end of the last completed calendar quarter, the end of the last completed calendar quarter is, in either case, less than 3.50:1.00, an amount per ounce equal to 5% of the Platinum Market Price; and
(ii)if, at the time of the Delivery of Refined Platinum, the Incurrence Test ratio most recently determined as of (A) any incurrence of Indebtedness pursuant to Section 7.13 or (B) if there has been no incurrence of Indebtedness pursuant to Section 7.13 since the end of the last completed calendar quarter, the end of the last completed calendar quarter is, in either case, 3.50:1.00 or higher, an amount per ounce equal to the Fixed Platinum Price; and
(b)for any Delivery of Refined Platinum on or after the Covenant Reduction Date, an amount per ounce equal to 5% of the Platinum Market Price.
“Platinum Entitlement Percentage” means (i) from the Effective Date until the date on which an aggregate of 48,000 ounces of Refined Platinum have been Delivered pursuant to this Agreement, 1.0% of Reference Platinum; (ii) from the date that an aggregate of 48,000 ounces of Refined Platinum have been Delivered pursuant to this Agreement until the date on which a total of 294,000 ounces of Refined Platinum have been Delivered pursuant to this Agreement, 2.1% of Reference Platinum; and (iii) thereafter, 0% of Reference Platinum.
“Platinum Market Price” means the daily afternoon (PM) per ounce LBMA Platinum Price in U.S. dollars quoted by the LBMA (currently administered by London Metal Exchange) for Refined Platinum on the date on which a Delivery occurs; provided that if a daily afternoon (PM) per ounce LBMA Platinum Price is not quoted for a given day, but the daily morning (AM) per ounce LBMA Platinum Price for such day is quoted, such daily morning (AM) per ounce LBMA Platinum Price shall be used. If the date on which a Delivery occurs is not a trading day for the LBMA, the Platinum Market Price shall be determined with reference to the immediately preceding LBMA trading day. If for any reason the LBMA is no longer in operation or the price of Refined Platinum is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Platinum Market Price shall be determined by reference to the price of Refined Platinum determined in the manner endorsed by the LBMA, failing which the Platinum Market

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Price will be determined by reference to the price of Refined Platinum on a commodity exchange mutually acceptable to the Seller and the Purchaser, acting reasonably.
“Platinum Participant” means a Person whose principal business is the exploration, development, production, sale, processing, refining or trading in respect of metals or mineral products in the global platinum market.
“Platinum Price Spread” means, with respect to each ounce of Refined Platinum Delivered hereunder, the difference between the Platinum Market Price and the Platinum Cash Price, and in respect of Deliveries hereunder, the Platinum Price Spread will accrue for the purposes of calculating the Covenant Reduction Date.
“Platinum Purchase Price” has the meaning set out in Section 2.5.
“Platinum Stream End Date” means the date on which the Platinum Entitlement Percentage is equal to 0% of Reference Platinum for the first time
“Priority Processing” has the meaning set out in Section 7.4(b).
“Project Finance Subsidiaries” means any Subsidiary of Sibanye or any other entities (excluding the PSA Entities) whose sole business is a standalone business independent from the business operated by other members of the Sibanye Group, and is and remains, primarily involved in the ownership, development, construction, refurbishment, commissioning and/or operation of a standalone project, and “Project Finance Subsidiary” means any of the foregoing.
“Projects” means the following:
(a)the Marikana Complex;
(b)the Kroondal Complex;
(c)the Rustenburg Complex; and
(d)any other mining project situated on any of the Properties, including, for the avoidance of doubt, mining or prospecting projects acquired after the date hereof that become part of the Properties, and “Project” means any one of the foregoing.
“Properties” means:
(e)the real property, mining rights, tenements, exploration licenses, concessions, mineral leases, surface and access rights and other similar interests in respect of each Project as listed in Part 1 of Schedule A and/or shown on the map attached hereto in Part 2 of Schedule A;
(f)any real property, mining rights, tenements, exploration licenses, concessions, mineral leases, surface and access rights or other similar interests in respect of which a PSA Entity or Sibanye Affiliate acquires at

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any time after the Execution Date any right, title or interest that are, in whole or in part (and then only as to that part) located between the outside boundary of any of the areas described in paragraph (a) of this definition and within the orange lined box surrounding the outside boundary of any such area described in paragraph (a) of this definition, as set out in the map attached as Part 2 of Schedule A;
(g)whether created privately or through the actions of any Governmental Authority, any right, title or interest in any real property, mining right, tenement, exploration license, concession, mineral lease, surface and access rights or other similar interest held by a PSA Entity or Sibanye Affiliate in, to, under or over all or any portion of the area covered by paragraphs (a) and (b) of this definition; and
(h)any extension, renewal, replacement, conversion or substitution of any of the foregoing, but in each case without extending the area covered by the Properties beyond the exterior boundaries of the area described in paragraphs (a) and (b) of this definition, whether any of the foregoing is existing at, or acquired or obtained after, the Execution Date and whether or not such ownership or interest is held continuously, including any abandoned Property or related rights or other interests subsequently re-acquired, and including, in all cases, all plants, buildings, structures, improvements, appurtenances and fixtures located thereon or thereunder.
“Proposed Transferee” has the meaning set out in Section 7.7(b)(i).
“PSA Entities” means, as of the Execution Date, the Project Owners, the Holdcos, and Sibanye, and after the Execution Date shall include the Seller upon the Seller’s execution of a deed of accession in accordance with Section 7.22, and shall further include any Affiliate of Sibanye that acquires a direct or indirect interest in a Project or a direct or indirect interest in any shares in the capital of a Project Owner, Holdco, or the Seller, other than any BEE Partners (in the case of the applicable Project Owners), provided that any Persons who become PSA Entities after the date hereof (including pursuant to Section 7.13(c) or Article 8) shall execute an adhesion agreement agreeing to become a party to this Agreement and the applicable Transaction Documents, in a form satisfactory to the Purchaser, acting reasonably.
“PSA Entities Event of Default” has the meaning set out in Section 12.1.
“PSA LOM Reserve Plan” means the life of mine reserve plan, delivered to the Purchaser by Sibanye in folder Project Vaal Phase 2 Models - Index number 29.2.4.0.2 of the Data Room (as at the Execution Date), with a summary thereof set forth in Schedule L.
“Public Company” means an entity that has the majority of its voting securities listed on an internationally recognized stock exchange.
“Purchaser Affiliate” means any Affiliate of the Purchaser.

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“Purchaser Event of Default” has the meaning set out in Section 13.1.
“Purchaser Parent” means Franco-Nevada Corporation, a Canadian federal corporation.
“Quasi-Encumbrance” means an arrangement or transaction under which:
(i)a PSA Entity sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other PSA Entity;
(j)a PSA Entity sells, transfers or otherwise disposes of its receivables on recourse terms; or
(k)money or the benefit of a bank account of a PSA Entity may be applied, set-off or made subject to a combination of accounts to, against or with that of a Person that is not a PSA Entity, or any other preferential agreement or arrangement to which a PSA Entity is a party having a similar effect to that described in paragraphs (a) to (c) above, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness.
“Rand Revolving Credit Facility” has the meaning set out in paragraph (b) of the definition of “Existing Indebtedness”.
“Rating Agency” means each of (i) Standard and Poor’s Financial Services LLC, (ii) Fitch Ratings, Inc., (iii) Moody’s Investors Services Inc. or (iv) if Standard and Poor’s Financial Services LLC, Fitch Ratings, Inc. or Moody’s Investors Services Inc. shall not make a rating on the applicable Person’s senior unsecured debt publicly available, a nationally recognized statistical rating agency or agencies (as defined pursuant to Section 3(62) of the United States Securities Exchange Act of 1934), as the case may be, selected by such Person (as certified by a resolution of its board of directors or equivalent) which shall be substituted for Standard and Poor’s Financial Services LLC, Fitch Ratings, Inc. or Moody’s Investors Services Inc. or any of them, as the case may be.
“Receiving Party” has the meaning set out in Section 7.7(a).
“Reduction” has the meaning set out in Section 2.7(a)(ii)(B).
“Reduction Ounces” means, in respect of a Closure that results in the commencement or continuance of a Tailings Inclusion Period, the aggregate amount, in ounces, of the reduction in expected aggregate production (on a contained basis) of Reference Metals as a result of such Closure, as determined in accordance with Section 2.7.
“Reference Gold” means the aggregate number of ounces of gold contained in any Lot, in respect of which an Offtaker Delivery is made from and after the Effective Date.

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“Reference Metal” means the number of ounces of platinum, palladium, rhodium and gold contained in a Lot in respect of which an Offtaker Delivery is made from and after the Effective Date.
“Reference Platinum” means the number of ounces of platinum contained in any Lot in respect of which an Offtaker Delivery is made from, and after the Effective Date.
“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (and “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Execution Date (including Existing Indebtedness) or incurred in compliance with this Agreement, including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
(l)such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees incurred in connection therewith);
(m)if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or the Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Obligations or the Guarantees on terms at least as favourable to the Purchaser as those contained in the documentation governing the Indebtedness being refinanced; and
(n)Refinancing Indebtedness shall not include Indebtedness of a PSA Entity that refinances Indebtedness of a member of the Sibanye Group other than a PSA Entity.
“Refined Gold” means marketable metal bearing material in the form of gold that is refined to the highest prevailing industry standards for the sale of refined gold, including under LBMA Good Delivery Rules, which as of the date hereof, are 995 parts per 1000 fine gold.
“Refined Platinum” means marketable metal bearing material in the form of platinum that is refined to the highest prevailing industry standards for the sale of refined platinum, including under LPPM Good Delivery Rules, which as of the date hereof, are 999.5 parts per 1000 fine platinum.
“Reinstatement Date” has the meaning set out in Section 7.21(b).
“Related Party Offtaker” means an Offtaker that is Sibanye, a Sibanye Affiliate or a PSA Entity.
“Remaining Conditions” has the meaning set out in Section 4.5(b)

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“Replaced Gold Amount” has the meaning set out in Section 7.4(d).
“Reserves” means proven Mineral Reserves and probable Mineral Reserves as defined and incorporated under a Minimum Technical Standard.
“Restricted Person” means any Person that:
(o)is named, identified, described in or on or included in or on any of:
(i)the lists of designated persons in regulations made pursuant to the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), and the Freezing of Assets of Corrupt Foreign Officials Act (.Canada);
(ii)the lists made under subsection 83.05(1) of the Criminal Code maintained by Public Safety Canada with respect to terrorism financing;
(iii)the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;
(iv)the List of Statutorily Debarred Parties compiled by the U.S. Department of State;
(v)the Specially Designated Nationals and Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;
(vi)the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or
(vii)any publicly available lists maintained under Applicable Laws relating to anti-terrorism or anti-money laundering matters, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56;
(p)is subject to:
(i)the International Emergency Economic Powers Act, 50 U.S.C. Chapter 35; or any other enabling legislation or executive order relating thereto;
(ii)the Trading with the Enemy Act, 50 U.S.C. Chapter 53.; or any other enabling legislation or executive order relating thereto; or
(iii)trade restrictions under any Applicable Laws; or
(q)is a Person or entity who is an Affiliate of a Person or entity listed above.
“Revised LOM Aggregate Production” has the meaning set out in Section 2.7(h)(i).

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“Revised LOM Reserve Plan” has the meaning set out in Section 2.7(a)(ii)(A).
“ROFR Area” has the meaning set out in Section 9.1(a).
“ROFR Exercise Notice” has the meaning set out in Section 9.1(c).
“Rustenburg Complex” means the mining project commonly referred to as the “Rustenburg Complex” that is located on the Properties listed in Part 1.C of Schedule A, including such Properties, and all associated assets and Facilities operated on or near such Properties.
“SA Companies Act” means the Companies Act, No. 71 of 2008 of the Republic of South Africa, together with the Companies Regulations 2011, promulgated thereunder.
“Saleable Products” means any concentrates, precipitates, doré, bullion, carbon fines, slag or other product or material that contains marketable metals or in respect of which an Offtake Payment is expected.
“Sale Tailings” has the meaning set out in Section 2.7(i).
“SAMREC Code” means the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves prepared by the South African Mineral Resource Committee (SAMREC) under the Joint Auspices of the Southern African Institute of Mining and Metallurgy and the Geological Society of South Africa, as it may be amended from time to time.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority, including Global Affairs Canada, Public Safety Canada, the U.S. Departments of State or Commerce in the United States of America, Her Majesty’s Treasury, the United Nations Security Council, the European Union or OFAC and including South African Sanctions.
“SARS” means the South African Revenue Service.
“Seller” means Sibanye-Stillwater UK Financing plc, who shall perform the obligations of the Seller hereunder after its accession hereunder pursuant to Section 7.22 or any successor Seller in accordance with the terms of this Agreement.
“SGPL” means Sibanye Gold Proprietary Limited.
“Sharing Percentage” means the percentage of the Net Proceeds and/or Compensation, as the case may be, to be applied to the Purchaser, in each case:
(a)as agreed upon by the Seller and the Purchaser within 10 Business Days following the receipt by either one of them of written notice delivered by the other requesting that the Sharing Percentage be determined after an event has occurred that may reasonably be expected to result in Net

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Proceeds or Compensation being paid, which notice may be delivered at any time after the Execution Date; and
(b)if no agreement is reached by the Seller and the Purchaser within such 10 Business Day period described in the foregoing paragraph, as determined by the Independent Expert (Valuations) to which such determination is referred by either the Seller or the Purchaser at any time following the expiry of such 10 Business Day period, who will determine such Sharing Percentage by assessing the percentage equal to (i) the value of future Deliveries under this Agreement that would have been made to the Purchaser under this Agreement during the remainder of the Term but for the event which arose which has given rise to this calculation, divided by (ii) the net present value of future net cash flows of the Projects (without deduction for Deliveries under this Agreement), in the case of the foregoing (i) and (ii), over the same period.
“Sibanye Affiliate” means any Affiliate of Sibanye other than any PSA Entity.
“Sibanye Group” means, collectively, Sibanye and its Subsidiaries.
“Sibanye Refinery” means Sibanye-Stillwater Sandouville Refinery.
“SMC” means Stillwater Mining Company.
"South African Sanctions" means any sanctions imposed in South African law by virtue of the application of the Financial Intelligence Centre Act, No. 38 of 2001 (South Africa) and the Protection of Constitutional Democracy Against Terrorist and Related Activities Act, No. 33 of 2004 (South Africa).
“Subject Guarantor” has the meaning set out in Section 7.21.
“Subordinated Intercompany Indebtedness” means loans unsecured by any Encumbrance made by any member of the Sibanye Group to one or more PSA Entities, provided that such Indebtedness shall be subordinated pursuant to an agreement in favour of the Purchaser pursuant to which, among other things, the holder of such Indebtedness agrees to subordinate and postpone such Indebtedness to the Obligations such that:
(a)no principal, interest or other amounts in respect of such Indebtedness will be payable when Distributions are restricted in accordance with Section 7.15;
(b)no Encumbrances have been or will be taken by the holder of such Indebtedness or any Person on its behalf;
(c)no remedies will be exercised by the holder of such Indebtedness, or any Person on its behalf, while any Obligations remain outstanding; and
(d)in connection with any Insolvency Event, the holder of such Indebtedness, or any Person on its behalf, will not vote its claim in respect thereof in a manner that would prejudice the Purchaser’s rights and remedies under this Agreement.

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“Subsidiary” means, with respect to any Person, any other Person which is, directly or indirectly, controlled by that Person.
“Substitute Gold” has the meaning set out in Section 2.2(e).
“Substitute Platinum” has the meaning set out in Section 2.2(f).
“Successor” has the meaning set out in Section 7.3(c)(ii).
“Surface Tailings Credit” has the meaning set out in Section 2.7(h)(ii).
“Surface Tailings Deliveries” hast the meaning set out in Section 2.7(h)(i).
“Suspended Covenant” has the meaning set out in Section 7.21(a).
“Suspension Period” has the meaning set out in Section 7.21(b).
“Syndication Transfer” has the meaning set out in Section 8.2(d).
“Tailings End Date” means the first to occur of: (i) the fifth anniversary of the Closing Date if there has not been a Tailings Inclusion Period prior to such date; and (ii) the Tailings Inclusion End Date.
“Tailings Exclusion Period” has the meaning set out in Section 2.7(a).
“Tailings Facilities Standards” means the Global Industry Standards on Tailings Management, as they may be supplemented, amended, restated, modified or superseded from time to time.
“Tailings Inclusion End Date” has the meaning set out in Section 2.7(d).
“Tailings Inclusion Period” has the meaning set out in Section 2.7(d).
“Tax Act” means an act listed in Schedule I to the South African Revenue Services Act, 34 of 1997.
“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Governmental Authority in respect of any Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxes” means all taxes, surtaxes, duties, royalties, levies, remittances, imposts, tariffs, fees, assessments, reassessments, withholdings, dues, contributions and other charges and impositions of any nature, whether disputed or not, imposed, levied or charged by or on behalf of a Governmental Authority, and instalments in respect thereof, including such amounts imposed or collected on the basis of: income; revenue; profit; capital; real or personal property; payments; deliveries or transfers of property or payments of any kind to residents or non-residents; purchases; consumption; sales; use; ad valorem; value

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added; stamp; gross receipts; licenses; environment; import, export of goods and services; mining; mineral production; distributions; registration of documents; occupation; labor; or equity; together with all related penalties, fines, costs, additions to tax and interest thereon whether by way of assessment or otherwise; and “Tax” and “Taxation” shall have corresponding meanings.
“Technical Report” means a technical report prepared in accordance with a Minimum Technical Standard.
“Term” has the meaning set out in Section 5.1(a).
“Term SOFR” means the Term SOFR reference rate for a three-month term published two Business Days prior to the first day of such term (the “Reference Business Day”), as such rate is published by the CME Group Benchmark Administration Limited (or a successor administrator of that reference rate), provided however that if such reference rate for such tenor has not been published on the Reference Business Day, then Term SOFR will be the Term SOFR reference rate for such tenor as published by CME Group Benchmark Administration Limited (or a successor administrator of that reference rate) on the first preceding Business Day for which such reference rate was published so long as such first preceding Business Day is not more than three Business Days prior to the Reference Business Day.
“Third Party Offer” has the meaning set out in Section 9.1(a).
“Time of Delivery” has the meaning set out in Section 2.2(g).
“Total Assets” means the total consolidated assets of the Sibanye Group on a consolidated basis determined in accordance with IFRS, as shown on the most recent consolidated balance sheet of Sibanye; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Agreement in connection with any transaction, the total consolidated assets of the Sibanye Group shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.
“Trading Certificate” means the trading certificate which, in accordance with s761 of the Companies Act 2006 (UK), must be issued to the Seller by the registrar before the Seller is entitled to do business, the application for which was submitted by the Seller as of the Execution Date.
“Transaction Documents” means this Agreement, all other documents to be provided by any of the PSA Entities or otherwise entered into between the Parties pursuant to the terms of this Agreement, any subordination agreement entered in favour of the Purchaser pursuant to a requirement of this Agreement, and such other documents delivered by any of the Parties as may be necessary or appropriate to give effect to the terms hereof.

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“Transfer” means to sell, transfer, assign, issue, convey, dispose or otherwise grant (including by way of security) a right, title or interest, including a security or pursuant to the exercise or enforcement of rights under any Encumbrance.
“Transferee” means any Person to whom any of the PSA Entities or the Purchaser Transfers a Transferred Interest in accordance with Article 8, and “Transferred” shall have a corresponding meaning.
“Transferor” means any PSA Entity who Transfers a Transferred Interest in accordance with Article 8.
“Transferred Interest” means: (a) as to any of the PSA Entities, any interest of such PSA Entity under this Agreement or in any of the PSA Entities or the Projects; and (b) as to the Purchaser, any interest of the Purchaser under this Agreement.
“Triggering Event” has the meaning set out in Section 7.15.
“Uncredited Balance” at any time means the uncredited balance of the aggregate amount of the Deposit which has been advanced to the Seller pursuant to this Agreement, which uncredited balance shall be determined in accordance with this Agreement. For greater certainty, such amount shall not be a negative number.
“USD Revolving Credit Facility” has the meaning set out in paragraph (a) of the definition of “Existing Indebtedness”.
“VAT” means Value-Added Tax as contemplated in the Value-Added Tax Act No. 89 of 1991 (South Africa).
“WSMD Procedure” has the meaning set out in Schedule J.
1.2Certain Rules of Interpretation
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:
(a)The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.
(b)References to an “Article”, “Section”, “clause” or “Schedule” followed by a number or letter refer to the specified Article, Section or clause of or Schedule to this Agreement.
(c)Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
(d)Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

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(e)All references to “ounces” as a measure of mass in this Agreement are to troy ounces.
(f)All references to “tonnes” as a measure of mass in this Agreement are to dry metric tonnes.
(g)The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(h)Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
(i)A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.
(j)All references to agreements (including this Agreement) and other contractual instruments shall be deemed to be a reference to such agreement or instrument as it may be amended, modified, restated, supplemented or extended from time to time.
(k)Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.
(l)Unless specified otherwise, in this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Toronto time) on the next Business Day.
(m)Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to US dollars.
(n)References to any PSA Entity includes any of its successors or permitted assigns.
(o)The following schedules are attached to and form part of this Agreement:

Schedule A	-	Description of Properties (with Map)
Schedule B	-	PSA Entities Representations and Warranties
Schedule C	-	Purchaser Representations and Warranties
Schedule D	-	[Intentionally Deleted.]
Schedule E	-	Form of Assignment and Accession Agreement
Schedule F	-	Form of Guarantor Accession Agreement
Schedule G	-	[Intentionally Deleted.]
Schedule H	-	Material Contracts

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Schedule I	-	Sample Calculation for Displacement
Schedule J	-	WSMD Procedure
Schedule K	-	Independent Experts (WSMD)
Schedule L	-	Summary By Shaft of PSA LOM Reserve Plan
Schedule M	-	Reopened Closed Shaft Sample Calculation
Schedule N	-	Form of Deed of Accession
Article 2
PURCHASE AND SALE
2.1Purchase and Sale of Refined Gold and Refined Platinum
(a)Subject to and in accordance with the terms of this Agreement, effective as at and from the Effective Date and throughout the Term, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, in respect of each Offtaker Delivery, an amount of Refined Gold and Refined Platinum equal to the Payable Gold and Payable Platinum, as applicable, free and clear of all Encumbrances.
(b)The amount of Reference Metal, including Reference Gold and Reference Platinum, shall be measured by the amount of contained gold, platinum, palladium and rhodium, as applicable, in the Offtaker Delivery as determined by the applicable Offtaker Sales Documents. Reference Metal, including Reference Gold and Reference Platinum, shall not be reduced for, and the Purchaser shall not be responsible for, any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges, Taxes or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, as any recovery rate or otherwise, in any case, pursuant to the terms of the applicable Offtake Agreement or otherwise.
(c)The Refined Gold and Refined Platinum Delivered pursuant to this Agreement need not come from metals physically produced at the Projects, provided that the Seller shall not sell or Deliver to the Purchaser (for purposes of this Agreement and at any time during the Term) any Refined Gold or Refined Platinum that has been directly or indirectly purchased on a commodities exchange.
2.2Delivery Obligations
(a)Subject to Section 2.2(c), other than in respect of the initial Delivery hereunder, the Seller shall Deliver to the Purchaser, not later than the fifth Business Day following the end of each calendar month in which there has been one or more Offtaker Deliveries for which an Offtake Payment has been received, Refined Gold and Refined Platinum as determined in accordance with Section 2.1(a). Notwithstanding the foregoing, in the case of Lots that are Delivered to a Related Party Offtaker, the required Delivery of Refined Gold and Refined Platinum to the Purchaser hereunder will occur no later than 60 days after the delivery of such Lot to the Related Party Offtaker.

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(b)Notwithstanding Section 2.2(a), the Seller will make the first Delivery with respect to Offtaker Deliveries during the months ended September 30, 2024, October 31, 2024, November 30, 2024 and December 31, 2024 by the earlier of (i) 45 days following the Closing Date, or (ii) March 25, 2025, but this subparagraph (ii) shall only be applicable if Closing has occurred no later than February 25, 2025. Such first Delivery and the amount thereof shall be determined with respect to all Lots having an Offtake Date on or after September 1, 2024, including with respect to Minerals extracted prior to that date.
(c)If an Offtake Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, (i) if the actual Payable Gold or actual Payable Platinum exceeds the amount of Refined Gold or Refined Platinum, respectively, previously Delivered to the Purchaser in respect of such Lot pursuant to Section 2.2(a), the Seller shall Deliver to the Purchaser with the next required Delivery hereunder an additional amount of either or both of Refined Gold and Refined Platinum, as applicable, equal to the amount of such difference until it has fully Delivered to the Purchaser either or both of Refined Gold or Refined Platinum, if any, pursuant to this Section 2.2(c), or (ii) if the Refined Gold or Refined Platinum previously Delivered to the Purchaser in respect of such Lot pursuant to Section 2.2(a) exceeds the actual Payable Gold or the actual Payable Platinum, respectively, then the Seller shall be entitled to set-off and deduct such excess amount of either or both of Refined Gold or Refined Platinum, as applicable, from the next required Delivery by the Seller under this Agreement until it has been fully offset against Deliveries to the Purchaser of either or both of Refined Gold or Refined Platinum, if any, pursuant to this Section 2.2(c). Such determinations shall be made based on the Monthly Operating Report and the other documentation required under Section 2.3.
(d)The Seller shall Deliver to the Purchaser all Refined Gold and Refined Platinum to be Delivered under this Agreement by way of: (i) transfer in metal credits or physical allocation (which in either case shall constitute the delivery of Refined Gold and Refined Platinum); to (ii) the metal account or metal accounts in a Designated Jurisdiction designated by the Purchaser, with both (i) and (ii) to be specified by the Purchaser by electronic communication within 10 Business Days after the Execution Date and thereafter, if there is any change to such information, at least: (i) 14 days in advance of any Delivery of Refined Gold or Refined Platinum in the case of a change in a designated metal account or a change in the Purchaser election from physical allocation to metal credits; or (ii) 60 days in advance of any Delivery of Refined Gold or Refined Platinum in the case of a change in the Purchaser election from metals credits to physical allocation (and thereafter in respect of any substantial amendments to such physical allocation instructions as may be specified by the Purchaser). If the Purchaser specifies Delivery by way of physical allocation of Refined Gold or Refined Platinum, it will pay any incremental costs (including incremental Taxes and additional administrative and compliance costs) of the Seller above those the Seller would have incurred had the Delivery been by way of metal credits, and if the Seller, having used reasonable commercial efforts to effect physical allocation determines it will be unable to do so by the applicable Date of Delivery, the Purchaser and the Seller will cooperate with one another to determine an alternative means of Delivery to the Purchaser prior to such Date of Delivery. If the Purchaser wishes to designate a metal account in a jurisdiction in any location in North America or Europe other than a Designated Jurisdiction, such designation will be subject to the prior written consent of the Seller, such consent not to be unreasonably withheld.

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(e)The Seller may, at its option exercisable at any time and from time to time, and subject to five days’ prior written notice to the Purchaser, elect to substitute amounts of Refined Platinum required to be Delivered to the Purchaser in a Delivery (such substituted amounts, the “Applicable Platinum Amount”) by delivering that number of ounces of Refined Gold (the “Substitute Gold”) equal to (i) the number of ounces in the Applicable Platinum Amount, multiplied by the Platinum Market Price on the date immediately prior to the Date of Delivery for such Substitute Gold, divided by (ii) the Gold Market Price on the date immediately prior to such Date of Delivery. For the purposes of determining the Platinum Entitlement Percentage and the Gold Entitlement Percentage (and the Gold Cash Price) under this Agreement, the Applicable Platinum Amount shall be applied for the purposes of the former and any Substitute Gold actually delivered by the Seller to the Purchaser in accordance with this Section 2.2(e) shall be excluded for the purposes of the latter.
(f)The Seller may, at its option exercisable at any time and from time to time, and subject to five days’ prior written notice to the Purchaser and the terms of this Section 2.2(f), elect to substitute amounts of Refined Gold required to be Delivered to the Purchaser in a Delivery (such substituted amounts, the “Applicable Gold Amount”) by delivering that number of ounces of Refined Platinum (the “Substitute Platinum”) equal to (i) the number of ounces in the Applicable Gold Amount, multiplied by the Gold Market Price on the date immediately prior to the Date of Delivery for such Substitute Platinum, divided by (ii) the Platinum Market Price on the date immediately prior to such Date of Delivery. The Applicable Gold Amount shall, for any Delivery, not exceed that number of ounces of Refined Gold by which (i) the number of ounces of Payable Gold that the Seller is required to Deliver to the Purchaser in respect of such Delivery exceeds (ii) the aggregate number of ounces of gold, if any, for which a PSA Entity received payment or credit from an Offtaker in respect of the applicable Offtaker Deliveries in respect of which such Delivery is being made. For the purposes of determining the Gold Entitlement Percentage (and the Gold Cash Price) and the Platinum Entitlement Percentage under this Agreement, the Applicable Gold Amount shall be applied for the purposes of the former and any Substitute Platinum actually delivered by the Seller to the Purchaser in accordance with this Section 2.2(f) shall be excluded for the purposes of the latter.
(g)Delivery of Refined Gold and Refined Platinum to the Purchaser shall be deemed to have been made at the time and on the date the Refined Gold or Refined Platinum, as applicable, is credited or physically allocated to a designated metal account of the Purchaser (the “Time of Delivery” on the “Date of Delivery”).
(h)Title to, and risk of loss of, Refined Gold and Refined Platinum shall pass from the Seller to the Purchaser at the Time of Delivery.
(i)Subject to Section 2.2(d), all costs and expenses pertaining to each Delivery of Refined Gold and Refined Platinum to the Purchaser shall be borne by the Seller so long as the Purchaser’s metal accounts are in a Designated Jurisdiction. If the Purchaser specifies Delivery to a jurisdiction other than a Designated Jurisdiction and the Seller consents to such jurisdiction in accordance with Section 2.2(d), then the Purchaser will be responsible for any incremental or additional costs and expenses resulting therefrom (including incremental Taxes and additional administrative and compliance costs) over the costs and expenses that would have applied in the previous Designated Jurisdiction.

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(j)The PSA Entities hereby jointly and severally represent and warrant to and covenant with the Purchaser that, at the Time of Delivery: (i) the Seller will be the sole legal and beneficial owner of the Refined Gold and Refined Platinum credited or physically allocated to a metal account of the Purchaser; (ii) the Seller will have good, valid and marketable title to such Refined Gold and Refined Platinum; and (iii) such Refined Gold and Refined Platinum will be free and clear of all Encumbrances.
2.3Invoicing
The Seller shall, and the other PSA Entities shall ensure that the Seller shall, notify the Purchaser in writing, on the date of each Delivery, by delivering to the Purchaser an invoice that shall include:
(a)the calculation of the number of ounces of Refined Gold and Refined Platinum Delivered;
(b)the Date of Delivery;
(c)prior to the Deposit Depletion Date, a detailed calculation of the Uncredited Balance as of the date thereof;
(d)the Gold Cash Price and Gold Purchase Price for Refined Gold Delivered and the Platinum Cash Price and Platinum Purchase Price for Refined Platinum Delivered, including providing a detailed calculation of each separate calculable component used to determine such Gold Cash Price, Gold Purchase Price, the Platinum Cash Price and Platinum Purchase Price;
(e)reference to the Offtake Agreements relating to the Offtaker Delivery pursuant to which the Delivery was calculated; and
(f)copies of any Offtaker Sales Documents relating to the applicable Offtaker Delivery.
2.4Gold Purchase Price
The Purchaser shall pay to the Seller a purchase price for each ounce of Refined Gold Delivered by the Seller to the Purchaser under this Agreement (the “Gold Purchase Price”) equal to:
(a)until the Deposit Depletion Date, the Gold Market Price, payable: (i) in cash or by wire transfer equal to the Gold Cash Price; and (ii) as to the balance, by crediting an amount equal to the Gold Price Spread against the Deposit in order to reduce the Uncredited Balance until it has been credited and reduced to nil; and
(b)after the Deposit Depletion Date, the Gold Cash Price, payable in cash or by wire transfer.

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2.5Platinum Purchase Price
The Purchaser shall pay to the Seller a purchase price for each ounce of Refined Platinum Delivered by the Seller to the Purchaser under this Agreement (the “Platinum Purchase Price”) equal to:
(a)until the Deposit Depletion Date, the Platinum Market Price, payable: (i) in cash or by wire transfer equal to the Platinum Cash Price; and (ii) as to the balance, by crediting an amount equal to the Platinum Price Spread against the Deposit in order to reduce the Uncredited Balance until it has been credited and reduced to nil; and
(b)after the Deposit Depletion Date, the Platinum Cash Price, payable in cash or by wire transfer.
2.6Payment
Payment by the Purchaser for each Delivery of Refined Gold and Refined Platinum shall be made: (a) no later than five Business Days after the later of the receipt of the Refined Gold or Refined Platinum in the Purchaser’s metal account, as applicable, and the invoice referred to in Section 2.3; and (b) to a bank account of the Seller designated in accordance with Section 14.1.
2.7Tailings Exclusion Period
(a)For so long as the following circumstances apply (the “Tailings Exclusion Period”), the Existing Surface Tailings shall be deemed not to be Minerals:
(i)no Closure in respect of an operating shaft of a Project commences on or prior to the five year anniversary of the Closing Date; or
(ii)a Closure in respect of an operating shaft of a Project commences on or prior to the five year anniversary of the Closing Date, but any such Closure has a non-material impact on expected production, being an impact determined as follows:
(A)within 60 days of such Closure (which shall be deemed to commence from the first date of the applicable shutdown or closure), the Seller shall have prepared (in accordance with a Minimum Technical Standard) and delivered to the Purchaser a revised life of mine reserve plan that is in a form consistent with the PSA LOM Reserve Plan and the summary thereof contained in Schedule L (a “Revised LOM Reserve Plan”) and which reflects such Closure and the impact of the Closure on planned production and Reserves at the Projects; and
(B)such Revised LOM Reserve Plan demonstrates a reduction (from the first date of the applicable shutdown or closure) in expected aggregate production of Metals in comparison to the PSA LOM Reserve Plan (a “Reduction”) of (x) less than 5.0% over the entire period covered by the Revised LOM Reserve Plan, and (y) less than 15.0% over the next five year period commencing from the date of the Closure.

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(b)Where Sibanye is not a Public Company required to comply with a Minimum Technical Standard, the Purchaser shall be entitled to appoint (at the Seller’s sole cost and expense) an independent third party expert, experienced in mining engineering, (“Independent Expert (Mining)”) to evaluate such Revised LOM Reserve Plan to determine if such Revised LOM Reserve Plan was prepared in compliance with and reflects Minimum Technical Standards, and if such Independent Expert (Mining) determines that the Revised LOM Reserve Plan was not prepared in all material respects consistent with Minimum Technical Standards, any Reduction demonstrated by the Revised LOM Reserve Plan shall be deemed to have a material impact on expected production for purposes of Section 2.7(a)(ii) and the applicable number of Reduction Ounces shall be calculated on the basis of removing the entire amount of planned production attributable to the Closed Shaft as reflected in the PSA LOM Reserve Plan.
(c)Notwithstanding any acceptance or determination by the Purchaser or the Independent Expert (Mining), as applicable, that the Revised LOM Reserve Plan was prepared in accordance with Minimum Technical Standards, within a period of 30 days after the first anniversary of the Closure, the Purchaser shall be entitled to direct the Independent Expert (Mining) to determine (or, if no such Independent Expert (Mining) has been appointed, to appoint an Independent Expert (Mining), at the Seller’s sole cost and expense, to determine) whether such Revised LOM Reserve Plan has been implemented in respect of the areas impacted by the Closure, substantially as set forth in such Revised LOM Reserve Plan for the first year following the Closure, and if such Independent Expert (Mining) determines that the Revised LOM Reserve Plan was not implemented in respect of the areas impacted by the Closure, substantially as set forth in such Revised LOM Reserve Plan for the first year following the Closure, any Reduction demonstrated by the Revised LOM Reserve Plan shall be deemed (retroactive to the commencement of such Closure) to have a material impact on the expected production for purposes of Section 2.7(a)(ii)
(d)Prior to the Tailings End Date, for any period of time that is not part of a Tailings Exclusion Period (such period, a “Tailings Inclusion Period”), the Existing Surface Tailings shall be included as Minerals for all purposes of this Agreement and such Tailings Inclusion Period shall last until the first time (in respect of the relevant Tailings Inclusion Period, the “Tailings Inclusion End Date”) that the aggregate amount of the Reference Metals produced (on a contained basis) from Existing Surface Tailings and included in Offtaker Deliveries during such Tailings Inclusion Period is equal to the amount of the Reduction Ounces applicable to such Tailings Inclusion Period and such Reduction Ounces shall be determined by comparing the Revised LOM Reserve Plan reflecting the Closure giving rise to such Tailings Inclusion Period to the PSA LOM Reserve Plan.
(e)Where the Seller fails to prepare a Revised LOM Reserve Plan and deliver such Revised LOM Reserve Plan to the Purchaser in such 60-day period as required in Section 2.7(a)(ii)(A), the Closure shall be deemed to be material, a Tailings Inclusion Period shall commence, and the applicable Reduction shall be calculated on the basis of removing the entire amount of planned production attributable to the Closed Shaft as reflected in the PSA LOM Reserve Plan.
(f)Where a Tailings Inclusion Period commences while an existing Tailings Inclusion Period is already ongoing, this shall constitute a single combined Tailings Inclusion Period, and the Tailings Inclusion Period shall continue until the aggregate amount of the Reference Metals produced (on a contained basis)

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from Existing Surface Tailings and included in Offtaker Deliveries following the commencement of the initial Tailings Inclusion Period is equal to the aggregate amount of the Reduction Ounces applicable to each Tailings Inclusion Period.
(g)For the purposes of calculating the Reduction Ounces to determine the Tailings Inclusion End Date for any Tailings Inclusion Period, if the Revised LOM Reserve Plan is subsequently revised or amended prior to the Tailings End Date, the impact of the Closure shall be reassessed with the Reduction Ounces calculated using such revised or amended Revised LOM Reserve Plan (giving effect to depletion due to mining).
(h)In the event that a Closed Shaft reopens and production from a Closed Shaft recommences (where the applicable Closure resulted in the commencement of a Tailings Inclusion Period), the Seller shall deliver to the Purchaser a Revised LOM Reserve Plan that includes the production from the Closed Shaft that has reopened and this production will be compared to the PSA LOM Reserve Plan. If:
(i)the aggregate production in respect of the reopened Closed Shaft per the Revised LOM Reserve Plan (the “Revised LOM Aggregate Production”) is lower than an amount equal to: (A) the initial Reduction Ounces calculated for such Tailings Inclusion Period (the “Initial Reduction Ounces”); less (B) the aggregate amount of the Reference Metals produced (on a contained basis) from Existing Surface Tailings and included in Offtaker Deliveries during such Tailings Inclusion Period (the “Surface Tailings Deliveries”), a new amount of Reduction Ounces shall be calculated on the basis of deducting from the Initial Reduction Ounces an amount equal to the sum of: (X) the Surface Tailings Deliveries; and (Y) the Revised LOM Aggregate Production, and the Tailings Inclusion Period shall be deemed to continue and the provisions of this Section 2.7 shall apply in the same manner to that revised amount of Reduction Ounces; and
(ii)the Revised LOM Aggregate Production is greater than an amount equal to: (A) the Initial Reduction Ounces; less (B) the Surface Tailings Deliveries, such event shall be deemed to be a Tailings Inclusion End Date in respect of such Closed Shaft and the Seller shall receive a credit (the “Surface Tailings Credit”) in respect of any Surface Tailings Deliveries equal to the lesser of (X) the Revised LOM Aggregate Production plus the Surface Tailings Deliveries minus the Initial Reduction Ounces, and (Y) the Surface Tailings Deliveries. Following such deemed Tailings Inclusion End Date, the Seller shall be able to offset any ounces of Refined Gold or Refined Platinum to be Delivered to the Purchaser with respect to the production of Reference Metals produced from the operating shaft that was formerly a Closed Shaft, by setting off each ounce of Refined Gold or Refined Platinum, as applicable, that were to be Delivered against the ounces of Refined Gold and Refined Platinum that were Delivered with reference to the Surface Tailings Deliveries until the Surface Tailings Credit has been reduced to zero. Each such credit and set-off shall be determined in such a manner as to ensure that there is no double counting of Deliveries of Refined Gold and Refined Platinum in favour of the Purchaser or the Seller.

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(iii)For greater certainty, if prior to the five year anniversary of the Closing Date such Closed Shaft is subject to a Closure after it reopens, the procedures in this Section 2.7 will apply to such Closure. For illustrative purposes, sample calculations for the shaft re-opening scenarios set out in (i) and (ii) above are attached as Schedule M.
(i)Any sale, transfer or disposition of any tailings, waste rock, dumps or stockpiles that are Existing Surface Tailings (the “Sale Tailings”) by a Project Owner prior to the Tailings End Date shall be subject to the requirement that: (i) (A) when Sale Tailings are processed, the amount of gold, palladium, platinum and rhodium in such Sale Tailings will be measured (weight, moisture determination and grade) in accordance with internationally accepted best practices and the Project Owners will be given notice of such amounts; and (B) such sale, transfer or disposition is expressly made subject to a reservation of rights in favour of such Project Owner to receive any physical gold and platinum obtained by the purchaser of such Sale Tailings from the processing thereof (or the equivalent payment in respect thereof, with all such payments constituting Offtaker Deliveries in respect of such Sale Tailings); or (ii) such sale is made with the prior written consent of the Purchaser (such consent not to be unreasonably withheld). For greater certainty: (i) the Purchaser shall only be entitled to deliveries of Refined Gold and Refined Platinum in respect of the processing of any Sale Tailings during a Tailings Inclusion Period; and (ii) the provisions of this Section 2.7(i) shall cease to apply upon the Tailings End Date.
(j)Nothing in this Section 2.7 shall create, nor shall be deemed to create, any obligation on the part of any PSA Entity to process any Existing Surface Tailings; and provided further that, except as expressly provided in this Section 2.7, no PSA Entity hereby makes (or shall be deemed to make) any representations, or provides (or shall be deemed to provide) any covenants, regarding the ownership of any Existing Surface Tailings at any time.
2.8No Minimum Delivery Obligation
The Seller shall not be required to Deliver any minimum amount of Refined Gold or Refined Platinum under this Agreement.
2.9Delivery Disputes
If any Party intends to initiate a dispute relating to any Delivery pursuant to this Article 2 (a “Delivery Dispute”), such Party must notify the other Parties of such Delivery Dispute, in writing, within 18 months from the relevant Date of Delivery. If such Party does not notify the other Parties of a Delivery Dispute within such period referred to above, then the applicable Delivery is final and binding on the Parties.
Article 3
DEPOSIT
3.1Deposit
In consideration for the respective promises and covenants of the Seller contained herein, including the Delivery by the Seller to the Purchaser of Refined Gold and Refined Platinum, the

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Purchaser hereby agrees to pay, and the Seller hereby agrees to accept, the Deposit (inclusive of all applicable Taxes), in cash against, and as a prepayment of, the Gold Purchase Price and the Platinum Purchase Price. The Seller will provide wire transfer instructions and bank account information for the Deposit payment to the Purchaser at least five Business Days in advance of the Closing Date.
3.2No Interest
No interest will be payable by the Seller on or in respect of the Deposit.
3.3Agreement for Purchase and Sale of Refined Gold and Refined Platinum
This Agreement constitutes a purchase and sale agreement for Refined Gold and Refined Platinum between the Seller and the Purchaser, with related obligations undertaken by the other PSA Entities, and not the purchase and sale of a resource property or royalty, or partnership, joint venture, loan or any other arrangement. Nothing contained in this Agreement shall be construed as a debt obligation. None of the foregoing shall derogate from the rights of the Purchaser under this Agreement with respect to the PSA Entities or any other Person, including, subject to Section 11.2, to demand payments and enforce its remedies hereunder.
3.4Unapplied Deposit
For greater certainty, if at the end of the Term any amount of the Deposit remains outstanding and unapplied, such residual amount of the Deposit shall be deemed for purposes of this Agreement to have been applied as additional purchase price for the Refined Gold and the Refined Platinum already Delivered by the Seller to the Purchaser under this Agreement and shall under no circumstances be required to be repaid by the Seller.
3.5Use of Deposit
The Seller shall be entitled to apply any amounts of the Deposit for any lawful purpose as determined by the Seller at its sole discretion.
Article 4
CLOSING CONDITIONS AND DELIVERABLES
4.1Closing Date Deliveries by the PSA Entities
The PSA Entities shall deliver to the Purchaser on or prior to the Closing Date:
(a)a certificate of status, good standing or compliance (or equivalent) for each of the PSA Entities, issued by the relevant Governmental Authority and dated no earlier than five Business Days prior to the Closing Date;
(b)a certificate executed by a senior officer of each of the PSA Entities, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Closing Date, as to: (i) the constating documents of each PSA Entity; (ii) the resolutions of the board of directors of each PSA Entity authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the

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transactions contemplated hereby and thereby, including in terms of the SA Companies Act; (iii) if required under Applicable Law, the resolutions of the shareholders of each PSA Entity (including approvals of such resolutions by BEE Partners to the extent a BEE Partner is a shareholder in any such PSA Entity and their approval is required) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, including in terms of the SA Companies Act, (iv) the names, positions and true signatures of the Persons authorized to sign the Transaction Documents on behalf of each PSA Entity; (v) the Incurrence Test ratio being under 3.5:1.00 immediately prior to the Closing (with a detailed calculation of the Incurrence Test ratio being provided in the certificate); and (vi) such other matters pertaining to the transactions contemplated hereby as the Purchaser may reasonably require;
(c)favourable opinions, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Closing Date, from external legal counsel to the PSA Entities, including as to: (i) the legal status of each of the PSA Entities; (ii) the corporate power and authority of the PSA Entities to execute, deliver and perform the Transaction Documents; (iii) the authorization, execution and delivery of the Transaction Documents; (iv) the enforceability against the PSA Entities party thereto of the Transaction Documents; and (v) no breach of constating documents of any PSA Entities or Applicable Laws;
(d)favourable title opinions, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Closing Date, from external legal counsel to the PSA Entities with respect to the Project Owners’ title to the Properties;
(e)to the extent not already provided by the PSA Entities to the Purchaser prior to the Execution Date, copies of any Offtake Agreements (with only such redactions as may be required by pursuant to the confidentiality restrictions in the applicable agreement) in force and effect as of the Closing Date as required under Section 7.5; and
(f)a copy of the current Operating Plan for each Project that has been approved by the Board of Directors of Sibanye, including copies of any materials referenced in such plans.
4.2Closing Date Deliveries by the Purchaser
The Purchaser shall deliver to the Seller on the Closing Date:
(a)a certificate of status, good standing or compliance (or equivalent) for the Purchaser, issued by the relevant Governmental Authority and dated no earlier than five Business Days prior to the Closing Date; and
(b)a certificate executed by a senior officer of the Purchaser, in form and substance satisfactory to the PSA Entities, acting reasonably, dated as of the Closing Date, as to: (i) its constating documents; (ii) the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; (iii) the names, positions and true signatures of the Persons authorized to sign the Transaction Documents on behalf of the

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Purchaser; and (iv) such other matters pertaining to the transactions contemplated hereby as the PSA Entities may reasonably require.
4.3Conditions Precedent in Favour of the Purchaser
The Purchaser shall not be obliged to perform any of its obligations under Section 3.1 unless each of the following conditions has been satisfied in full:
(a)the delivery of the items in Section 4.1 has occurred;
(b)as of the Closing Date, (i) all of the representations and warranties made by the PSA Entities in this Agreement as of the Execution Date are true and correct in all material respects (or in all respects in the case of representations and warranties that are qualified by materiality) on and as of the Closing Date as if made on such date, (ii) no Triggering Event has occurred and is continuing under this Agreement, (iii) the PSA Entities have performed all obligations hereunder that are required to be performed by them prior to the Closing, and (iv) each PSA Entity shall have delivered to the Purchaser a certificate dated as of the Closing Date of a senior officer of each, in form and substance satisfactory to the Purchaser acting reasonably, confirming the foregoing;
(c)any and all approvals required by the Financial Surveillance Department of the South African Reserve Bank or an Authorised Dealer of the South African Reserve Bank (as applicable) in respect of any obligations of each PSA Entity under, and the transactions contemplated by, this Agreement and the other Transaction Documents requiring such approval have been duly obtained in writing in accordance with the requirements of the Exchange Control Regulations;
(d)the Seller shall have executed and delivered a deed of accession in accordance with Section 7.22 pursuant to which the Seller shall become a party to this Agreement and be bound by the provisions and obligations hereunder as if it were an original party hereto;
(e)the Anti-Corruption Policy is in full force and effect;
(f)since the Execution Date, there shall not have occurred a Material Adverse Effect; and
(g)no provision of any Applicable Laws or any action by any Governmental Authority having competent jurisdiction shall prohibit the Closing or adversely affect in any material respect the Purchaser’s rights, obligations or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Authority having competent jurisdiction shall prohibit the Closing or adversely affect in any material respect the Purchaser’s rights, obligations or benefits under this Agreement.
4.4Conditions Precedent in Favour of the PSA Entities
The conditions to Closing in favour of the PSA Entities are as follows:
(a)the delivery of the items in Section 4.2 has occurred;

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(b)as of the Closing Date, all of the representations and warranties made by the Purchaser in this Agreement as of the Execution Date are true and correct in all material respects (or in all respects in the case of representations and warranties that are qualified by materiality) on and as of the Closing Date as if made on such date;
(c)the Seller shall have executed and delivered a deed of accession in accordance with Section 7.22 pursuant to which the Seller shall become a party to this Agreement and be bound by the provisions and obligations hereunder as if it were an original party hereto;
(d)any and all approvals required by the Financial Surveillance Department of the South African Reserve Bank or an Authorised Dealer of the South African Reserve Bank (as applicable) in respect of any obligations of each PSA Entity under, and the transactions contemplated by, this Agreement and the other Transactions Documents requiring such approval have been duly obtained in writing in accordance with the requirements of the Exchange Control Regulations; and
(e)no provision of any Applicable Laws or any action by any Governmental Authority having competent jurisdiction shall prohibit the Closing or adversely affect in any material respect the PSA Entities’ rights, obligations or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Authority having competent jurisdiction shall prohibit the Closing or adversely affect in any material respect the PSA Entities’ rights, obligations or benefits under this Agreement.
4.5Satisfaction of Conditions Precedent
(a)Each Party shall use all reasonable commercial efforts and take all reasonable action as may be necessary or advisable, to satisfy and fulfill all the conditions set forth in Section 4.3 and Section 4.4 as promptly as reasonably practicable. The Parties shall cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing. Subject to 4.5(b), if the conditions set forth in:
(i)Section 4.3 have not been satisfied by March 31, 2025, the Purchaser may (provided it is not in default hereunder) terminate this Agreement at any time thereafter upon written notice to the Seller without any liability; and
(ii)Section 4.4 have not been satisfied by March 31, 2025, the Seller may (provided no PSA Entity is in default hereunder) terminate this Agreement at any time thereafter upon written notice to the Purchaser without any liability, provided, in each case, that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.
(b)In the event that the conditions set forth in Section 4.3(d) (in the case of the Purchaser) or Section  4.4(c) (in the case of the PSA Entities) are not satisfied by March 31, 2025, but all other conditions set forth in Section 4.3 and Section 4.4 (collectively, the “Remaining Conditions”) have been satisfied or waived by such date, the March 31, 2025 dates referred to in Section 4.5(a) shall be extended

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to June 30, 2025, provided that the Remaining Conditions must also continue to be satisfied or waived on the Closing Date when the conditions in Sections 4.3(d) and 4.4(c) are satisfied or waived, as applicable.
(c)Each of the conditions set forth in Section 4.3 is for the exclusive benefit of the Purchaser and may be waived by the Purchaser in its sole discretion in whole or in part in writing. Each of the conditions set forth in Section 4.4 is for the exclusive benefit of the PSA Entities and may be waived by the PSA Entities in their sole discretion in whole or in part in writing.
Article 5
TERM
5.1Term
(a)The term of this Agreement shall commence on the Execution Date and, subject to Sections 5.1(b) and 5.1(c) shall continue until the date that is 40 years after the Execution Date (the period from and including the Execution Date to but excluding the date that is 40 years after the Execution Date, the “Initial Term”) and thereafter shall automatically be extended for successive 10-year periods (each, an “Additional Term”, and together with the Initial Term, the “Term”) unless there has been no active mining or exploration activity or other operations in respect of any part of the Properties during the last 10 years of the Initial Term or the entirety of any Additional Term, as applicable, in which case this Agreement shall terminate at the end of the Initial Term or such Additional Term, as applicable.
(b)Notwithstanding Section 5.1(a), the Purchaser may terminate this Agreement as of the expiry of the Initial Term or then current Additional Term, as applicable, by written notice to the PSA Entities at least 30 days and not more than 90 days prior to the expiration of the relevant Term.
(c)This Agreement may also be terminated by the Parties on mutual written consent or as otherwise provided in this Agreement, including by the Purchaser in accordance with Section 4.5(a)(i) or by the Seller in accordance with Section 4.5(a)(ii).
Article 6
REPORTING; BOOKS AND RECORDS; INSPECTIONS
6.1Monthly Reporting
For the duration of the Term, the PSA Entities shall deliver to the Purchaser a Monthly Operating Report on or before the 21st day after the end of each calendar month. The PSA Entities shall make detailed reference to, and provide on request, together with the Monthly Operating Reports, all other relevant Project documentation or information that may have a material impact on each Operating Plan.
6.2Annual Reporting
During the Term:

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(a)At least once every 12 months and promptly whenever an update to any Operating Plan for a Project is adopted by any PSA Entity, Seller shall provide to Purchaser such updated Operating Plan; and
(b)no later than February 15 of each calendar year (provided that any of the items below in this subsection (b) that require external confirmation or audit may follow by March 15 of each calendar year if the equivalent internal document of the PSA Entity is provided by February 15), the Seller shall provide to the Purchaser with respect to the Projects:
(i)the annual production forecast for each Reference Metal from the Properties during such calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis), in each case, on a Project by Project basis and shaft by shaft basis and any other details consistent with the PSA LOM Reserve Plan;
(ii)the amounts of Payable Gold and Payable Platinum as forecast for such calendar year (to be set out on a monthly basis);
(iii)a list of assumptions used in developing the forecasts referred to in Sections 6.2(b)(i) and 6.2(b)(ii), including the types, tonnages, gold, palladium, platinum and rhodium grade and recoveries of ore from the Properties and the operating costs and assumed sustaining capital during the applicable forecast period in the case of the production forecast referred to in Section 6.2(b)(i), in each case, on a Project by Project basis and to be provided with respect to each concentrate (gold, palladium, platinum and rhodium), including applicable information relating to tonnage, grade and recovery (UG2 and Merensky);
(iv)a statement setting out the gold, palladium, platinum and rhodium Reserves and resources for each of the Projects and the assumptions used prepared in accordance with mining industry best practices and compliant with the Minimum Technical Standards;
(v)the amount and description of operating, capital and other costs incurred in respect of each Project for the prior calendar year; and
(vi)updates on: (i) material permitting activities in respect of the Projects conducted in the prior calendar year; and (ii) any material changes to the status of any Material Contracts in the prior calendar year, in each case not already previously notified to Purchaser by the Seller.
6.3Ongoing Reporting
During the Term:
(a)the PSA Entities shall notify the Purchaser if, between issuances of a Monthly Operating Report, the PSA Entities become aware of a material variation from the forecasted operations for such month as reported to the Purchaser in the last Monthly Operating Report;
(b)the PSA Entities shall notify the Purchaser promptly about the details of any new Properties that have been staked or acquired during a given calendar quarter; and

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when applicable, details of any Properties that the Project Owners intend to abandon, surrender, relinquish or allow to lapse within the upcoming 90 day period or any longer period set out therein, including the date that any such abandonment, surrender, relinquishment or lapse is expected to occur;
(c)the PSA Entities shall promptly notify the Purchaser upon the occurrence of any environmental, health and safety incidents or violations and/or violations of any Applicable Laws (including Environmental Governmental Requirements) that are material to the Project Owners and their operations taken as a whole, including the material details of the incident or violation and a description of any consequences imposed by a Governmental Authority;
(d)the PSA Entities shall promptly notify the Purchaser upon the occurrence of any material non-compliance with the Anti-Corruption Policy and the related materials details of such non-compliance;
(e)the PSA Entities shall promptly notify the Purchaser of any development with respect to (A) a dispute involving a Governmental Authority or local community or (B) any environmental, safety and social issues that have occurred, continued or escalated, in both cases, in respect of the Projects that are material to the Project Owners and their operations taken as a whole, including the material details of any such development or action;
(f)at least once every 12 months and within 30 days following renewal thereof, upon request, the PSA Entities shall provide to the Purchaser a copy of the certificate(s) of insurance for the Projects required by Section 7.6(a); and
(g)the PSA Entities shall use their commercially reasonable efforts to provide the Purchaser with any information with respect to the PSA Entities and the Projects that it requires for its environmental, social and corporate governance reporting requirements and practices, as reasonably requested from time to time.
6.4Financial Reporting
During the Term, the PSA Entities shall deliver the following financial statements to the Purchaser (including any English translations thereof to the extent prepared):
(a)within 120 days after the end of each Financial Year of Sibanye (or such earlier date as may be required by Applicable Law), (i) annual consolidated financial statements of Sibanye for the Financial Year then ended, audited and prepared in accordance with IFRS, together with notes thereto, including details of any Indebtedness; and, (ii) audited financial statements of each PSA Entity on a stand-alone basis for such Financial Year, prepared in accordance with IFRS;
(b)within 90 days after the end of each Financial Half Year of Sibanye, unaudited consolidated financial statements of Sibanye for the Financial Half Year then ended, prepared in accordance with IFRS;
(c)within 60 days after the end of each Financial Half Year of Sibanye, (i) unaudited consolidated management accounts of Sibanye for the Financial Half Year then ended; and (ii) unaudited management accounts of each PSA Entity on a stand-alone basis for such Financial Half Year, prepared in accordance with recognition and measurement requirements pursuant to IFRS (provided that should such

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documents be prepared on a more frequent basis, they will be provided to the Purchaser within 60 days of the end of the relevant period); and
(d)copies of compliance certificates delivered to the lenders under the USD Revolving Credit Facility and the Rand Revolving Credit Facility (or any successors thereto as the principal USD and Rand revolving credit facilities of the Sibanye Group) promptly after delivery thereof pursuant to such agreement, and copies of any material amendments to such agreements entered into from time to time or material waivers provided by the lenders thereunder from time to time.
6.5Books and Records
(a)The PSA Entities shall keep true, complete and accurate books and records of all of financial transactions, operations and activities with respect to themselves and the Projects and the Transaction Documents, including the mining and production of all Minerals therefrom and the mining, treatment, processing, milling, stockpiling, transportation and sale or refining of all Minerals, and all operating or capital costs. The PSA Entities shall permit the Purchaser and its authorized representatives and agents to perform audits or other reviews and examinations of their respective books and records and other information relevant to the production, delivery and determination of Metals produced from the Projects and compliance with the other requirements of the Transaction Documents from time to time, at reasonable times at the Purchaser’s sole risk and expense and upon 10 Business Days’ notice, provided that: (i) the Purchaser and its authorized representatives and agents will not exercise such rights more often than once during any calendar year absent the existence of a PSA Entity Event of Default, or absent a deficiency identified during such first audit or review; and (ii) the Purchaser shall diligently complete any audit or other examination permitted hereunder.
(b)If any Technical Report is prepared in respect of a Project, the Seller shall provide to the Purchaser an advanced draft copy (and a reasonable opportunity to comment thereon) of such Technical Report before it is filed or the results of which are otherwise made publicly available and, in any event, not less than five Business Days before it is so filed or made public. If so requested by the Purchaser, the PSA Entities shall use commercially reasonable efforts to assist the Purchaser in obtaining at the cost of the Purchaser: (i) consents and certificates from external qualified Persons with respect to Technical Reports pertaining to the Properties as may be necessary to allow the Purchaser or its Affiliates to make filings of technical reports prepared in accordance with NI 43-101 or other Applicable Law, to the extent any such reports are required to be filed by the Purchaser or its Affiliates under Applicable Law; (ii) other technical data, records or information pertaining to the Properties in the possession or control of the PSA Entities, to the extent any such information is required for any Technical Reports required to be filed by the Purchaser or its Affiliates under Applicable Law; and (iii) copies of any Technical Report and will use commercially reasonable efforts to cause the authors of such Technical Report to have such Technical Report addressed directly to the Purchaser or any Purchaser Affiliate if it files such Technical Report under NI 43-101 or other Applicable Law. If so requested by the Purchaser and at the Purchaser’s cost, the PSA Entities shall use their commercially reasonably efforts to assist the Purchaser: (A) in obtaining technical data, records or information pertaining to the Project in the possession or control of the PSA Entities or any consultants, to the extent that the PSA Entities can control or require the provision of such information from the consultants; and

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(B) otherwise in conducting its own diligence of the Project (including access thereto), in each case (x) if the Purchaser or any Purchaser Affiliate prepares and files a Technical Report on the Properties in accordance with NI 43-101 or other Applicable Law and such information is reasonably necessary to permit the Purchaser or any Purchaser Affiliate to prepare such technical report or (y) to facilitate the reliance by the Purchaser or any Purchaser Affiliate on any exemption available from the requirement to file any such report. Prior to the filing by the Purchaser or any of its Affiliates of any Technical Report on a Project, the Purchaser will give the PSA Entities a reasonable opportunity to review and comment on such Technical Report, and shall provide to the PSA Entities a final copy or an advance draft copy of any such Technical Report before it is filed or otherwise made publicly available and, in any event, not less than five Business Days before it is so filed. The Purchaser agrees that neither the PSA Entities nor any of their Affiliates shall assume any liability in connection with any disclosure by the Purchaser or any of its Affiliates with respect to the Projects, including in connection with any Technical Report prepared or filed by the Purchaser or any of its Affiliates that contains information concerning a Project that was disclosed to the Purchaser or its Affiliates hereunder. The Purchaser shall not be entitled to exercise its rights provided above with respect to the preparation by the Purchaser of a Technical Report, in the event there is a current and complete Technical Report for a Project that complies with and satisfies all applicable legal and regulatory requirements and filing obligations of the Purchaser, as determined by the Purchaser acting reasonably, and which has been addressed to the Purchaser and for which all consents necessary for the Purchaser to rely on and publicly file such Technical Report for the purposes of Applicable Law have been provided to the Purchaser. Without limiting the foregoing, all Reserve and resource information provided to the Purchaser shall identify Reserves and resources from the Properties separately from Reserves and resources from other properties.
6.6Inspections
Upon no less than 10 Business Days’ notice to the PSA Entities and subject at all times to the workplace rules and supervision of the Project Owners, and provided any rights of access do not unreasonably interfere with any exploration, mining or processing work conducted on the Properties, the Project Owners shall grant, or cause to be granted, to the Purchaser and its representatives and agents, at reasonable times and at the Purchaser’s sole risk and expense, the right to access the Properties, the processing facilities related to the Projects and other facilities of the Projects, in each case to monitor the mining, processing and infrastructure operations relating to the Projects and to permit representatives, agents or advisors of the Purchaser to complete a personal inspection of the Projects in connection with the preparation on behalf of the Purchaser or any Purchaser Affiliate of any Technical Report. The Purchaser may avail itself of such right of access to each Project a maximum of once per calendar year thereafter absent a deficiency identified during a prior inspection of the Properties, and except where additional access is requested by the Purchaser in order to prepare a Technical Report. For the purposes of permitting the Purchaser to monitor mining, processing and infrastructure operations relating to the Projects or the preparation of any such Technical Report, the Project Owners shall use commercially reasonable efforts to provide access to such employees and data of the Project Owners and the employees and data of the Project Owners’ consultants and shall provide the Purchaser an opportunity to conduct such comparative sampling tests and other activities as are

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required in the Purchaser’s reasonable opinion. The Purchaser and the Project Owners agree that any visits and inspections contemplated herein shall be subject to the confidentiality provisions of this Agreement. The Purchaser (i) shall be solely responsible for any injuries to, or losses suffered by, the Purchaser and its representatives or agents while visiting the Properties or the related facilities unless such injuries or losses are caused by the negligence or wilful misconduct of a PSA Entity or its representatives or agents, and (ii) agrees to indemnify and save the PSA Entities and their respective directors, officers, employees, representatives and agents harmless from and against any and all losses suffered or incurred by any of them as a result of the actions of the Purchaser or its representatives or agents during any such visit except to the extent that such losses arise from the negligence or wilful misconduct of an indemnified person.
6.7Suspension of Reporting Obligations
If there has not been any active mining operations on the Properties for a period of (i) at least three consecutive years, then the PSA Entities’ reporting obligations under Sections 6.1 and 6.2 and 6.3(f) shall be suspended until active mining operations resume, provided that, during any period of time the aforementioned reporting obligations are suspended, the PSA Entities shall nonetheless promptly notify the Purchaser in writing of any material disputes relating to the Projects or the Permits with local communities or Governmental Authorities, violations of Environmental Governmental Requirements or other Applicable Laws or other matters which could have a potentially material adverse effect on the condition (financial, physical, technical, or reputational) of the Projects, the PSA Entities, the Purchaser or the Purchaser’s investment in the Projects.
6.8Tailings Facilities Matters
The PSA Entities shall promptly:
(a)provide the Purchaser reports from the ITRB with respect to the tailings storage facilities related to the Properties when received by Sibanye, including, in the event that the ITRB notifies any PSA Entity that it has determined that any tailings facility related to the Properties will require inspections thereof to be conducted on an annual basis;
(b)provide the Purchaser reports from the engineer of record with respect to the tailings facilities related to the Properties when received by Sibanye; and
(c)use commercially reasonable efforts to comply in all material respects with the recommendations of reports from the ITRB or the engineer of record and provide to the Purchaser with copies of (i) any material written communications with the ITRB or the engineer of record that relates to the reports referred to above in this Section 6.8; (ii) summaries of how to address any deficiencies identified in the applicable reports, along with proposed remediation plans; and (iii) quarterly updates describing the progress of such proposed remediation plans.

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Article 7
COVENANTS
7.1Conduct of Operations
(a)The Project Owners shall operate, and the other PSA Entities shall cause the Project Owners to operate, the Projects on a commercial basis as though the Project Owners have the full economic interest in all Reference Metal, including Reference Gold and Reference Platinum in the absence of this Agreement (and without regard to any other royalty, stream or similar arrangement to which any of the PSA Entities are a party) and as if it were entitled to receive the Gold Market Price and Platinum Market Price for all Payable Gold and Payable Platinum. The Project Owners shall ensure, and the other PSA Entities shall cause the Project Owners to ensure, that: (i) all cut-off grade, short-term mine planning and production decisions concerning the Projects shall be based on Metals prices typical of normal industry practice, and (ii) all longer term planning and resource and Reserve calculations concerning the Projects shall use Metals prices based on normal industry practice, in each case, without regard to the impact of any royalty or stream obligation or similar arrangement to which any PSA Entity, Sibanye or Sibanye Affiliate is a party.
(b)Except as otherwise expressly specified herein, all decisions regarding the Projects, including: (i) the methods, extent, times, procedures and techniques of any mining related to the Projects or any portion thereof; (ii) spending on operating and capital expenditures; (iii) leaching, milling, processing or extraction, (iv) decisions to operate or continue to operate the Projects or any portion thereof, including with respect to closure and care and maintenance; (v) decisions to take or refrain from taking any action in order to maintain Metals recovery or production; and (vi) the sale of Minerals and sales strategy including decisions regarding the sale of Metals and terms thereof (except as provided herein), shall be made by the Project Owners, in their sole discretion. The Purchaser acknowledges that it does not have any right, title or interest in or to the Projects; provided that, the foregoing shall in no way limit the Purchaser’s rights or remedies in accordance with this Agreement against any Person that is or becomes a Party to this Agreement. Subject to Section 7.1(c), each Project Owner shall be permitted to amend the Operating Plan in effect from time to time with respect to any Project owned by such Project Owner at any time and from time to time in its sole discretion.
(c)Notwithstanding Section 7.1(b): (i) the Project Owners shall operate, and the PSA Entities shall ensure that the Project Owners operate, the Projects in a commercially prudent manner; and (ii) the Project Owners shall perform, and the PSA Entities shall cause the Project Owners to perform, all mining operations and activities pertaining to or in respect of the Projects in accordance, in all material respects, with all Applicable Laws, Permits and other Authorizations, and generally accepted international mining, processing, engineering and environmental, safety, labour, social and corporate governance practices prevailing in the mining industry (including the Responsible Gold Mining Principles of the World Gold Council).
(d)Without prejudice to Section 7.1(c), the Project Owners shall perform, and the PSA Entities shall cause the Project Owners to perform, all development, and mining operations and activities pertaining to or in respect of the Projects or their

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business in accordance with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Environmental Governmental Requirements.
(e)For greater certainty, nothing in this Section 7.1 shall impose any obligation on the Project Owners to mine (or to recommence mining if mining has been suspended) Minerals if the Project Owners have determined that exploitation of the Properties is not, at the relevant time, economically feasible, taking into account the principles contained in Section 7.1(a).
7.2Certain Corporate Standards
The PSA Entities shall at all times comply with the Anti-Corruption Policy and shall (to the extent permitted by Applicable Laws) promptly notify the Purchaser in writing upon becoming aware of any breach or potential breach of such policy.
7.3Preservation of Corporate Existence; Internal Reorganizations
(a)The PSA Entities shall at all times from and after the Execution Date do and cause to be done all things necessary or advisable to:
(i)maintain their corporate existence; and
(ii)subject to permitted Transfers and Changes of Control in accordance with Section 8.1, ensure that all of the Equity Interests of the Seller are directly held by Sibanye.
(b)Except with the prior written consent of the Purchaser, the Seller shall remain a resident in the United Kingdom and not have operations or become a resident for tax purposes in any other jurisdiction.
(c)None of the PSA Entities shall, without the Purchaser’s prior written consent, (x) consolidate, amalgamate with, or merge with or into, (y) Transfer all or substantially all of its assets (provided that, the Project Owners may not Transfer all or any part of its assets, a Project, the related Properties or its interests therein pursuant to this Section 7.3) to, or (z) reorganize, reincorporate or reconstitute into or as, in each case, another Subsidiary of Sibanye or continue to any other jurisdiction (each, an “Internal Reorganization”), unless:
(i)the PSA Entities have given at least 30 days’ prior written notice to the Purchaser of such Internal Reorganization, together with sufficient information to permit the Purchaser to confirm compliance with the provisions of this Section 7.3;
(ii)the resulting, surviving or Transferee entity (the “Successor”) assumes in favour of the Purchaser and is bound by all of the terms and conditions of this Agreement applicable to the relevant PSA Entity pursuant to an accession/assignment agreement substantially in the form attached as Schedule E;
(iii)(a) the Successor to the Project Owner, if applicable, satisfies the requirements the same as or equivalent to those in Sections 7.11(a), (b) to the extent a Holdco is in place at the time of such Internal Reorganization, the Successor to each Project Owner, if applicable, is a direct Subsidiary

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of a Person who owns all of the Equity Interests of such Successor (other than in respect of securities held by BEE Partners) and otherwise satisfies the requirements of Section 7.11(b) and the Successor to Holdco, if applicable, satisfies the requirements of Section 7.11(b), and (c) the Successor to the Seller, if applicable, satisfies the requirements of Sections 7.11(c) and 7.12;
(iv)(a) the Projects shall remain wholly owned by the Project Owners or their Successors, (b) Sibanye or its Successor or a Holdco or its Successor shall own all the equity and voting securities of each Project Owner or its Successor (other than in respect of securities held by BEE Partners), and (c) each Holdco or the applicable Successor, if applicable, and the Seller or its Successor, if applicable, shall remain controlled by Sibanye following such Internal Reorganization;
(v)no Triggering Event has occurred and is continuing;
(vi)such Internal Reorganization would not reasonably be expected to have a Material Adverse Effect or result in a material increase in Taxes applicable to the Purchaser, which are not Covered Taxes (unless the Seller or its Successor, as applicable, agrees in writing in advance in favour of the Purchaser (and in form and substance satisfactory to the Purchaser, acting reasonably) to be responsible for and indemnify the Purchaser for any such increased Taxes that result from such Internal Reorganization); and
(vii)all consents required for such Internal Reorganization from any Governmental Authorities have been obtained, and all financial obligations to any Governmental Authority required for such Internal Reorganization have been satisfied.
(d)Notwithstanding this Section 7.3, (i) the proposed transfer of all of the operations and assets from Kroondal to SRPM in accordance with the transactions contemplated in Kroondal Steps Memo shall be permitted hereunder (the “Kroondal Transaction”) and the other requirements set out in this Section 7.3 shall not apply to the Kroondal Transaction; and (ii) the proposed amalgamation of WPL and EPL (the “Amalgamation Transaction”) in accordance with the transactions contemplated in Amalgamation Steps Memo shall be permitted hereunder and the other requirements set out in this Section 7.3 shall not apply to the Amalgamation Transaction. Upon the Kroondal Transaction being completed in accordance with the Kroondal Steps Memo and neither Sibanye Bermuda nor Kroondal holding any assets or properties in respect of the Properties or the Projects, both Sibanye Bermuda and Kroondal shall cease to be Parties to this Agreement.
7.4Processing/Commingling
(a)Until such time as they form part of an Offtaker Delivery, the Project Owners shall not process, and the other PSA Entities shall not permit the Project Owners to process, Minerals through processing facilities that are not owned by the Project Owners.
(b)The Project Owners shall not:

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(i)process, and the other PSA Entities shall not permit the Project Owners to process, Other Minerals through the processing facilities that are mills, ore concentrators or other similar processing facilities related to the Projects that are used in the production of concentrates from Minerals in priority to or in place of, or commingle Other Minerals with, Minerals (including blending of concentrates), in each case prior to an Offtaker Delivery in respect of those Minerals; or
(ii)and the other PSA Entities shall not permit any member of the Sibanye Group that owns or operates a smelter, refinery or other similar processing facility used in smelting, refining or other beneficiation of Minerals as of the Effective Date, to process Other Minerals from properties or sources that do not form part of the Properties, in priority to or in place of any Minerals in each case, after an Offtaker Delivery in respect of those Minerals,
(“Priority Processing”) unless the Purchaser has first approved (acting reasonably) in writing, a plan prepared by the Project Owners that provides for the following: (i) the Project Owners have adopted and employ reasonable practices and procedures for weighing, determining moisture content, sampling and assaying, determining recovery factors and metal accounting including any plant transitions to facilitate commingling (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of Reference Metals; and (ii) the Project Owners keep all books, records, data and samples required by the Commingling Plan.
(c)The Project Owners shall not deposit Minerals, and the other PSA Entities shall not permit the Project Owners to deposit Minerals, to the Existing Surface Tailings Area or commingle Minerals with Existing Surface Tailings, except in accordance with a Commingling Plan. The Project Owners shall not deposit Minerals, and the other PSA Entities shall not permit the Project Owners to deposit Minerals on Historical AOI Tailings or commingle Minerals with Historical AOI Tailings, except in accordance with a Commingling Plan.
(d)The PSA Entities shall compensate the Purchaser for any disadvantage incurred or suffered by the Purchaser if Priority Processing occurs and such Priority Processing causes a delay in processing Minerals or a reduction in the amount of Minerals being processed and such Priority Processing causes a delay or reduction in Deliveries of Refined Gold or Refined Platinum to the Purchaser that would otherwise have been made under this Agreement (collectively, a “Displacement”). Such compensation shall be in the form of increased Deliveries in order to ensure that the quantity and timing of Deliveries received by the Purchaser are at least equivalent to what they would have been, based on the Applicable Operating Plan, as if the Displacement had not occurred (such additional amount of Deliveries, the “Compensation Ounces”); provided that, subject to the next sentence, Compensation Ounces may consist of ounces of Refined Platinum notwithstanding that the Displacement impacts Deliveries of Refined Gold (the “Displaced Gold Amount”) or Refined Platinum, and in such case the amount of Compensation Ounces to be Delivered in substitution of any portion of the Displaced Gold Amount (such substituted amounts, the “Replaced Gold Amount”) from time to time shall be equal to that number of ounces of

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Refined Platinum equal to: (i) the number of ounces in the Replaced Gold Amount, multiplied by the Gold Market Price on the date immediately prior to the Date of Delivery for such Compensation Ounces being delivered in place of the Replaced Gold Amount, divided by (ii) the Platinum Market Price on the date immediately prior to such Date of Delivery. For the purposes of the foregoing, the Replaced Gold Amount shall, for Deliveries of Compensation Ounces, not exceed that number of ounces of Refined Gold by which (i) the number of ounces of Refined Gold that the Seller is required to Deliver to the Purchaser in respect of such increased Deliveries and other Deliveries hereunder exceeds (ii) the aggregate number of ounces of gold, if any, for which a PSA Entity received payment or credit from an Offtaker in respect of the applicable Offtaker Deliveries in respect of which such increased Deliveries are being made. For the purposes of this Section 7.4(d), “Applicable Operating Plan” means the Operating Plan then in effect (prepared on a bona fide basis without giving effect to or in anticipation of any Displacement). For the purposes of determining the Gold Entitlement Percentage (and the Gold Cash Price) and the Platinum Entitlement Percentage under this Agreement, the Replaced Gold Amount shall be applied for the purposes of the former and any Compensation Ounces being delivered in place of the Replaced Gold Amount that are actually delivered by the Seller to the Purchaser in accordance with this Section 7.4(d) shall be excluded for the purposes of the latter. A sample calculation for determining such compensation is attached hereto as Schedule I.
(e)The PSA Entities will advise the Purchaser in writing in advance of any proposed Displacement and include in that notice an updated Operating Plan including details of the proposed Displacement reasonably sufficient to define the nature, scope and duration of the Displacement and for determining the appropriate compensation to the Purchaser referred to above. Promptly following receipt of such notice, the Parties will work together in good faith to determine and agree on appropriate compensation for the Purchaser in the form of additional Deliveries (or as otherwise agreed).
(f)For purposes of determining appropriate compensation, reference shall be had to the Applicable Operating Plan, provided that: (i) production from the processing facilities of the Projects will be based on operations in the ordinary course at such time (excluding the effect of any ongoing or proposed Displacement or preparations therefor); (ii) any preparatory activities in relation to the proposed Displacement, including a plant shut down and/or modification or changes in throughput, will be taken into account; and (iii) the Parties acknowledge that the Applicable Operating Plan does not represent a guaranteed level of production and that no compensation will be payable beyond the amount of Deliveries that the Purchaser would have received in the absence of the Displacement.
(g)The Seller will receive a credit for additional Deliveries made as compensation for Displacement against Deliveries to be made under Section 2.2 of this Agreement once there is no longer any ongoing Displacement and such credit shall be determined in such a manner as to ensure that there is no double counting of Deliveries in favour of the Purchaser.
(h)The Purchaser acknowledges that the proposed Displacement may occur at any time after the notice in Section 7.4(e) has been given, even if compensation has not been agreed or determined, provided that a Commingling Plan has been approved in accordance with Section 7.4(b). Notwithstanding the foregoing,

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compensation shall apply retroactively to the date that the Displacement commenced.
(i)If within 60 days of commencing discussions to determine appropriate compensation for the Purchaser as a result of any Displacement, the Parties have been unable to agree on such compensation, any Party may refer the matter to the Independent Expert (Technical) in accordance with Section 15.1(c), provided further that in its determination, the Independent Expert (Technical) must apply the provisions of this Section 7.4.
(j)In the event of a change in circumstances with respect to any Displacement which may materially affect the compensation to the Purchaser previously determined or if there is any new Displacement or any additional planned Displacement, the provisions of the foregoing paragraph shall apply again to determine the appropriate compensation to the Purchaser.
(k)Notwithstanding the foregoing, a Displacement shall be deemed not to have occurred to the extent that, at the time of the relevant Priority Processing in respect of a Project, the Minerals for such Project have been exhausted or are not economically viable to extract from a technical, legal or regulatory perspective, having regard to all reasonable mitigating actions which could be undertaken in accordance with the Seller’s obligations under Section 7.1.
7.5Offtake Agreements
(a)The PSA Entities shall ensure that when Minerals that contain (x) prior to the later of the Gold Stream Date and the Platinum Stream End Date, any Metals; or (y) thereafter, any gold, all such Minerals are:
(i)sold by a PSA Entity to an Offtaker pursuant to an Offtake Agreement to which a PSA Entity is a party; or
(ii)delivered to a Related Party Offtaker.
(b)To the extent relevant to the determination of the amount of Refined Gold or Refined Platinum to be Delivered to the Purchaser in accordance with this Agreement, the PSA Entities shall ensure that all Offtake Agreements entered into by a PSA Entity shall be on commercially reasonable arm’s length terms and conditions for concentrates or other products similar in make-up and quality to those derived from the Minerals, including with respect to report and settlement protocols, weighing, sampling, moisture determination and assaying procedures. Notwithstanding the foregoing, the PSA Entities shall not be required to enter into written Offtake Agreements with Related Party Offtakers who are also PSA Entities, provided that customary reporting protocols and customary weighing, sampling, moisture determination and assaying procedures are implemented with respect to deliveries to such Related Party Offtakers.
(c)With respect to any Offtake Agreements entered into after the Execution Date, the PSA Entities shall, within 15 days after execution thereof by each of the parties thereto, promptly provide to the Purchaser a final signed copy of such Offtake Agreement, with only such redactions as may be required by the confidentiality restrictions in the applicable agreement. The PSA Entities shall use their commercially reasonable efforts to avoid any requirement for the redaction of any part of any Offtake Agreement.

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(d)The PSA Entities shall take reasonable steps to enforce their rights and remedies under each Offtake Agreement with respect to any breaches of the terms thereof relating to the calculation, timing, and amount of Offtake Payments to be made thereunder. The PSA Entities shall promptly notify the Purchaser in writing when any dispute in respect of any matter arising out of or in connection with any Offtake Agreement arises and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.
7.6Insurance
(a)The Project Owners shall maintain at all times with reputable insurance companies insurance in good standing with respect to the Projects’ operations against such casualties, losses and contingencies and of such types and in such amounts as is customary for comparable projects in the mining industry in South Africa, such insurance shall include, for so long as the Projects are operating, business interruption insurance customary for international mining projects.
(b)The Project Owners shall ensure that each shipment of (x) prior to the later of the Gold Stream Date and the Platinum Stream End Date, any Metals; or (y) thereafter, any gold, is adequately insured in such amounts and with such coverage as is customary in the mining industry in South Africa, until such time as risk of loss and damage for such Metal is transferred to the Offtaker.
(c)Where any PSA Entity, Sibanye or any Sibanye Affiliate has received payment under an insurance policy in respect of a shipment of Metals that is lost or damaged after leaving a Project and before the risk of loss or damage is transferred to the Offtaker:
(i)prior to the Gold Stream Date, the Seller shall:
(A)use the Applicable Percentage of the Net Proceeds of any insurance payment received by the PSA Entity, Sibanye or any Sibanye Affiliate in respect of the platinum, palladium, rhodium and gold contained in such shipment to acquire Refined Gold, and shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to Purchaser by the Seller) such amount of Refined Gold at the applicable Gold Market Price, and the Purchaser will pay the Purchase Price therefor in accordance with Sections 2.4, against delivery of such Refined Gold. In this Section 7.6(c)(i)(A), “Applicable Percentage” means the applicable percentages then in effect as specified in the definitions of “Gold Entitlement Percentage”; and
(B)use the Applicable Percentage of the Net Proceeds of any insurance payment received by the PSA Entity, Sibanye or any Sibanye Affiliate in respect of the platinum contained in such shipment to acquire Refined Platinum, and shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to Purchaser by the Seller) such amount of Refined Platinum at the applicable Platinum Market Price, and the Purchaser will pay the Purchase Price therefor in accordance with Sections 2.5, against delivery of such Refined Platinum. In this Section 7.6(c)(i)(B), “Applicable Percentage” means the

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applicable percentages then in effect as specified in the definitions of “Platinum Entitlement Percentage”; or
(ii)after the Gold Stream Date, the Seller shall:
(A)use the Applicable Percentage of the Net Proceeds of any insurance payment received by the PSA Entity, Sibanye or any Sibanye Affiliate in respect of the gold contained in such shipment to acquire Refined Gold, and shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to Purchaser by the Seller) such amount of Refined Gold at the applicable Gold Market Price, and the Purchaser will pay the Purchase Price therefor in accordance with Sections 2.4, against delivery of such Refined Gold. In this Section 7.6(c)(ii)(A), “Applicable Percentage” means the applicable percentages then in effect as specified in the definitions of “Gold Entitlement Percentage”; and
(B)use the Applicable Percentage of the Net Proceeds of any insurance payment received by the PSA Entity, Sibanye or any Sibanye Affiliate in respect of the platinum contained in such shipment to acquire Refined Platinum, and shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to Purchaser by the Seller) such amount of Refined Platinum at the applicable Platinum Market Price, and the Purchaser will pay the Purchase Price therefor in accordance with Sections 2.5, against delivery of such Refined Platinum. In this Section 7.6(c)(ii)(B), “Applicable Percentage” means the applicable percentages then in effect as specified in the definitions of “Platinum Entitlement Percentage”.
(iii)Where a PSA Entity, Sibanye or any Sibanye Affiliate has received payment under an insurance policy in respect of a Project or the Project Owners’ interest therein as a result of an event that does or is reasonably likely to materially reduce the amount of (x) prior to the later of the Gold Stream Date and the Platinum Stream End Date, any Metals; or (y) thereafter, any gold, that will be sold to Offtakers from the Projects in any one or more years, the PSA Entities, Sibanye or any Sibanye Affiliate, as applicable, shall either: (i) cause the Project Owners to use such amount of Net Proceeds of any insurance payment received by such PSA Entity, Sibanye or Sibanye Affiliate as is necessary to fully rebuild or repair the Projects or any part thereof damaged as a result of the foregoing event (to the extent that the Project Owners determine that such rebuilding or repair is appropriate in accordance with Section 7.1), provided that in such instance the Purchaser shall not be entitled to any portion of such Net Proceeds (including, for greater certainty, Net Proceeds, if any, remaining after the completion of such rebuilding or repair); or (ii) cause the Seller to pay to the Purchaser an amount equal to the Sharing Percentage multiplied by the Net Proceeds of any insurance payment received by a PSA Entity, Sibanye or a Sibanye Affiliate in respect thereof within 10 days after receipt of such proceeds.

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7.7Confidentiality
(a)Subject to Sections 7.7(b) and Article 15, each Party (a “Receiving Party”) agrees that it shall maintain as confidential, including using commercially reasonable efforts to ensure proper and secure storage is provided therefor, and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose the terms contained in this Agreement and all information (whether written, oral or in electronic format) received from the Party disclosing such information (the “Disclosing Party”) or reviewed by it as a result of or in connection with this Agreement, including:
(i)information concerning the Purchaser and its operations;
(ii)information concerning the PSA Entities and their operations;
(iii)information about the Projects, including as a result of any visit or inspection of the Projects;
(iv)information about the Properties;
(v)any customer information of the PSA Entities (including, for certainty, any Offtaker);
(vi)any draft or final Technical Reports provided under Section 6.5(b) or otherwise pursuant to this Agreement (except for such reports and related information that are contemplated to be made public);
(vii)any Offtake Agreement provided under Section 7.5 or otherwise pursuant to this Agreement (except for such Offtake Agreements and related information that are publicly available); or
(viii)any discussions relating to any of the above with any directors, officers, employees, advisors or representatives of the Purchaser or any PSA Entity,
(collectively, the “Confidential Information”).
(b)A Receiving Party may disclose Confidential Information in the following circumstances:
(i)(x) to its auditor, legal counsel, lenders, underwriters, investment bankers and technical consultants, and
(y) to Persons with which it is considering or intends to enter into a transaction which would be permitted under Article 8 without the consent of the Disclosing Party under this Agreement (such Persons referred to in this clause (y), the “Proposed Transferees”) for which such Confidential Information would reasonably be relevant (and to advisors and representatives of any such Person), provided that, such disclosure is made on a need to know basis and that such Persons are advised of the confidential nature of the Confidential

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Information, undertake (in the case of Proposed Transferees, such undertaking to be in writing in favour of the Disclosing Party and consistent with the provisions of this Section 7.7) to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;
(ii)except in the case of Sections 7.7(d) and 15.7, where disclosure is necessary to comply with Applicable Law, court order or regulatory request, provided that (x) such disclosure is limited to only that Confidential Information so required to be disclosed, and (y) the Receiving Party shall (to the extent permitted by Applicable Laws) promptly notify the Disclosing Party in writing to permit the Disclosing Party to have an opportunity to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such Confidential Information and, where applicable, that the Receiving Party has taken commercially reasonable efforts to avail itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;
(iii)for the purposes of the preparation and conduct of any arbitration or court proceeding with respect to matters in respect of this Agreement or commenced under Section 15.1 or any determination hereunder presided over by any Independent Expert Adjudicator;
(iv)where such information is already available to the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations to which the Receiving Party is subject;
(v)with the express written consent of the Disclosing Party, such approval not to be unreasonably withheld, conditioned or delayed;
(vi)to its Affiliates and those of its and its Affiliates’ directors, officers, employees, advisors and representatives who need to have knowledge of the Confidential Information and each such Person to whom the Confidential Information is disclosed is directed to comply with these terms of confidentiality (or is bound by professional obligations to maintain confidentiality); and
(vii)information that is permitted to be disclosed pursuant to Section 15.7.
(c)Each Party shall ensure that its Affiliates and its and its Affiliates’ employees, directors, officers, advisors and representatives and those Persons listed in Section 7.7(b)(i) are made aware of this Section 7.7 and comply with the provisions of this Section 7.7. Each Receiving Party shall be liable to the Disclosing Party for any improper use or disclosure of such terms or information by such Persons.

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(d)If in compliance with Applicable Laws a Party is required to file this Agreement publicly, such Party shall notify the other Party of such requirement at least two Business Days prior to such filing, and the Parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with Applicable Laws before it is so filed. No Party shall publicly file this Agreement without reasonable prior consultation with the other Party; provided that, such reasonable prior consultation shall not prohibit a Party from publicly filing this Agreement, redacted only to the extent such Party considers it permitted pursuant to Applicable Laws.
7.8Notice of Material Adverse Impact
The PSA Entities shall promptly notify the Purchaser in writing, including providing supporting details (and from time to time provide the Purchaser with all information reasonably requested by the Purchaser concerning the status thereof):
(a)following the occurrence of a PSA Entities Event of Default;
(b)regarding any matter of which they are aware that has had or is reasonably likely to have a Material Adverse Effect or may result in a PSA Entities Event of Default;
(c)following receipt of notice of an intention to enforce security against a Project or any part thereof by any creditor or creditors in respect of Material Indebtedness; or
(d)following senior management of any PSA Entity having actual knowledge of:
(i)an actual, or written threat of, material default or breach in respect of any Material Contract or Material Indebtedness;
(ii)an actual, or written threat of, material default, breach, revocation or expropriation of any Permit or any such matter relating to the Properties (including, for certainty, any Expropriation Event);
(iii)the failure to obtain, or actual or an anticipated non-renewal of, any Permit;
(iv)any material disputes or disturbances pertaining to the Projects involving any Governmental Authority, any BEE Partners or local community or other environmental, safety and social issues;
(v)the occurrence of any litigation, dispute, arbitration or proceeding: (A) which relates to any Material Contract or any Permit, which if adversely determined would reasonably be expected to be material to the PSA Entities or the or operation of a Project, (B) with respect to the ownership or operation of a Project which could reasonably be expected to have a material adverse effect on such Project, or (C) which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the business, affairs, operations, assets, capital, condition (financial or otherwise) of the PSA Entities, taken as a whole;

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(vi)any material development with respect to Sibanye’s ongoing litigation with Appian Capital Advisory, including with respect to any court rulings, settlement discussions and similar matters, but solely to the extent that such materials are not legally privileged or otherwise restricted from disclosure pursuant to any obligation of confidentiality to which Sibanye or any of its Affiliates are subject;
(vii)any material damage suffered at any Project and whether any PSA Entity has made, or plans to make, any insurance claim with respect thereto; or
(viii)any material environmental, health or safety issue or incident relating to a Project, including: (A) any material breach of Environmental Governmental Requirements, (B) any material claim, complaint, notice or order regarding any breach of alleged breach of Environmental Governmental Requirements, or (C) any other environmental matter which could reasonably be expected to result in material liability or reputational damage to the PSA Entities taken as a whole.
7.9Expropriation
(a)Notwithstanding any other provision of this Agreement, upon the occurrence of an Expropriation Event:
(i)in respect of the Project Owners’ rights and interests in any Project, all obligations of the PSA Entities under this Agreement with respect to the portion of the Project to which the Expropriation Event pertains (such affected portion being the “Affected Property”) shall be suspended, including the Seller’s Delivery obligations under this Agreement with respect to any Minerals mined, produced, extracted or otherwise recovered from any such Affected Property; provided, however, that all obligations of the PSA Entities under this Agreement with respect to any portion of a Project other than the Affected Property and the other Projects shall not be suspended;
(ii)in respect of the issued voting securities of any Project Owner or Holdco (the securities affected by the Expropriation Event being the “Affected Securities”), the obligations of such PSA Entity to guarantee the Seller’s Delivery obligations under this Agreement with respect to any Refined Gold or Refined Platinum shall be suspended pro-rata in the proportion that the Affected Securities bear to the total number of such issued voting securities of such PSA Entity. (For purposes of illustration only, if 65% of the issued voting securities of a Project Owner are expropriated, then the obligations of the Project Owner to guarantee the amount of Refined Gold and Refined Platinum Deliverable to the Purchaser pursuant to this Agreement shall be reduced by 65% of the amount of such Deliveries that the Purchaser would have received absent such Expropriation Event.) The obligations of the other PSA Entities under this Agreement shall also be suspended to the extent that such Expropriation Event causes them to be unable to comply with such obligations. Notwithstanding the foregoing, if all or substantially all of the issued voting securities of a Project Owner or a Holdco are acquired as a result of the Expropriation Event, only the obligations of the other PSA Entities shall be suspended hereunder to the extent set forth above;

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(iii)in the event that the Expropriation Event subsequently ceases to exist, all obligations of the PSA Entities under this Agreement suspended pursuant to this Section 7.9 shall automatically recommence with effect from the time such Expropriation Event ceases to exist. Provided further that, with respect to this clause (a)(iii) and paragraph (b) below, notwithstanding any such suspension, if Minerals are sold during the period of suspension for the benefit of any of the PSA Entities, then any PSA Entity which has received such benefit and which is not prevented from doing so by the Expropriation Event shall in proportion to the benefit received make to the Purchaser the Deliveries that would have otherwise been made under this Agreement by the due dates therefor or as soon as practicable thereafter;
(iv)without limiting the generality of this Section 7.9(a):
(A)any loss of ownership or control over any Affected Property or Affected Securities as a result of an Expropriation Event shall not be a Transfer or a Change of Control of any entity for any purpose under this Agreement;
(B)any portion of a Project that becomes an Affected Property as a result of an Expropriation Event shall (until the Expropriation Event ceases) not be part of the Projects for any purpose under this Agreement; and
(C)no portion of the Deposit shall become repayable as a result of an Expropriation Event.
(v)If any expropriatory act or series of expropriatory acts occurs and results in issued voting securities of any of the Project Owners or Holdcos ceasing to be owned or controlled by Sibanye or the Holdcos, as applicable, but does not constitute an Expropriation Event, then those obligations of Sibanye or the Holdcos, as applicable, under this Agreement which such Parties are unable to comply with by reason of such occurrence shall be suspended (until such act has been reversed or ceases to apply), provided that in no event shall any such occurrence relieve the Seller of its obligations to make Deliveries under Section 2.2.
(b)In the event that any Expropriation Event occurs or any other Expropriatory Act occurs that has a similar economic effect to an Expropriation Event, the PSA Entities shall, to the extent that a prudent owner or operator of a mining project in South Africa would do so (as if the affected operations form a majority of such owner or operator’s South African operations), use their commercially reasonable efforts to challenge, repudiate, void, stay or overturn such act of expropriation and, if unsuccessful, to obtain compensation for such expropriation, including under any applicable business investment treaty or foreign investment contract.
(c)In the event that a PSA Entity, Sibanye or any Sibanye Affiliate receives directly or indirectly any payment, distribution or other valuable compensation as a consequence of or in respect of any act of expropriation relating to a Project or the PSA Entities (the “Compensation”), the PSA Entities shall pay or cause to be paid to the Purchaser an amount equal to the Sharing Percentage multiplied by the Net Proceeds within 10 days after receipt of such Compensation. Following receipt of any Compensation by Sibanye or a Sibanye Affiliate where the Compensation amount received by them as a consequence of or in respect of any

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act of expropriation relating to a Project or the PSA Entities is in excess of $100,000,000, the PSA Entities shall not make any Distribution or any other payment (including by way of set-off) to Sibanye or any Sibanye Affiliate until such portion of the Compensation is paid to the Purchaser in accordance with this Section 7.9.
(d)If any of the PSA Entities, Sibanye or any Sibanye Affiliate, as applicable, is required to repay all or any of the Compensation received by it for an expropriation pursuant to any requirement of a Governmental Authority in order to re-establish any PSA Entities’ direct or indirect ownership interest in the Projects, then the PSA Entities shall give written notice to the Purchaser of such requirement, together with the proposed mine plan and such other information the Purchaser may reasonably request in order to determine whether to exercise its option set forth in the following sentence. The Purchaser shall have the option, exercisable within 30 days of the receipt of such notice and information, to (i) repay to the PSA Entities a pro rata portion (determined based on the percentage used to calculate the payment to the Purchaser under Section 7.9(c)) of such Compensation required to be repaid, or (ii) agree to terminate this Agreement solely with respect to the portion of the applicable Project or Properties subject to the re-established interest. Failure by the Purchaser to provide written notice of its election within such 30-day period shall be deemed an election of the Purchaser to terminate this Agreement with respect to the portion of the applicable Project or Properties subject to the re-established interest, effectively immediately thereafter.
7.10Abandonment Property
A Project Owner may abandon, surrender or relinquish any right of ownership or allow to lapse or expire any leasehold right or lawful interest in any of the Properties, or any part thereof (an “Abandonment” and “Abandon” and “Abandoned” shall have corresponding meanings) if such Project Owner determines, having sought to act in a commercially reasonable manner, that it is not economical to mine the Minerals from such Properties that it proposes to Abandon and the Project Owner has provided the Purchaser with at least 60 days’ prior written notice of such Abandonment and, the PSA Entities have not received from the Purchaser, at least 30 days before the proposed date of the Abandonment, written notice that the Purchaser desires the Project Owner to convey or cause the conveyance of such Properties (the “Abandonment Property”) to the Purchaser or an assignee. If such written notice is received by the PSA Entities from the Purchaser, the applicable Project Owner shall, in exchange for consideration of one U.S. Dollar, acting in good faith, use commercially reasonable efforts to convey or cause the conveyance of the Abandonment Property to the Purchaser on an as is, where is basis and at the sole cost, risk and expense of the Purchaser and shall thereafter have no further obligation to maintain the title to such Abandonment Property. If the Purchaser does not give such written notice to the PSA Entities within the prescribed period of time, the Project Owner may abandon such Abandonment Property and shall thereafter have no further obligation to maintain the title to such Abandonment Property or maintain such Abandonment Property in good standing. Notwithstanding the foregoing, real property, surface rights or other similar rights in the surface lands that make up any part of the Properties proposed to be Abandoned (“Abandonment Surface Rights”), shall not be considered Abandonment Property for the purposes of this Section 7.10 and shall not be subject to the Purchaser acquisition right in respect of

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Abandonment Property described in this Section 7.10, provided that such Abandonment Surface Rights may not be disposed of by a Project Owner without reserving enforceable rights by the Purchaser or an assignee of sufficient access and other rights to ensure the holder thereof can conduct exploration, mining and processing activities on such Abandonment Surface Rights.
7.11Restrictions on PSA Entities
(a)The Project Owners shall not, and the other PSA Entities shall not permit the Project Owners to:
(i)carry on any business other than the business of operating the Projects, including exploration activities, and all other ancillary activities related thereto, or as required to perform its obligations under Applicable Law or the Transaction Documents; or
(ii)own or lease any real or personal property, other than as required to carry on the business described in Section 7.11(a)(i), except any real or personal property that is not material to the Project Owners.
(b)The Holdcos shall not, and the other PSA Entities shall not permit the Holdcos to:
(i)carry on any business other than maintaining its corporate existence, holding the shares of the Project Owners, the shares of other Holdcos or Subordinated Intercompany Indebtedness owing by any other PSA Entity, or as required to perform its obligations under the Transaction Documents and the agreements governing other Permitted Indebtedness to which they are a party, and all activities and affairs ancillary thereto, provided that nothing in this Section 7.11(b)(i) shall restrict any Holdco from at any time, and from time to time, acquiring additional gold, platinum or palladium operations in South Africa by the acquisition of the Equity Interests of any Person, any such acquisition subject to continued compliance with Section 7.13; or
(ii)own or lease any real property or own or lease any material personal property, other than the shares of the Project Owners, the shares of other Holdcos, Subordinated Intercompany Indebtedness owing by any other PSA Entity, and cash or investment securities, provided that nothing in this Section 7.11(b)(ii) shall restrict any Holdco from at any time, and from time to time acquiring additional gold, platinum or palladium operations in South Africa, whether directly or indirectly by the acquisition of the Equity Interests of any Person, any such acquisition subject to continued compliance with all other provisions of this Agreement, including any applicable properties becoming part of the “Properties” if they become Properties in accordance with the definition thereof and Section 9.2.
(c)The Seller shall not:
(i)other than conducting its normal course business as a treasury company for the Sibanye Group, which normal course business shall include providing treasury management functions for the Sibanye Group, securing third party funding for the Sibanye Group, providing loan funding to the Sibanye Group, issuing and guaranteeing of bonds and notes issued by the

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Sibanye Group, or entering into royalty, metal streaming or similar transactions in respect of the operations of the Sibanye Group (provided in all cases that such activities are not otherwise expressly prohibited under the terms of this Agreement), carry on any business other than maintaining its corporate existence, or as required to perform its obligations under the Transaction Documents and all activities and affairs ancillary thereto; or
(ii)own or lease any real property or material personal property (other than holding the Deposit, cash or any Refined Gold or Refined Platinum to be Delivered hereunder).
(d)Subject to a Transfer or Change of Control made in compliance with Section 7.3(c), Section 8.1(a) Section 8.1(d), or Section 8.1(e), the PSA Entities shall ensure that at all times no Person other than Sibanye, a Holdco or BEE Partners, as applicable, shall hold any voting or Equity Interests in the Project Owners.
(e)Subject to a Transfer made in compliance with Section 8.1(b), the PSA Entities shall ensure that, at all times, except for Permitted Encumbrances, no Person other than the Project Owners shall hold any interest in the Projects or any part thereof.
7.12Separation Requirements
The Seller shall ensure that it is treated for all purposes as a separate Person in its dealings from all other Persons (including other PSA Entities), including by ensuring that it will:
(a)maintain books and records separate from any other Person;
(b)maintain its accounts separate from those of any other Person;
(c)conduct its own business in its own name;
(d)maintain separate financial statements or records;
(e)pay any liabilities out of its own funds;
(f)use separate invoices and cheques;
(g)hold itself out as a separate Person;
(h)correct any known misunderstanding regarding its separate identity; and
(i)engage in dealings with its Affiliates in a manner that respects its separate corporate identity.
7.13Limitation On Indebtedness
(a)Subject to Sections 7.16 and 7.21, until the Covenant Reduction Date:
(a)The PSA Entities will not, and will not permit any other member of the Sibanye Group to, directly or indirectly, incur any Indebtedness; provided, however, that any member of the Sibanye Group may incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis, (i) the Incurrence Test ratio

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does not exceed 4.50:1.00; and (ii) no Triggering Event will have occurred or be continuing or would occur as a consequence of incurring the Indebtedness or entering into the transactions relating to such incurrence; and provided further that if, on the date thereof and after giving effect thereto on a pro forma basis, the Incurrence Test ratio exceeds 3.50:1.00, Sibanye complies with clause (c) below.
(b)This Section 7.13 will not prohibit the incurrence of Permitted Indebtedness.
(c)It shall be a condition of any incurrence of Indebtedness that results in the
(d)Incurrence Test ratio exceeding 3.50:1.00 that:
(i)Sibanye gives prior written notice of such incurrence to the Purchaser; and
(ii)prior to incurring such Indebtedness,
(A)a Guarantee is executed and delivered in favour of the Purchaser by each member of the Sibanye Group (other than PSA Entities that have already provided a Guarantee) that is, as at such time, a guarantor of the Indebtedness outstanding under the USD Revolving Credit Facility or the Rand Revolving Credit Facility (or any successors thereto as the principal USD and Rand revolving credit facilities of the Sibanye Group), pursuant to an adhesion agreement hereto in form and substance satisfactory to the Purchaser, acting reasonably; and
(B)certificates, acknowledgments, opinions and other supporting documents in respect of each such Guarantee, consistent with those delivered in respect of the PSA Entities as of the Execution Date or otherwise satisfactory to the Purchaser, acting reasonably, are executed and delivered in favour of the Purchaser.
(iii)For greater certainty, with respect to each member of the Sibanye Group that becomes a Guarantor hereunder pursuant to this clause (c), (x) such Guarantor shall be deemed to be a “PSA Entity” for all purposes of this Agreement (provided that no breach of Section 7.14 shall apply in connection with the inclusion of such Guarantor as a PSA Entity hereunder); and (y) upon the (A) the Incurrence Test ratio no longer exceeding 3.50:1.00 for a period of at least two consecutive Financial Quarters, or (B) such Guarantor ceasing to be a guarantor of the Indebtedness outstanding under the USD Credit Facility or the Rand Revolving Credit Facility (or their successors), as applicable, at the request of the Seller, such Guarantor shall be released from all of its obligations under its Guarantee (which Guarantee shall be terminated and rendered of no force and effect), and no longer be deemed to be a “PSA Entity” for any purposes of this Agreement. The Purchaser shall, at the request and sole expense of the Seller, execute and deliver such documents, instruments and agreements, and provide such assurances, as the PSA Entities may reasonably require to give effect to and evidence any release and termination of a Guarantee contemplated by the foregoing clause (y).

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(e)From and after the Closing Date, Sibanye shall cause each PSA Entity to not incur, become liable for or permit to exist any Indebtedness owing by such PSA Entity to any other member of the Sibanye Group (other than a PSA Entity) unless and except if such Indebtedness is Subordinated Intercompany Indebtedness.
7.14Limitation on Encumbrances
(a)Until the date that is six years from the Closing Date, none of the PSA Entities will, directly or indirectly, create, incur, assume or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon any of its property or assets (including Equity Interests of Subsidiaries), whether owned or held on the Execution Date or acquired after such date, which Encumbrance secures any Indebtedness, unless the Purchaser consents to the granting of such Encumbrance in its sole discretion and the Purchaser and the holder of such Indebtedness enter into an intercreditor agreement, in form and substance satisfactory to the Purchaser, in its sole discretion.
(b)From the date that is six years from the Closing Date and until the Covenant Reduction Date, none of the PSA Entities will, directly or indirectly, create, incur, assume or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon any of its property or assets (including Equity Interests of Subsidiaries), whether owned or held on the Execution Date or acquired after such date, which Encumbrance secures any Indebtedness, unless (i) such Indebtedness is Permitted Indebtedness or is otherwise permitted pursuant to Section 7.13; (ii) the Purchaser is provided with the same Encumbrance over such property or assets as the holder of such Indebtedness; and (iii) the Purchaser and the holder of such Indebtedness enter into an intercreditor agreement, in form and substance satisfactory to the Purchaser, acting reasonably, which shall include provisions addressing the relative priority of the Purchaser’s and such holder’s interests.
7.15Distribution Restrictions
At any time following the occurrence of (a) a PSA Entities Event of Default or (b) any event or circumstance which, with notice, the expiry of any applicable cure period in Section 12.1, or both, would constitute a PSA Entities Event of Default (in either case, a “Triggering Event”) that is continuing, the PSA Entities shall not make any Distribution or any other payment (including by way of set-off to any member of the Sibanye Group, but excluding any payment (including by way of set-off) that is on arm’s length terms and in the ordinary course of the business and/or operations of the PSA Entities, but excluding the repayment of any Indebtedness) to any other PSA Entity or other member of the Sibanye Group, unless such Distribution or payment is necessary to cure such Triggering Event, until such time as: (i) the Triggering Event has been cured to the satisfaction of the Purchaser, acting reasonably; and (ii) all outstanding amounts payable hereunder to the Purchaser, including pursuant to Section 12.2, have been received by the Purchaser.
7.16Interim Period
Notwithstanding the provisions of Section 7.13, above, for a period of two years from the Closing Date:

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(a)the maximum ratio of the Incurrence Test for purposes of Section 7.13 shall be 3.50:1.00; and
(b)the Sibanye Group shall maintain Liquidity, at all times, of not less than $1,000,000,000.
(c)For the purposes of this Section 7.16, (x) “Equivalent Amount” means the amount of U.S. Dollars obtained when an amount in any other currency is converted into U.S. Dollars using the rate at which, in accordance with its normal banking procedures, Sibanye could purchase U.S. Dollars on the date immediately preceding the applicable measurement date; and (y) “Liquidity” means the aggregate amount of (i) Available Commitments under (A) the Existing Indebtedness (and any Refinancing Indebtedness in respect thereof) and (B) any other Indebtedness that is permitted pursuant to Section 7.13; and (ii) the Sibanye Group’s unrestricted and unencumbered cash and cash equivalents (with cash or cash equivalents in any currency other than U.S. Dollars expressed as the Equivalent Amount of U.S. Dollars).
7.17External Stockpiling
If a Project Owner intends to stockpile, store, warehouse or otherwise place Minerals off the Properties (the “External Stockpiling Facilities”), the PSA Entities shall, take reasonable steps in a manner consistent with good practice in the international mining industry, to cause the Project Owners to ensure industry standard security measures are put in place and shall obtain from the property owner of the External Stockpiling Facilities a written acknowledgement (including in recordable form, where Applicable Law permits), which provides that the Project Owners’ and its Affiliates’, as applicable, rights to the Minerals shall be preserved.
7.18Title Maintenance and Taxes
Subject to Section 7.10, the Project Owners shall, and the PSA Entities shall cause the Project Owners to, do all things necessary, including complying with those B-BBEE Requirements as may reasonably be necessary, to maintain their ownership of and title to the Projects, subject to any Permitted Dispositions, including the Properties and Permits in good standing, including by paying all Taxes, production penalties and applicable fees, complying with all required mining concession maintenance obligations, making all filings and assessments in respect thereof.
7.19Tailings Facilities
The PSA Entities shall ensure all tailings storage facilities for the Projects are built, maintained and monitored in accordance with the Tailings Facilities Standards.
7.20Delivery Review
(a)The Purchaser may, by written notice to Seller delivered no more than twice in each calendar year request that the Independent Expert (WSMD) complete a review and conduct reasonable surveying and assaying work in order to confirm the total amount of: (i) prior to the later of the Gold Stream Date and the Platinum Stream End Date, Reference Gold, Reference Platinum or Reference Metal; or (ii) thereafter, Reference Gold, in either case, that is being delivered to Related

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Party Offtakers (a “Delivery Review”). In the event that any such review identifies a discrepancy in excess of 5% between the amounts of Reference Metal actually delivered to Related Party Offtakers and the amounts that were (or would have been) used to determine Deliveries of Refined Gold and Refined Platinum by the Seller to the Purchaser hereunder (a “Delivery Discrepancy”), the Purchaser shall have the option, exercisable by the Purchaser providing written notice thereof to the Seller within 30 days after the completion of such review, to elect that the PSA Entities implement the WSMD Procedure to determine the quantity and grade of: (i) prior to the later of the Gold Stream Date and the Platinum Stream End Date, Reference Gold, Reference Platinum or other Reference Metal; or (ii) thereafter, Reference Gold, in either case, in respect of all future deliveries that are made to Related Party Offtakers. Upon the Purchaser providing such notice to the Seller of its election for the WSMD Procedure to be implemented, the PSA Entities shall not make any delivery of any Reference Metal to a Related Party Offtaker unless the WSMD Procedures are in place with respect thereto. The costs and expenses of the Independent Expert (WSMD) in connection with a Delivery Review shall be on account of the Purchaser unless a Delivery Discrepancy is identified and in such case, the Seller shall promptly reimburse the Purchaser for any amounts incurred in connection with the Delivery Review and all further costs and expenses of the Independent Expert (WSMD) shall be on the account of the Seller.
(b)In addition to the Purchaser’s rights under Section 7.20(a), the Purchaser shall have the option, exercisable by the Purchaser providing written notice thereof to the Seller within 60 days after a Change of Control of Sibanye, a Holdco or a Project Owner or any Transfer of a Project (other than an Internal Reorganization that is completed in accordance with Section 7.3), to elect to implement the WSMD Procedure for all future deliveries that are made to Related Party Offtakers. Upon the Purchaser providing such notice to the Seller of its election for the WSMD Procedure to be implemented, the PSA Entities shall not make any delivery of Reference Gold, Reference Platinum or Reference Metal to a Related Party Offtaker unless the WSMD Procedures are in place with respect thereto.
(c)The PSA Entities will cooperate with the Independent Expert (WSMD) in respect of Delivery Reviews and promptly provide them with such information, documentation and access to the Properties and books and records of the PSA Entities as requested for the purpose of the Delivery Review.
7.21Investment Grade Rating
(a)Following the first day on which:
(i)the senior unsecured debt credit rating of (A) Sibanye and/or (B) any other Person who has granted a guarantee of the payment and performance of the Obligations in substantially the same form as the Guarantee granted pursuant to Article 11 and controls the Seller and each of the Project Owners (a “Subject Guarantor”) has an Investment Grade Rating from any two of the Rating Agencies; and
(ii)no Triggering Event has occurred and is continuing under this Agreement, the PSA Entities will not be subject to the provisions of Section 7.13 or Section 7.16 of this Agreement (the “Suspended Covenant”).

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(b)If at any time the senior unsecured debt credit rating of Sibanye or any Subject Guarantor is thereafter downgraded from an Investment Grade Rating by any of the Rating Agencies that had given it an Investment Grade Rating, or if a Triggering Event occurs and is continuing, then the Suspended Covenant will thereafter be reinstated as if such covenant had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Agreement (including in connection with performing any calculation or assessment to determine compliance with the terms of this Agreement), unless and until Sibanye and/or any Subject Guarantor subsequently attains an Investment Grade Rating from at least two of the Rating Agencies and no Triggering Event is in existence (in which event the Suspended Covenant shall no longer be in effect for such time that Sibanye and/or any Subject Guarantor maintains an Investment Grade Rating from at least two of the Rating Agencies and no Triggering Event is in existence); provided, however, that no Triggering Event, PSA Entities Event of Default or breach of any kind shall be deemed to exist under this Agreement with respect to the Suspended Covenant based on, and none of the PSA Entities shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below) in reliance on such suspension, regardless of whether such actions or events would have been permitted if the Suspended Covenant remained in effect during such period. The period of time between the date of suspension of the covenant and the Reinstatement Date is referred to as the “Suspension Period”. Without limiting the generality of the forgoing, any Indebtedness incurred during the Suspension Period will, to the extent such Indebtedness would not have been permitted to be incurred pursuant to the Suspended Covenant if such Suspended Covenant had remained in effect during such Suspension Period, be deemed to have been outstanding on the Execution Date, so that it is thereafter classified as Permitted Indebtedness under clause (b) of the definition thereof.
(c)The Seller will provide the Purchaser with prompt written notice of any proposed suspension of the Suspended Covenant or the Reinstatement Date. The Purchaser will have no duty to (i) monitor the ratings of the PSA Entities, or (ii) determine whether a Reinstatement Date has occurred.
7.22Seller Trading Certificate
(a)As soon as reasonably practicable following the date of the receipt by the Seller of the Trading Certificate in accordance with Applicable Law, but in any event no later than 10 Business Days after such date, Sibanye shall procure that the Seller enter into the deed of accession substantially in the form attached as Schedule N pursuant to which the Seller shall become a party to this Agreement and be bound by the provisions and obligations hereunder as if it were an original party hereto. If the Trading Certificate is not received by the Seller within 30 Business Days of the Execution Date, Sibanye shall take all reasonable steps to establish (in form and substance reasonably acceptable to each of Sibanye and the Purchaser) and cause to have acceded to this Agreement by entering into the deed of accession substantially in the form attached as Schedule N, an alternative Seller as soon as reasonably practicable.

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Article 8
TRANSFERS AND CHANGE OF CONTROL
8.1Transfers and Changes of Control Relating to the PSA Entities
(a)Other than pursuant to an Internal Reorganization completed in accordance with Section 7.3(b) or a Minority Transaction pursuant to Section 8.1(e), (x) Sibanye and the other PSA Entities shall not Transfer any voting or Equity Interests in or otherwise permit a Change of Control of a Project Owners or a Holdco (other than a Change of Control of Sibanye at any time it is a Public Company), and (y), a Holdco shall not Transfer any voting or Equity Interests in or otherwise permit a Change of Control of a Project Owner (other than a Change of Control of Sibanye at any time it is a Public Company), unless:
(i)the Purchaser has received at least 30 days’ prior written notice of such Transfer;
(ii)the Transferee is, or is a wholly-owned Subsidiary of, an Approved Purchaser;
(iii)the same Approved Purchaser acquires, directly or indirectly, the entire direct and indirect interest of Sibanye in the Projects, and such Approved Purchaser, or a wholly-owned Subsidiary of such Approved Purchaser, either acquires all of the outstanding voting and Equity Interests of the Seller or establishes a special-purpose vehicle that becomes the Seller hereunder and agrees to be bound by this Agreement as the Seller hereunder;
(iv)the Transfer involves all of the voting and Equity Interests in, and Indebtedness of, each Project Owner or Holdco being Transferred, in each case held by the Transferor, to a single Transferee, such that the Transferee in respect of the relevant Project Owner or Holdco holds all of the voting and Equity Interests in, and Indebtedness of, such Project Owner or Holdco, as the case may be, that were held by the Transferor (for great certainty, not including any voting and Equity Interests or Indebtedness held by BEE Partners);
(v)in the case of a Transfer by a Holdco of all of the voting and Equity Interests of a Project Owner owned by it, the Transferee of the relevant voting and Equity Interest in the Project Owner satisfies the requirements the same as or equivalent to those in Section 7.11(b);
(vi)in the case of a Transfer of all of the voting and Equity Interests of a Holdco, the Holdco continues to satisfy the requirements in Section 7.11(b);
(vii)the Transferee shall have delivered to the Purchaser on the date of the Transfer, the deliverables contemplated by Sections 4.1(a), 4.1(b) and 4.1(c), to the extent applicable to the Transferor at the time of the Transfer, in each case as if such provisions applied to it, with appropriate modifications and with respect to the opinion, such opinion to be in a form substantially similar to the opinion provided on the Execution Date; and
(viii)the Transferee shall have delivered to the Purchaser:

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(A)in the case of a Transfer by a Holdco, a written agreement, substantially in the form attached as Schedule E (with such changes as reasonably requested by the Purchaser to address the identity, governing jurisdiction and nature of the Transferee), of the Transferee acquiring the Transferred Interest and enforceable by the Purchaser, that the Transferee shall be bound by the terms and conditions of this Agreement (including as a Guarantor hereunder) and become a PSA Entity (but only to the same extent as the Transferor) with respect to the Transferred Interest in place of the Transferor;
(B)in the case of a Transfer by Sibanye, a written agreement, substantially in the form attached as Schedule E (with such changes as reasonably requested by the Purchaser to address the identity, governing jurisdiction and nature of the Transferee), of the Transferee acquiring the Transferred Interest and enforceable by the Purchaser, that the Transferee shall be bound by the terms and conditions of this Agreement (including as a Guarantor hereunder) and become a PSA Entity (but only to the same extent as the Transferor) with respect to the Transferred Interest in place of the Transferor; and
(C)in the case of a Transfer by Sibanye or a Transfer by a Holdco at any time, a written agreement of the ultimate parent entity of the Transferee enforceable by the Purchaser, whereby such ultimate parent entity of the Transferee becomes a Guarantor of the fulfillment of (x) the Obligations of the other PSA Entities under this Agreement and (y) the Obligations of the Transferee under the agreement referred to in clause (A) or (B) above, as applicable, to the same extent as Sibanye at the time of such Transfer on substantially the same terms as the Guarantee and to be in the form of Schedule F, with such changes as reasonably requested by the Purchaser to address the identity, governing jurisdiction and nature of the ultimate parent entity.
(b)Except pursuant to a Permitted Disposition, the Project Owners shall not Transfer a Project or any part thereof or interest therein to any Person unless:
(i)the Purchaser has received at least 30 days’ prior written notice of such Transfer;
(ii)the Transferee is a wholly-owned Subsidiary of an Approved Purchaser;
(iii)the same Approved Purchaser acquires, directly or indirectly, the entire direct and indirect interest of Sibanye in all of the Projects, and such Approved Purchaser, or a wholly-owned Subsidiary of such Approved Purchaser, either acquires all of the outstanding voting and Equity Interest of Seller or establishes a special-purpose vehicle that becomes the Seller hereunder and agrees to be bound by this Agreement as the Seller hereunder;
(iv)such Transferee satisfies the requirements the same as or equivalent to those in Section 7.11(a), and such Transferee is a direct wholly owned Subsidiary of a Person who satisfies the requirements of Section 7.11(b);

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(v)the Transferee shall have delivered to the Purchaser on the date of Transfer, the deliverables contemplated by Sections 4.1(a), 4.1(b), and 4.1(c), in each case as if such provisions applied to it, with appropriate modifications and with respect to the opinion, such opinion to be in a form substantially similar to the opinion provided on the Execution Date; and
(vi)the Transferee shall have delivered to the Purchaser:
(A)a written agreement, substantially in the form attached as Schedule E, (with such changes as reasonably requested by the Purchaser to address the identity, governing jurisdiction and nature of the Transferee), of the Transferee acquiring the Transferred Interest enforceable by the Purchaser, that the Transferee shall be bound by the terms and conditions of this Agreement and become a PSA Entity for all purposes hereof (to the same extent as the Transferor) with respect to the Transferred Interest in place of the Project Owner, including becoming subject to the Guarantee in Section 11.1 and the immediate parent entity of the Transferee shall have delivered to the Purchaser a written agreement, substantially in the form attached as Schedule E, of the immediate parent entity enforceable by the Purchaser, that the immediate parent entity shall be bound by the terms and conditions of this Agreement and become a PSA Entity for all purposes hereof including, as applicable, becoming subject to a guarantee on substantially the same terms as the Guarantee in Section 11.1; and
(B)a written agreement of the ultimate parent entity of the Transferee enforceable by the Purchaser, whereby such ultimate parent entity of the Transferee becomes a Guarantor of the fulfillment of (x) the Obligations of the other PSA Entities under this Agreement and (y) the Obligations of the Transferee and its immediate parent entity under the agreements referred to in clause (A) above, to the same extent as Sibanye at the time of such Transfer and on substantially the same terms as the Guarantee and to be in the form of Schedule F with such changes as reasonably requested by the Purchaser to address the identity, governing jurisdiction and nature of the ultimate parent entity.
(c)If Sibanye is not a Public Company, the PSA Entities shall ensure that a Change of Control with respect to Sibanye will not occur, where control is acquired by any one or more Persons (other than pursuant to an Internal Reorganization completed in accordance with Section 7.3(c)) (such Persons, for the purposes of this clause (c) and clause (d) below, collectively and including each of them individually, a “CoC Transferee”), unless:
(i)the Purchaser has received at least 30 days’ prior written notice of such Transfer;
(ii)the CoC Transferee is, or is a wholly-owned Subsidiary of, an Approved Purchaser;
(iii)(x) Sibanye shall be controlled by the CoC Transferee following such Change of Control, and (y) Sibanye shall, directly or indirectly, hold all of the equity and voting interests in the Holdcos, the Project Owners and the

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Seller, other than any equity and voting interests of the Project Owners held by BEE Partners;
(iv)the CoC Transferee shall have delivered on the date of the Change of Control, (A) the deliverables contemplated by Sections 4.1(a), 4.1(b) and 4.1(c), in each case as if such provisions applied to it, with appropriate modifications and with respect to the opinion, such opinion to be in a form substantially similar to the opinion provided on the Execution Date; and
(v)the CoC Transferee shall have delivered to the Purchaser:
(A)a written agreement, substantially in the form attached as Schedule E (with such changes as reasonably requested by the Purchaser to address the identity, governing jurisdiction and nature of the Transferee), of the CoC Transferee that the CoC Transferee shall be bound by the terms and conditions of this Agreement and become a PSA Entity but only to the same extent as Sibanye at such time and shall become party to the Guarantee with such changes as reasonably requested by the Purchaser and such CoC Transferee to address the identity, governing jurisdiction and nature of the CoC Transferee, and
(B)a written agreement of the ultimate parent entity of the CoC Transferee, enforceable by the Purchaser whereby such ultimate parent entity of the CoC Transferee becomes a Guarantor of the fulfillment of (x) the Obligations of the other PSA Entities under this Agreement, and (y) the obligations of the CoC Transferee under the agreement referred to in clause (A) above, but only to the same extent as Sibanye at such time and on substantially the same terms as the Guarantee and to be in the form of Schedule F with such changes as reasonably requested by the Purchaser and the CoC Transferee to address the identity, governing jurisdiction and nature of the ultimate parent entity.
(d)If Sibanye is a Public Company, nothing in this Agreement shall restrict a Change of Control of Sibanye, provided that Sibanye shall use reasonable commercial efforts to ensure the new ultimate parent entity of Sibanye delivers to the Purchaser the documents described in Section 8.1(c)(v), mutatis mutandis, prior to or concurrently upon the completion of such Change of Control, and such documents are delivered no later than 10 days after the completion of such Change of Control. In the event that notwithstanding the foregoing, the new ultimate parent entity of Sibanye has not complied with the obligation to deliver such documents to the Purchaser as described in the foregoing and such non-compliance is not cured within a period of 90 days following the completion of such Change of Control, then for a period commencing from 90 days following the completion of such Change of Control until the date that the new ultimate parent entity of Sibanye delivers to the Purchaser the documents described in Section 8.1(c)(v), mutatis mutandis, the applicable Gold Cash Price and the applicable Platinum Cash Price payable to the Seller for Deliveries made in respect of such period in accordance with this Agreement, shall be reduced by multiplying each of the applicable Gold Cash Price and the applicable Platinum Cash Price that are in effect during such period (as may be otherwise adjusted in accordance with this Agreement) by 50%.

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(e)Except as otherwise expressly provided in Sections 8.1(a) through 8.1(c) inclusive, neither any PSA Entity, nor Sibanye, nor any Sibanye Affiliate that directly holds voting or Equity Interests in a Holdco or a Project Owner (each, a “Minority Transferor”) may Transfer any equity or voting interests of such Holdco or Project Owner, as applicable, (each, a “Minority Transaction”) to another Person (other than pursuant to an Internal Reorganization completed in accordance with Section 7.3(c)) (the “Minority Transferee”) (in each case, the “Minority Interest”), unless:
(i)the Minority Transferor has given at least 30 days’ prior written notice to the Purchaser of such Minority Transaction;
(ii)the Minority Transferor retains at least a direct 50.1% undivided interest in the Project Owner or Holdco, as the case may be;
(iii)the Minority Transferee is, or is a wholly-owned Subsidiary of, an Approved Purchaser;
(iv)a PSA Entity remains the operator of all of the Projects;
(v)notwithstanding such Minority Transaction, the PSA Entities shall remain liable for all of their respective duties and obligations under this Agreement, including, in relation to the Seller, the Delivery of Refined Gold and Refined Platinum pursuant to Section 2.2 and shall remain entitled to all of the rights and benefits of the PSA Entities under this Agreement, including, in relation to the Seller, the right to be paid the full amount of the Gold Purchase Price and the Platinum Purchase Price by the Purchaser;
(vi)the Minority Transferee shall have delivered to the Purchaser on the date of the Minority Transaction, (A) the deliverables contemplated by Sections 4.1(a), 4.1(b) and 4.1(c) (with appropriate modifications and with respect to the opinion, such opinion to be in a form substantially similar to the opinion provided on the Execution Date), and (B) a guarantee of the obligations of the PSA Entities under this Agreement on substantially the same terms as Section 11.1 but which is limited in recourse to the Minority Transferee’s Transferred Interest;
(vii)the Minority Transferee shall have entered into a written agreement with the Purchaser satisfactory to the Purchaser acting reasonably, (x) acknowledging the obligations of the PSA Entities under this Agreement, (y) agreeing not to interfere with the performance of such obligations and (z) providing that if the Minority Transferee acquires control of Sibanye, a Holdco or a Project Owner and/or operatorship of a Project, then the Minority Transferee must comply with Sections 8.1(a) or 8.1(b), as applicable, in acquiring such control and thereafter shall automatically be bound by the terms of this Agreement to the same extent as the Minority Transferor and must comply with the provisions of 7.11(a) if the Minority Interest consists of shares of a Project Owner or with the provisions of Section 7.11(b) if the Minority Interest consists of shares of a Holdco; provided that any failure of the Minority Transferee to comply with the provisions of this clause shall be a breach of this Section 8.1;

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(viii)in case of a transfer of any voting or Equity Interests of a Holdco, any shareholders arrangements between: (A) Sibanye or other Person controlling the Holdco as applicable; and (B) the Minority Transferee, must not be in conflict with the provisions of this Agreement and copies thereof shall be provided to the Purchaser promptly following execution thereof and any material amendments thereto; and
(ix)in case of a transfer of any voting or Equity Interests of a Project Owner, any shareholders arrangements between: (A) Sibanye or the applicable Holdcos, as applicable, or other Person controlling the Project Owner, as applicable; and (B) the Minority Transferee, must not be in conflict with the provisions of this Agreement and copies thereof shall be provided to the Purchaser promptly following execution thereof and any material amendments thereto.
(f)Sibanye and the PSA Entities shall not effect or permit any Transfer or Change of Control referred to in Sections 8.1(a) through 8.1(c) or a Minority Transaction referred to in Section 8.1(e) if:
(i)in the case of Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(e), a Triggering Event has occurred and is continuing;
(ii)in the case of Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(e), such Transfer, Change of Control or Minority Transaction would reasonably be expected to result in a Material Adverse Effect or a material increase in Taxes applicable to the Purchaser, which are not Covered Taxes (unless the Seller or the Transferee, as applicable, agrees in writing in advance in favour of the Purchaser (and in form and substance satisfactory to the Purchaser, acting reasonably) to be responsible for and indemnify the Purchaser for any such increased Taxes that result from such Transfer or Change of Control or Minority Transaction);
(iii)in the case of Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(e), a consent for such Transfer, Change of Control or Minority Transaction is required from any Governmental Authority but has not been obtained prior to the effectiveness of, and in connection with, such Transfer, Change of Control or Minority Transaction, or the Transferee receiving the Transferred Interest, or the CoC Transferee or the Minority Transferee, has not satisfied any financial obligations to any Governmental Authority required for such Transfer, Change of Control or Minority Transaction; or
(iv)in the case of Sections 8.1(a), 8.1(b) and 8.1(c), prior to such Transfer or Change of Control, the ultimate parent entity of the Transferee or the CoC Transferee (as applicable, or if such Transferee or CoC Transferee is a Public Company, then the Transferee or CoC Transferee itself) has not provided an undertaking in writing to the Purchaser, enforceable by and reasonably satisfactory to, the Purchaser, that the ultimate parent entity will if it receives, or will cause any of its Affiliates that receives, Compensation contemplated in Section 7.9(c) or Net Proceeds of insurance contemplated in Sections 7.6(c) and 7.6(c)(iii) to promptly pay to the Purchaser the applicable portion of such amounts in accordance with Sections 7.6 and 7.9, as applicable.

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(g)If the PSA Entities comply with Sections 8.1(a) and 8.1(b) then the PSA Entities whose obligations are assumed in accordance with such Sections and PSA Entities who no longer have a direct or indirect interest in any Project or in any Project Owner, shall be released from all applicable obligations under the Transaction Documents from and after the date of completion of such Transfer or Change of Control, as the case may be, except for any liabilities for breaches prior to such date.
(h)If new Persons become PSA Entities after the Execution Date, the Parties agree that the requirements for permitted Transfers, Changes of Control and Minority Transactions under this Section 8.1, shall be adjusted appropriately to preserve a structure of the PSA Entities, consistent with that existing as of the Execution Date for the benefit of, and in a manner reasonably satisfactory, to the Purchaser. In no event shall a Transfer or Change of Control of the Seller be permitted, other than as expressly provided in this Section 8.1.
8.2Transfer by Purchaser
(a)In addition to Section 8.2(b), at any time following payment in full of the Deposit on the Closing Date, the Purchaser may Transfer all or any part of its rights or obligations under this Agreement to a Purchaser Affiliate by providing 10 days’ prior written notice to the PSA Entities; provided that, any such Transfer shall not result in a material increase in any Taxes applicable to the PSA Entities or any Covered Taxes (unless the Purchaser or the Transferee agrees in writing in advance in favour of the PSA Entities (and in form and substance satisfactory to the PSA Entities, acting reasonably) to be responsible for and indemnify the PSA Entities for any such increased Taxes that result from such Transfer), and further provided that before any Transfer of the Purchaser’s rights or obligations under this Agreement pursuant to this Section 8.2(a) shall become effective or relieve the Purchaser of its obligations under this Agreement, the Purchaser shall first have delivered to the PSA Entities a written agreement, satisfactory to the PSA Entities, acting reasonably, of the Transferee acquiring the Transferred Interest and enforceable by the PSA Entities, that the Transferee shall be bound by the terms and conditions of this Agreement with respect to the Transferred Interest, provided that notwithstanding such Transfer to Purchaser Affiliate, the Purchaser shall thereafter remain obligated hereunder to procure good faith compliance by the Purchaser Affiliate with the provisions of this Section 8.2.
(b)At any time following payment in full of the Deposit on the Closing Date, the Purchaser may Transfer all or any part of its rights and obligations under this Agreement, without the prior written consent of the Seller by complying with Sections 8.2(c) or 8.2(d), provided that (i) no Purchaser Event of Default has occurred and is continuing, (ii) such Transferee (or any Affiliate of such Transferee) is not a Platinum Participant and (iii) (A) any such Transfer shall not result in a material increase in any Taxes applicable to the PSA Entities or any Covered Taxes (unless the Transferee agrees in writing, in advance of the Transfer, in favour of the PSA Entities (and in form and substance satisfactory to the PSA Entities, acting reasonably) to be responsible for and indemnify the PSA Entities for all such increased Taxes and Covered Taxes that result from such Transfer); and (B) before any Transfer of the Purchaser’s rights or obligations under this Agreement pursuant to this Section 8.2(b) shall become effective or relieve the Purchaser of its obligations under this Agreement, the Purchaser shall first have delivered to the PSA Entities a written agreement, satisfactory to the PSA Entities, acting reasonably, of the Transferee acquiring the Transferred

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Interest and enforceable by the PSA Entities, that the Transferee shall be bound by the terms and conditions of this Agreement with respect to the Transferred Interest. The provisions of this Section 8.2(b), shall apply to any direct or indirect Transfer of voting and equity interests of the Purchaser or of any Purchaser Affiliate (other than Purchaser Parent) that hold the voting and equity interests of the Purchaser (other than a Transfer to a Purchaser Affiliate) if, and only if, the rights of the Purchaser under this Agreement constitute more than 80% of the net asset value of the Purchaser or such Purchaser Affiliate, as the case may be.
(c)Subject to Section 8.2(d), in the event that the Purchaser or any of the Purchaser Affiliates wishes to Transfer all or any part of Purchaser’s interest in the Agreement, prior to making such Transfer, the Purchaser shall first provide the Seller a right of first offer to propose to Purchaser (an “Offer”) the terms on which Sibanye or a Sibanye Affiliate would be willing to acquire all or such portion, as applicable, of its rights or obligations under this Agreement (the “Offered Interest”) in accordance with the following procedure:
(i)the Purchaser shall provide a written request to the Seller for an Offer (an “Offer Request”) and the Seller shall then have 30 days from the date of delivery of the Offer Request to provide an Offer to the Purchaser (the “Offer Request Period”). Any Offer that follows an Offer Request shall (i) contain the price and all other material terms upon which Sibanye or a Sibanye Affiliate would acquire the Offered Interest from the Purchaser; (ii) be irrevocable; and (iii) be open for acceptance for a period of not less than 30 days after the date upon which the Offer is delivered to the Purchaser (the “Acceptance Period”);
(ii)upon receipt of the written Offer from the Seller, the Purchaser shall have the right, but not the obligation, to accept the Offer and sell the Offered Interest in accordance with the terms and conditions of the Offer;
(iii)if the Purchaser wishes to accept the Offer, the Purchaser shall, within the Acceptance Period deliver to the Seller a notice in writing (an “Acceptance Notice”) accepting the Offer, in which case the Purchaser shall sell the Offered Interest in accordance with the terms and conditions of the Offer pursuant to the terms of a definitive agreement to be entered into between the parties, each acting reasonably and in good faith to agree to such terms;
(iv)if the Purchaser and the Seller do not consummate the sale of the Offered Interest within 90 days of the date of the Acceptance Notice (other than where such failure is as a result of Seller’s breach of its obligations under this Section 8.2(c) or failure to act reasonably and in good faith in accordance with Section 8.2(c)(iii), in which case the Purchaser shall be released from its Acceptance Notice and shall be free to sell the Offered Interest to any Person on any terms and conditions in its discretion), the Parties will be released from their obligations under the Offer and the provisions of this Section 8.2(c) shall again re-commence;
(v)if the Purchaser does not deliver an Acceptance Notice to the Seller within the Acceptance Period confirming the Purchaser’s agreement to sell the Offered Interest pursuant to the Offer or declines the Offer during the Acceptance Period, the Purchaser shall be entitled to sell the Offered Interest to any other Person, provided that the terms and conditions are

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more favourable, in the aggregate, to the Purchaser than those contained in the Offer and the ultimate Transferred Interest is the same proportion as the Offered Interest relative to the Purchaser’s interest in this Agreement but subject to delivering to the Seller at least 10 days’ prior written notice of the material details of such Transfer and subject to complying with the requirements for any such Transfer as described in Section 8.2(b) (other than the requirement therein to comply with this Section 8.2(c) with respect to such Transfer). If the Purchaser does not complete the Transfer of all or a portion of its rights or obligations under this Agreement to any such Person in accordance with the requirements of Section 8.2(b) within 120 days after the end of the Acceptance Period, the provisions of this Section 8.2(c) shall again re-commence; and
(vi)if the Seller does not provide any Offer to the Purchaser in accordance with Section 8.2(c)(i) during the Offer Request Period, the Purchaser may Transfer all or a portion of its rights or obligations under this Agreement to any Person in accordance with the requirements of Section 8.2(b), provided that such transaction is consummated within 150 days of the date of the Offer Request, but subject to delivering to the Seller at least 10 days’ prior written notice of the material details of such Transfer and subject to complying with the requirements for any such Transfer as described in Section 8.2(b) (other than the requirement therein to comply with this Section 8.2(c) with respect to such Transfer). If the Purchaser does not complete the Transfer of all or a portion of its rights or obligations under this Agreement to any such Person in accordance with the requirements of Section 8.2(b) within such 150-day period, the provisions of this Section 8.2(c) shall again re-commence.
(d)Section 8.2(c) shall not apply to (i) any Transfer of a Transferred Interest to a Purchaser Affiliate in accordance with the requirements of Section 8.2(a), or (ii) for a period of five years following the Closing Date, any Transfers of a Transferred Interest by the Purchaser in accordance with the requirements of Section 8.2(b) of up to an aggregate of 49% of its undivided beneficial interests in this Agreement by way of syndication (a “Syndication Transfer”). Section 8.2(c) shall apply to any direct or indirect Transfer of voting and equity interests of the Purchaser or of any Purchaser Affiliate (other than Purchaser Parent) that hold the voting and equity interests of the Purchaser (other than a Transfer to a Purchaser Affiliate) if, and only if, the right of the Purchaser under this Agreement constitute more than 80% of the net asset value of the Purchaser or such Purchaser Affiliate, as the case may be.
(e)This Section 8.2 shall not apply to (and none of the following shall be a Transfer by the Purchaser):
(i)any Transfer of securities of, or Change of Control of the Purchaser Parent; and
(ii)the grant by the Purchaser of any security interest in its rights under this Agreement to a bona fide third-party lender, and any foreclosure sale, transfer in lieu thereof or other disposition pursuant thereto.

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8.3No Transfers to Restricted Persons
Notwithstanding anything in this Agreement to the contrary: (a) no Party may effect a Transfer of any Transferred Interest or any Minority Interest to any Restricted Person; (b) the PSA Entities shall not permit a Change of Control to a Person who is a Restricted Person; and (c) the Purchaser shall not permit a Change of Control to a Person who is a Restricted Person.
Article 9
RIGHT OF FIRST REFUSAL
9.1Purchaser Right of First Refusal
(a)During the period from the Closing Date until the third anniversary of the Closing Date, if at any time and from time to time, a PSA Entity, Sibanye or any Sibanye Affiliate receives an offer in writing from a third party acting at arm’s length to each of them (the “Third Party Offer”), that it wishes to accept, to acquire any royalty, stream or participation or production interest or other arrangement that is similar to a royalty, stream or similar interest (excluding, for greater certainty, any ordinary course offtake agreements, non-open ended forward sales or options, non-open ended gold or platinum loans (with no streaming, royalty or similar component) to parties not engaging in the business of streaming or royalty transactions or public offerings of securities priced based on gold or platinum prices or commodity hedging arrangements) (a “Mineral Interest”), in each case in respect of or with reference to (i) gold, platinum or palladium produced, extracted, obtained or otherwise originating from the Properties or the operations at the Properties (collectively, the “ROFR Area”) or (ii) gold, platinum or palladium produced, extracted, obtained or otherwise originating from operations of Sibanye or Sibanye Affiliates in South Africa but not within the Properties, the PSA Entities shall, by notice in writing to the Purchaser, first offer to sell such Mineral Interest to the Purchaser on the terms of the Third Party Offer in accordance with this Section 9.1.
(b)During the period from the third anniversary of the Closing Date for the duration of the Term, if at any time and from time to time, a PSA Entity, Sibanye or any Sibanye Affiliate receives a Third Party Offer that it wishes to accept, to acquire a Mineral Interest in respect of or with reference to the ROFR Area, the PSA Entities shall, by notice in writing to the Purchaser, first offer to sell such Mineral Interest to the Purchaser on the terms of the Third Party Offer in accordance with this Section 9.1.
(c)The PSA Entities shall promptly provide to the Purchaser copies of all information provided to the third party in respect of the Projects, such other properties and minerals and the Third Party Offer. The Purchaser shall have the right, within 30 days from the date of delivery to the Purchaser of such notice and the receipt of such information, to exercise its right of first refusal by giving a notice of exercise (a “ROFR Exercise Notice”) to the PSA Entities. The giving of the ROFR Exercise Notice shall constitute a legally binding agreement between the Purchaser and the selling PSA Entity or Sibanye Affiliate for the sale, subject to customary conditions, by such PSA Entity or Sibanye Affiliate to the Purchaser of the Mineral Interest on the terms of the Third Party Offer, except that all non-cash consideration included in the Third Party Offer may be converted to its reasonable cash equivalent value as determined by the Parties, acting reasonably. Within 60 days of receipt of the ROFR Exercise Notice by the PSA Entities, the

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selling PSA Entity or Sibanye Affiliate and the Purchaser shall execute a definitive agreement reflecting the terms and conditions of the Third Party Offer and complete the acquisition of the Mineral Interest.
(d)If the Purchaser does not exercise its right of first refusal referred to in Section 9.1(a) within 30 days from the date of delivery to the Purchaser of the notice thereof and the requisite information or does not complete the acquisition of the Mineral Interest in accordance with Section 9.1(a) then the PSA Entity or Sibanye Affiliate, as applicable, shall be free to sell the Mineral Interest to the applicable third party pursuant to the terms and conditions of the Third Party Offer. Such sale must be completed within 90 days of the expiry of the 15 Business Day period set forth in Section 9.1(a) (or the Purchaser’s failure to complete the acquisition of the Mineral Interest in accordance with Section 9.1(a)), failing which the PSA Entities and any Sibanye Affiliates shall again be required to comply with the terms of Section 9.1(a) before selling the Mineral Interest to a third party.
(e)For the avoidance of doubt, the PSA Entities shall be entitled at any time to negotiate with any third party the terms upon which such third party may purchase a Mineral Interest, provided that before such terms are accepted, the PSA Entities comply with this Section 9.1.
9.2Acquired Properties
The PSA Entities shall give written notice to the Purchaser within 10 days after the direct or indirect acquisition by or grant to any PSA Entity or any Sibanye Affiliate of any real property, mining rights, tenements, exploration licenses, concessions, mineral leases, surface and access rights or other similar interests acquired by a PSA Entity or Sibanye Affiliate after the date hereof that is located within the Area of Interest, which notice shall include all material details of the acquired properties. Immediately following completion of the acquisition of any such properties, such properties shall, without any further action or payment of additional consideration, be deemed to form part of the Properties for all purposes of this Agreement.
Article 10
REPRESENTATIONS AND WARRANTIES
10.1Representations and Warranties of the PSA Entities
The PSA Entities, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, hereby jointly and severally make, on and as of the Execution Date the representations and warranties to the Purchaser set forth in Schedule B.
10.2Representations and Warranties of the Purchaser
The Purchaser, acknowledging that the PSA Entities are entering into this Agreement in reliance thereon, hereby makes, on and as of the Execution Date, the representations and warranties to the PSA Entities set forth in Schedule C.

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10.3Survival of Representations and Warranties
The representations and warranties set forth in Schedule B and Schedule C shall survive the execution and delivery of this Agreement.
10.4Knowledge
Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the PSA Entities, it shall be deemed to refer to the actual knowledge (without personal liability) of any of Richard Stewart, Peter McElligot, Charl Keyter, Robert Philpot, and Dawie Van Aswegen and all knowledge which such persons would have if such persons made due enquiry into the relevant subject matter, having regard to the roles and responsibilities of such person with the applicable PSA Entity.
Article 11
GUARANTEE
11.1Guarantee
(a)Sibanye, each Holdco, each Project Owner, Seller and each other Person who becomes a PSA Entity pursuant to Section 8.1 or Section 7.13(c) (each such Person, a “Guarantor”) hereby jointly and severally and unconditionally and irrevocably guarantees to the Purchaser the due and punctual observance of the Obligations and agrees on written demand of the Purchaser, following the occurrence of a PSA Entities Event of Default, to perform or discharge the Obligations which have not been fully performed or discharged at the times and in the manner provided for in this Agreement (the “Guarantee”).
(b)Without prejudice to the rights of the Purchaser against the Seller, each Guarantor unconditionally and irrevocably agrees that, as between the Purchaser and itself, it will be liable as principal obligor in respect of the performance of the Obligations and not merely as surety and, accordingly, each Guarantor shall be fully liable forthwith on demand by the Purchaser, following the occurrence and during the continuance of a PSA Entities Event of Default, to perform or discharge the Obligations irrespective of the validity, effectiveness or enforceability of the Obligations against the Seller or any other PSA Entity or any other fact or circumstances which would or might otherwise constitute a legal or equitable discharge of or defence to a guarantor or surety.
(c)As a separate and independent obligation, each Guarantor unconditionally and irrevocably agrees to indemnify and save the Purchaser harmless from and against any losses which the Purchaser may suffer or incur or claims which may be made against it arising out of or in connection with Obligations guaranteed pursuant to this Article 11 which are not recoverable under clause (a) hereof, or any of the Obligations being or becoming void, voidable, unenforceable or ineffective against the Seller or any other PSA Entity, including all reasonable and documented legal and other costs, charges and expenses incurred by the Purchaser in enforcing its rights under this Section 11.1.
(d)The Guarantee of the Obligations is a continuing guarantee and shall remain in effect until all of the Obligations existing or arising or which may arise under or by virtue of the Obligations shall have been paid, performed or discharged in full.

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(e)Each Guarantor waives any rights it may have as surety under any Applicable Law which may at any time be inconsistent with any of the provisions hereof or which it may have of first requiring the Purchaser to proceed against or claim performance or payment from the Seller or any other Person.
(f)The Purchaser, without notice to any of the Guarantors and without discharging, prejudicing or affecting the obligations of any of the Guarantors hereunder, may:
(i)grant time, indulgences, concessions, releases and discharges or any financial accommodation to the Seller or the other PSA Entities;
(ii)take, hold, fail to take or hold, vary, deal with, realize, enforce, release or determine not to enforce, perfect or release any other guarantee, indemnity or security for all or any of the Obligations; or
(iii)effect compositions from, and otherwise deal with, the Seller and all other Persons as the Purchaser may see fit and generally may otherwise do or omit to do any act or thing which, but for this provision, might operate to discharge, prejudice or affect the obligations of any Guarantor hereunder.
(g)The obligations of each Guarantor hereunder shall not be discharged, prejudiced or affected by:
(i)any termination of this Agreement (to the extent any Obligations remain outstanding following such termination), variation or amendment of or waiver or release under this Agreement notwithstanding that such termination, variation, amendment, waiver or release may increase or otherwise affect the liability of a Guarantor;
(ii)an Insolvency Event in respect of the Seller or any other Person or the taking of any action for this purpose, or the appointment of any administrator or receiver (or analogous procedure) over all or part of the assets or undertaking of the Seller or any other Person;
(iii)any change in the status, constitution, control or financial condition of the PSA Entities or any Sibanye Affiliate or any other Person, or any analogous event;
(iv)any arrangement or compromise entered into by the Purchaser and the Seller or any other Person;
(v)any amalgamation, merger, arrangement or continuance that may be effected by the Seller or any other PSA Entity or any sale or transfer of the whole or part of any of their undertaking or assets to any other Person;
(vi)the existence of any claim, set-off or other rights which a Guarantor may have at any time against the Purchaser or any other Person;
(vii)any Transfer or Change of Control under Article 8, except as expressly set forth therein;
(viii)action by any Governmental Authority; or

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(ix)any other thing done or neglected to be done by the Purchaser or any other Person or any dealing, fact, matter or thing which but for this provision might operate to exonerate or discharge a Guarantor from or otherwise prejudice or affect any of its obligations under this Section 11.1, provided that, notwithstanding anything to the contrary herein, each Guarantor expressly reserves the right to assert any counterclaim or set-off which the Seller or any other PSA Entity has validly asserted or would have been entitled to validly assert (provided that any such counterclaim or set-off is promptly asserted with detailed particulars thereof) and which has not been resolved in accordance with the requirements of this Agreement, without, in any manner, limiting its obligations hereunder in respect of amounts not subject to any such counterclaim or set-off.
(h)Subject only to Sections 11.1(a) and (b) requiring demand, each Guarantor hereby waives notice of the acceptance of this Guarantee and of presentment, demand and protest and notices of non-payment and dishonour and any other demands and notices required by any Applicable Law.
(i)From the date or dates upon which any demand is made against a Guarantor under this Section 11.1 until the Obligations have been performed and discharged in full and no liability in respect thereof is outstanding from the Seller or any other PSA Entity to the Purchaser under or in respect of this Agreement, no Guarantor shall:
(i)claim any set-off or counterclaim against the Seller or any other Guarantor of any liability between any Guarantor and the Seller or any other Guarantor;
(ii)make or enforce any claim or right (including a right of subrogation or contribution) against the Seller or any other Guarantor to prove in competition with the Purchaser in the event of an Insolvency Event of the Seller or any other Guarantor or in respect of any outstanding liability of the Seller or any other Guarantor hereunder; or
(iii)in competition with the Purchaser claim the benefit of any security or guarantee now or hereafter held by the Purchaser for any money or liabilities due or incurred by the Seller to the Purchaser or any share therein.
(j)This Guarantee and the Purchaser’s rights under it shall be in addition to and shall not be in any way prejudiced or affected by:
(i)any collateral or security now or hereafter held by the Purchaser for all or any part of the Obligations, whether from any Guarantor or otherwise;
(ii)any Encumbrance to which the Purchaser may be otherwise entitled; or
(iii)the liability of any Person not a party hereto for all or any part of the Obligations.
(k)The Purchaser shall not be obligated before taking any steps to enforce this Guarantee: (i) to have recourse to any other guarantee, indemnity or security or to

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proceed against or claim on the Guarantee from any other Guarantor; (ii) to take any steps or proceedings or other action whatsoever or obtain any judgment against the Seller or any other Person (including any other Guarantor) in any court or tribunal; (iii) to make or file any claim in an Insolvency Event in respect of the Seller or any other Person (including any other Guarantor); (iv) to exercise any diligence against the Seller or any other PSA Entity; or (v) resort to any other means of payment.
(l)Nothing herein contained shall restrict or adversely affect or be construed to restrict or adversely affect any right which the Purchaser may have to set-off any Obligations owed by any Guarantor under this Guarantee to the Purchaser against any obligations owed by the Purchaser to any Guarantor, regardless of the place of payment or currency of such Obligations.
(m)Nothing herein contained shall be interpreted to allow the Purchaser to recover more from the Guarantors pursuant to this Guarantee than it could have recovered from the Seller or any other PSA Entity in respect of such breach.
11.2Scope of Guarantees
Notwithstanding the terms of Section 11.1, the Purchaser agrees that: (i) the Seller is the only Person with an obligation to Deliver Refined Gold and Refined Platinum to the Purchaser in accordance with this Agreement; (ii) the Guarantees of Sibanye, Holdco or any Project Owner hereunder shall not extend to any obligation to make any Deliveries of Refined Gold or Refined Platinum to the Purchaser; and (iii) the Seller is the only Person with any right or claim to receive the payment of, or has any interest in or entitlement to the benefit of, the Deposit, the Gold Purchase Price or the Platinum Purchase Price payable by the Purchaser hereunder. Nothing in the foregoing sentence shall limit the obligations of Sibanye, the Holdcos or the Project Owners to make payments or take any non-Delivery actions as a result of any breach of this Agreement by the Seller. Prior to the Seller acceding to this Agreement pursuant to Section 7.22, Sibanye shall (notwithstanding that the Seller has not yet become a Party hereto) cause to be completed, as and when required hereunder, any actions that are otherwise required to be completed by the Seller hereunder.
Article 12
PSA ENTITIES EVENTS OF DEFAULT
12.1PSA Entities Events of Default
Each of the following events or circumstances constitutes an event of default by the PSA Entities (each, a “PSA Entities Event of Default”):
(a)the Seller fails to sell and Deliver the Refined Gold or Refined Platinum to the Purchaser on the terms and conditions set forth in this Agreement within seven Business Days after receipt of notice from the Purchaser notifying the PSA Entities of such default;
(b)other than as provided in Sections 12.1(a), 12.1(d), 12.1(e), and 12.1(f) any of the PSA Entities is in breach or default of any of its covenants set forth in any Transaction Document in any material respect (or in any respect in the case of covenants that are qualified by materiality or by the occurrence of a Material

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Adverse Effect), which breach or default (other than in the case of a breach of or default under Section 7.13 or Section 7.16, as to which no cure period shall apply) is not remedied or cured within a period of 30 days following the earlier of delivery by the Purchaser to the PSA Entities and/or Sibanye of written notice of such breach or default or any of the PSA Entities or Sibanye having knowledge of such breach or default (or, in either case, such longer period of time as the Purchaser may determine in its sole discretion);
(c)any of the representations or warranties given by any of the PSA Entities in any Transaction Document is inaccurate in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality or by the occurrence of a Material Adverse Effect) as of the date given, and such inaccuracy is not remedied within a period of 30 days following the earlier of delivery by the Purchaser to the PSA Entities of written notice of such inaccuracy or any of the PSA Entities or Sibanye having knowledge of such breach or default (or such longer period of time as the Purchaser may determine in its sole discretion);
(d)any breach by a PSA Entity or Sibanye Affiliate under shareholder arrangements with a Minority Transferee that results, or would reasonably be expected to result, in a Material Adverse Effect;
(e)any of the PSA Entities (or any new ultimate parent entity of Sibanye) is in breach of Article 8, other than a breach of Section 8.1(d); and
(f)the occurrence of an Insolvency Event involving any of the PSA Entities.
12.2Purchaser Remedies for PSA Entities Event of Default
(a)If a PSA Entities Event of Default occurs and is continuing, the Purchaser shall have the right, upon written notice to the PSA Entities, at its option and in addition to and not in substitution for any other remedies available to it hereunder or at law or equity, to take any or all of the following actions:
(i)demand all amounts and Deliveries due from the Seller to the Purchaser but not paid or made and all other obligations of the PSA Entities to be performed, and demand under the Guarantees;
(ii)bring an action for provisional remedies or institute arbitration proceedings for damages or specific performance, in each case, in accordance with Section 15.1; or
(iii)terminate this Agreement by written notice to the PSA Entities and, without limiting Sections 12.2(a)(i) or 12.2(a)(ii), demand all damages and losses suffered or incurred as a result of the occurrence of such PSA Entities Event of Default and termination, including damages based on the Purchaser’s loss of the benefits from this Agreement; provided that this remedy shall not be exercisable in the case of: (x) a PSA Entities Event of Default in Section 12.1(b) and 12.1(c) unless such PSA Entities Event of Default (excluding references to materiality or Material Adverse Effect in the applicable representations and warranties, covenants or in Section 12.1(b) and 12.1(c)) results, or would reasonably be expected to result, in a Material Adverse Effect (other than a PSA Entities Event of Default resulting from a breach of a covenant contained in Article 6); and

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(y) a breach of any covenant contained in Article 6, unless such breach is willful, repeated and capable of being remedied by the PSA Entities. Any determination of such losses shall take into account all obligations that would, but for the occurrence of such PSA Entities Event of Default and termination of this Agreement, have been required to be performed by the Parties under this Agreement during the Term (including any extensions thereof), including the value of any Refined Gold or Refined Platinum that would, but for the occurrence of such PSA Entities Event of Default, have been required to be Delivered (and the timing of such Deliveries) to the Purchaser hereunder, including, where relevant, by reference to remaining expected production under the relevant long term forecasts and industry consensus commodity price forecasts in respect of Refined Gold and Refined Platinum anticipated to be Delivered to Purchaser over the remaining life of mines for each of the Projects.
(b)For greater certainty, (i) the Purchaser shall have no right to have any or all of the Deposit returned to it, and (ii) if the Purchaser does not exercise its rights under Section 12.2(a)(iii), the obligations of the PSA Entities hereunder shall continue in full force and effect.
12.3Seller Obligations
If (i) an Insolvency Event occurs relating to the Seller or (ii) all or substantially all of the outstanding voting shares of the Seller are subject to an Expropriation Event, then such other entity as mutually agreed upon by the PSA Entities and the Purchaser, shall automatically, and without any other formality, immediately assume the Delivery and other obligations and the rights of the Seller under this Agreement, including to receive payments for Deliveries. Notwithstanding the foregoing, the Seller shall remain jointly and severally responsible for all such obligations.
12.4Insolvency Event
The Parties acknowledge and agree that, if, as a result of an Insolvency Event affecting any PSA Entity, a Governmental Authority of competent jurisdiction permits such PSA Entity to repudiate its obligations under this Agreement, such repudiation will not affect the obligations of the other PSA Entities, and this Agreement will remain in full force with respect to the other PSA Entities.
Article 13
PURCHASER EVENTS OF DEFAULT
13.1Purchaser Events of Default
Each of the following events or circumstances constitutes an event of default by the Purchaser (each, a “Purchaser Event of Default”):
(a)the Purchaser fails to pay for Refined Gold or Refined Platinum Delivered to the Purchaser in accordance with Sections 2.4 and 2.5 within seven Business Days of receipt of notice from the PSA Entities notifying the Purchaser of such default;

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(b)any of the representations or warranties given by the Purchaser is inaccurate in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality) as of the date given or the Purchaser is in breach or default of any of its covenants or obligations hereunder (other than a breach or default of the covenants and obligations referenced in Section 13.1(a)) and such inaccuracy, breach or default is not remedied within a period of 30 days following the delivery by the PSA Entities to the Purchaser of written notice of such inaccuracy, breach or default or such longer period of time as the PSA Entities may determine in their sole discretion; and
(c)the Purchaser is in breach of Article 8.
13.2PSA Entities’ Remedies for Purchaser Event of Default
(a)In addition to and not in substitution for any of the Seller’s rights and remedies available at law or in equity, but subject to Section 13.2(c), if a Purchaser Event of Default described in Section 13.1(b) or 13.1(c) occurs and is continuing, the PSA Entities shall have the right to bring an action for provisional remedies or institute arbitration proceedings for damages arising out of such Purchaser Event of Default or specific performance in accordance with Section 15.1.
(b)In addition to and not in substitution for any of the Seller’s rights and remedies available at law or in equity, if a Purchaser Event of Default described in Section 13.1(a) occurs and is continuing the PSA Entities shall continue to comply with their obligations under this Agreement, including in the case of the Seller to continue to make Deliveries of Refined Gold and Refined Platinum, but shall have the right to set-off the value of any due but unpaid Metals payments against such Deliveries, provided that, if at any time the Seller is not able to exercise any such right of set-off, the Seller will have the right to suspend, without interest or penalty, its obligations to Deliver Refined Gold and Refined Platinum until the Purchaser has remedied such default in full, provided further that, if the Purchaser then cures the default in full, the Seller’s obligations under this Agreement shall recommence as of the date the Purchaser cures the default in full, provided that for greater certainty the Seller shall not be obligated to make any Deliveries or payments in respect of the period during which such suspension was in effect, unless the Purchaser reimburses the Seller for any incremental costs and expenses resulting from the delayed payment and compensates the Seller for any increased costs incurred by the Seller in acquiring the required Refined Gold and Refined Platinum for purposes of making such Deliveries, by reason of any increase in the Gold Market Price or Platinum Market Price, as applicable, between the date that the suspended Deliveries should have been made and the date such Deliveries are actually made after cessation of the suspension.
(c)In no event shall the PSA Entities have any right to terminate this Agreement.
Article 14
ADDITIONAL PAYMENT TERMS
14.1Payments
All payments of funds due by one Party to another under this Agreement shall be made in U.S. Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

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14.2Taxes
(a)Except to the extent required by Applicable Law, all Deliveries of Refined Gold and Refined Platinum by the Seller and all payments and transfers of property of any kind under this Agreement by any PSA Entity hereunder shall be made or paid without any deduction, withholding, charge or levy for or on account of any Taxes, including any deduction, withholding, charge or levy that results from any change in Applicable Law or change in interpretation thereof, all of which, to the extent they are Covered Taxes, shall be for the account of the PSA Entities. If any such Covered Taxes are required or permitted by Applicable Law to be deducted, withheld, charged, recovered, or levied by the Seller or any PSA Entity, then:
(i)in the case of a Delivery by the Seller, the Seller shall make, in addition to such Delivery, such additional Delivery as is necessary to ensure that the net amount of Refined Gold and Refined Platinum received by the Purchaser (free and clear and net of any such Covered Taxes, including any Covered Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount of Refined Gold and Refined Platinum that the Purchaser would have received had no such deduction, withholding, charge or levy been required, and no changes to the Uncredited Balance shall be made in connection with any such additional Delivery;
(ii)in the case of a payment, deemed payment or transfer of property of any kind (other than a Delivery by the Seller), the PSA Entity making such payment or transfer shall make, in addition to such payment or transfer, such additional payment or transfer as is necessary to ensure that the net amount received by the Purchaser (free and clear and net of any such Covered Taxes, including any Covered Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount that the Purchaser would have received had no such deduction, withholding, charge or levy been required; and
(iii)the PSA Entities shall make and pay to the appropriate Governmental Authority any such withholdings, levies, charges or deductions in the full amount required to be withheld, levied, charged or deducted and paid by them under any Applicable Law, and shall provide reasonable documentation of such withholdings, levies charges, deductions and payments to the Purchaser.
(b)If any Covered Taxes are imposed on or collected from the Purchaser, the PSA Entities shall cause the Seller, promptly following written notice thereof by the Purchaser, to make additional Deliveries of Refined Gold hereunder in an amount equivalent to such Covered Taxes (plus the then applicable aggregate Gold Cash Price with respect to such Deliveries) based on the Gold Market Price prior to the date of such Deliveries, provided that such Deliveries shall not reduce the Uncredited Balance or be taken into account in determining the Covenant Reduction Date. Such Deliveries shall be subject to the provisions of Section 14.2(a) and shall be further grossed up to compensate for any and all additional Covered Taxes on such Deliveries.
(c)In the event that any new Taxes are implemented, or there shall occur any revision in, implementation of, amendment to or interpretation by the relevant Governmental Authority or courts having competent jurisdiction of any existing

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Taxes, in each case that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement, the PSA Entities and the Purchaser agree that they shall negotiate in good faith with each other to amend this Agreement so that the Parties and their Affiliates are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, as the case may be; provided that any amendment to this Agreement shall not have any adverse effect on the Seller or their Affiliates on the one hand or the Purchaser or its Affiliates on the other hand.
(d)Where the Seller determines in its sole discretion that seeking such a refund is reasonable in the circumstances, the Seller and/or any relevant PSA Entity may, at its sole cost, seek a refund of any Taxes contemplated in Sections 14.2(a)(i), 14.2(b) or 14.2(a)(ii) and required to be paid or remitted by any PSA Entity; the Purchaser shall, at the Seller’s sole cost, cooperate with and provide all reasonable assistance to the Seller and/or PSA Entity in seeking such refund. Notwithstanding anything to the contrary in this Section 14.2, reasonable assistance shall not be required if in the Purchaser’s reasonable judgment such assistance would subject the Purchaser to any unreimbursed cost or expense or would prejudice the legal or commercial position of the Purchaser.
(e)If the Purchaser determines, in its sole discretion, acting reasonably, that it has received a refund of any Taxes as to which it has received additional Deliveries pursuant to Sections 14.2(a)(i) or 14.2(b) or additional payments pursuant to Section 14.2(a)(ii), it shall pay to the Seller an amount equal to such refund (but only to the extent of additional Deliveries made, or additional amounts paid, by the Seller under this Section 14.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Purchaser, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of the Purchaser, agrees to repay to the Purchaser the amount paid by or to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Purchaser is required to repay such refund to such Governmental Authority. This Section 14.2(d) shall not be construed to require the Purchaser to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.
14.3Overdue Payments
Any payment or delivery not made by a Party on or by any applicable payment or delivery date referred to in this Agreement shall incur interest from the date that is five Business Days after the due date until such payment or delivery is paid or made in full at a per annum rate equal to the Term SOFR plus 4% from and after the due date, calculated daily and compounded and paid monthly in arrears. Whenever any interest is payable under this Agreement, interest shall be calculated on the basis of a year of 360 days taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable. For purposes of the Interest Act (Canada), whenever any interest under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on the period that is less than a calendar year, (ii) multiplied by the actual

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number of days in the applicable calendar year, and (iii) divided by the number of days in the period that is less than a calendar year.
14.4Set-Off
Any dollar amount or Refined Gold or Refined Platinum owing by a Party to any other Party under this Agreement may be set-off against any dollar amount or Refined Gold or Refined Platinum owed to such Party by the other Party. Any amount of Refined Gold or Refined Platinum set-off and withheld against any non-payment by a Party shall be valued at the Gold Market Price or Platinum Market Price, as applicable, but determined as of the day that is two Business Days prior to the date that the set-off is applied and shall result in a reduction in an amount of Refined Gold or Refined Platinum otherwise to be delivered by that number of ounces equal to the dollar amount set-off divided by such Gold Market Price or Platinum Market Price, as applicable, as of such date.
Article 15
DISPUTES AND ARBITRATION; GENERAL
15.1Disputes and Arbitration
(a)Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (other than those required hereunder to be resolved by a determination of an Independent Expert Adjudicator, under this Agreement, in each case which shall be resolved in accordance with the process described in Section 15.1(c)) which has not been resolved by the Parties within the time frames specified herein (or where no time frames are specified, within 15 days of the delivery of written notice by either Party of such dispute, controversy or claim) shall be referred to the chief executive officer of each of the Seller and the Purchaser for prompt resolution.
(b)Any such dispute, controversy or claim which cannot be resolved by the chief executive officers within 15 days after it has been so referred to them hereunder, including the determination of the scope or applicability of this Agreement to arbitrate, shall be submitted to final and binding arbitration, and any Party may so refer such dispute, controversy or claim to binding arbitration as set out in this Section 15.1(b):
(i)the arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce, and shall proceed in accordance with the Arbitration Rules;
(ii)the seat and place of the arbitration shall be Toronto, Ontario and the arbitration is to be governed by the International Commercial Arbitration Act, 2017, S.O. 2017, c. 2, Sched. 5, as amended;
(iii)the arbitration shall be conducted in English; and
(iv)the arbitration shall be conducted by a panel of three arbitrators appointed in accordance with the Arbitration Rules, provided that each Party will within 30 days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators will together, within 15 days, select a

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third arbitrator as the chairman of the arbitration panel. If the two initial arbitrators are unable to select a third arbitrator within such 15 day period, the third arbitrator will be appointed in accordance with Arbitration Rules.
(c)All disputes under this Agreement required to be resolved by a determination of the Independent Expert Adjudicator shall be conducted as follows:
(i)the Parties will cooperate with the Independent Expert Adjudicator and promptly provide it with such information and documentation as requested by it for the purpose of its determination;
(ii)the Independent Expert Adjudicator may establish rules and procedures for the conduct of the determination process, including holding meetings with or requiring written submissions of the Parties;
(iii)the Independent Expert Adjudicator will be required to render its determination (which must be in writing) within 60 days after it has received all relevant information and input from the Parties, and include in its determination an explanation of all methodologies used in making its determination;
(iv)the costs of the Independent Expert Adjudicator in making its determination will be shared equally by the PSA Entities on the one hand, and the Purchaser on the other;
(v)the final determination by the Independent Expert Adjudicator with respect to the matter before it will be final and binding on the Parties and will not be subject to appeal on any basis, including on a question of law or mixed fact and law, and in acting the Independent Expert Adjudicator will be acting as an expert and not as an arbitrator; and
(vi)the Independent Expert Adjudicator may engage any independent third party assistance or advice as it may determine, in its sole discretion, necessary or advisable to resolve the dispute.
(d)Any dispute resolution process referred to in this Section 15.1, including any arbitration and any related proceedings, shall be conducted in a private and confidential manner with no disclosure to third parties unless required by Applicable Laws. Any award rendered in any of the proceedings contemplated under Section 15.1, shall also be kept confidential, except: (i) as may reasonably be necessary to obtain enforcement thereof; (ii) for any Party to comply with its disclosure obligations under Applicable Laws; (iii) to permit the Parties to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the Parties to consult with their professional advisors.
15.2Further Assurances
Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

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15.3Survival
The following provisions shall survive termination of this Agreement: Article 2 (to the extent relating to obligations or matters arising prior to termination of this Agreement or to any payments or Deliveries required to be made thereafter), Section 7.7; Section 10.3; Sections 12.2 and 12.4; Section 13.2; Article 14; and Sections 15.1, 15.5, 15.6 and 15.15; and such other provisions of this Agreement as are required to give effect thereto.
15.4No Joint Venture
Nothing herein shall be construed to create, expressly or by implication, a joint venture, loan, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchaser and any PSA Entity or any Sibanye Affiliate.
15.5Governing Law
This Agreement shall be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws). The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
15.6Notices
Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or by prepaid courier or transmitted by electronic transmission, addressed to:
(i)If to any of the PSA Entities:
Sibanye Stillwater Limited
Constantia Office Park
Cnr 14th Avenue & Hendrik Potgieter Road
Bridgeview House, Ground Floor (Lakeview Avenue)
Weltevreden Park
1709, South Africa
Attention:    Richard Stewart and Lerato Matlosa
E-mail:     Richard.Stewart@sibanyestillwater.com
    Lerato.Matlosa@sibanyestillwater.com
with a copy to:
McCarthy Tétrault LLP
Suite 2400, 745 Thurlow Street
Vancouver, British Columbia
V6E 0C5

− 108 −
Attention:     Roger Taplin
E-mail:     rtaplin@mccarthy.ca
(ii)If to the Purchaser to:
Franco-Nevada (Barbados) Corporation
Ground Floor, Balmoral Hall
Balmoral Gap
Hastings, Christ Church
Barbados BB 14006
Attention:    John S. Blanchette
E-mail:    fnbcorp.dev.barbados@franco-nevada.com
with a copy to:
Franco-Nevada Corporation
199 Bay Street, Suite 2000
P.O. Box 285
Commerce Court Postal Station
Toronto, Ontario
M5L 1G9
Attention:    Chief Legal Officer
E-mail:     hong@franco-nevada.com
with a copy to:
Torys LLP
79 Wellington Street West
30th Floor, Box 270, TD South Tower
Toronto, Ontario
M5K 1N2
Attention:    Michael Amm
E-mail:     mamm@torys.com
Any notice or other communication given in accordance with this section, if delivered by hand or courier as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at of the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

− 109 −
15.7Press Releases
(a)The Parties shall jointly plan and co-ordinate and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement. None of the Parties or their Affiliates shall issue any such press release or make any public disclosure concerning the Projects, in the case of the Purchaser, or this Agreement, in the case of the PSA Entities, before receiving the prior consent of the other Parties. Nothing in this Section 15.7 prohibits any Party or its Affiliates from making such public disclosure that is, in such Party’s reasonable judgment, required to meet timely disclosure obligations of any such Party or its Affiliates under Applicable Law and such disclosing Party has first used its commercially reasonable efforts to consult with the other Party with respect to the timing and content thereof. To the extent reasonably practicable, a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available. The foregoing provisions of this Section 15.7(a) do not apply to the public disclosure referred to in Section 15.7(b). In addition, Sibanye shall give the Purchaser reasonable advance notice in the event that it issues a press release or makes any public disclosure in respect of the matters referred to in Sections 6.3(c) through 6.3(e).
(b)The Purchaser and its Affiliates may reproduce in their public disclosure the Reserve and resource disclosure relating to the Projects that has already been publicly released by the PSA Entities. The PSA Entities shall provide to the Purchaser periodically upon request and the Purchaser and its Affiliates shall be entitled to include in their public disclosure (i) information about the Projects of the type disclosed by the Purchaser’s Affiliates in respect of other similar stream interests, including Reserves and mineral resources, and (ii) information regarding Deliveries to be made. In addition, the Purchaser’s Affiliates shall be entitled to include in their public disclosure information relating to Deliveries received and the purchase price therefor, but, for greater certainty, shall not be entitled to disclose details of offtakers and other customers of deliveries.
15.8Amendments
This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.
15.9Beneficiaries
This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.
15.10Entire Agreement
This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, with respect to the subject

− 110 −
matter hereof by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement and the other Transaction Documents.
15.11Waivers
Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
15.12Assignment
(a)This Agreement shall enure for the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.
(b)Except as provided herein, none of the PSA Entities shall Transfer, in whole or in part, any of their rights or obligations under this Agreement.
(c)Subject to Section 8.2, the Purchaser shall be entitled at any time and from time to time to Transfer the whole or any part of its rights and obligations under this Agreement without the prior written consent of the PSA Entities.
15.13Cumulative Remedies
The rights and remedies of the Purchaser under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by Applicable Law.
15.14Severability
If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.
15.15Costs and Expenses
Except as otherwise provided for in this Agreement, all costs and expenses incurred by a Party in connection with this Agreement and the other Transaction Documents and the transactions contemplated thereunder (including, for greater certainty, the fees and expenses of such Party’s counsel in connection with the negotiation and completion of the arrangements contemplated by this Agreement) shall be for its own account. All costs and expenses of (i) any amendments to this Agreement or any other Transaction Documents or waivers or consents required hereunder after the Execution Date shall be for the account of the Party requesting such amendment, waiver or consent, (ii) any enforcement by the Purchaser of its rights and remedies under this Agreement and any other Transaction Documents shall be for the account of the

− 111 −
Seller, and (iii) all documented costs and expenses incurred by the Purchaser solely in its capacity as purchaser hereunder, including the fees, charges and disbursements of counsel, in connection with any Change of Control or any other transfer of Equity Interests of, or corporate reorganization involving, any PSA Entity, in each case shall be payable by the PSA Entities.
15.16Counterparts
This Agreement may be executed by electronic or manual signature in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

FRANCO-NEVADA (BARBADOS) CORPORATION
Per:	/s/ John Blanchette .
Name: John Blanchette Title: President
[Signature page to the Purchase and Sale Agreement]

SIBANYE STILLWATER LIMITED
By:	/s/ Neal Froneman .
Name: Neal Froneman Title: CEO
[Signature page to the Purchase and Sale Agreement]

WESTERN PLATINUM PROPRIETARY LIMITED
By:	/s/ Richard Stewart .
Name: Richard Stewart Title: Director
[Signature page to the Purchase and Sale Agreement]

EASTERN PLATINUM PROPRIETARY LIMITED
By:	/s/ Richard Stewart .
Name: Richard Stewart Title: Director
[Signature page to the Purchase and Sale Agreement]

SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED
By:	/s/ Richard Stewart .
Name: Richard Stewart Title: Director
[Signature page to the Purchase and Sale Agreement]

KROONDAL OPERATIONS PROPRIETARY LIMITED
By:	/s/ Dawie Van Aswegen .
Name: Dawie Van Aswegen Title: Director
[Signature page to the Purchase and Sale Agreement]

SIBANYE PLATINUM PROPRIETARY LIMITED
By:	/s/ Richard Stewart .
Name: Richard Stewart Title: Director
[Signature page to the Purchase and Sale Agreement]

SIBANYE PLATINUM BERMUDA PTY LIMITED
By:	/s/ Richard Stewart .
Name: Richard Stewart Title: Director

[Signature page to the Purchase and Sale Agreement]

RUSTENBURG EASTERN OPERATIONS PROPRIETARY LIMITED
By:	/s/ Richard Stewart .
Name: Richard Stewart Title: Director

[Signature page to the Purchase and Sale Agreement]

Schedule A

DESCRIPTION OF PROPERTIES (WITH MAP)
     [REDACTED]

Schedule B

PSA ENTITIES REPRESENTATIONS AND WARRANTIES
          [REDACTED]

Schedule C

PURCHASER REPRESENTATIONS AND WARRANTIES
     [REDACTED]

Schedule D

[INTENTIONALLY DELETED.]

Schedule E

FORM OF ASSIGNMENT AND ACCESSION AGREEMENT
(see attached)

50865944.33

FORM OF ASSIGNMENT AND ACCESSION AGREEMENT
THIS ASSIGNMENT AND ACCESSION AGREEMENT is dated as of , (the “Effective Date”).
BETWEEN:
, a existing under the laws of (the “Transferor”)
- and -
, a existing under the laws of (the “Transferee”)
- and -
FRANCO-NEVADA (BARBADOS) CORPORATION, a corporation incorporated under the laws of Barbados (the “Purchaser”)
The Transferor, the Transferee and the Purchaser are collectively referred to herein as the “Parties”. Each of the Transferor, the Transferee and the Purchaser is individually referred to as a “Party” as the context requires.
WHEREAS:
(A)    On December 18, 2024, Sibanye Stillwater Limited (“Sibanye”), Western Platinum Proprietary Limited, Eastern Platinum Proprietary Limited, Sibanye Rustenburg Platinum Mines Proprietary Limited, Kroondal Operations Proprietary Limited (collectively, the “Project Owners”), Sibanye Platinum Proprietary Pty Limited, Sibanye Platinum Bermuda Limited, Rustenburg Eastern Operations Proprietary Limited (collectively, the “Holdcos”) and the Purchaser executed a Purchase and Sale Agreement (Gold and Platinum) (the “Purchase Agreement”), to which Purchase Agreement Sibanye-Stillwater UK Financing plc (the “Seller” and collectively, with Sibanye, the Project Owners, the Holdcos, and any Affiliate of Sibanye that holds a direct or indirect interest in a Project or a direct or indirect interest in any shares in the capital of a Project Owner, Holdco, or the Seller (other than any BEE Partners (in the case of the applicable Project Owners), the “PSA Entities”) acceded as a party thereto on January ●, 2025, pursuant to which Purchase Agreement the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, an amount of Refined Gold and Refined Platinum all subject to and in accordance with the terms and conditions of the Purchase Agreement.
(B)    The Transferor has agreed to assign all of its right, title and interest in and to the Transferred Interest and the Transferee has agreed to assume all of the duties, obligations and liabilities in and to the Transferred Interest.

50865944.33

(C)    In accordance with the Purchase Agreement, the Parties wish to enter into this assignment and accession agreement (this “Agreement”) providing for the Transferee to become a party to, and be bound by the terms and conditions of, the Purchase Agreement (i) in lieu of the Transferor, and (ii) as a PSA Entity (but only to the same extent as the Transferor) with respect to the Transferred Interest in place of the Transferor.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.Assignment. The Transferor hereby assigns to the Transferee all of its right, title and interest in and to the Transferred Interest under the Purchase Agreement (the “Assignment”) and the Transferee hereby accepts the Assignment, in each case from and after the Effective Date.
3.Assumption. The Transferee hereby (i) assumes all of the Transferred Interest under the Purchase Agreement, (ii) becomes a PSA Entity (but only to the same extent as the Transferor) with respect to the Transferred Interest in place of the Transferor, and assumes all of the applicable duties, obligations and liabilities of the Transferor under the Purchase Agreement, and (iii) agrees to be bound by all of the terms and conditions of the Purchase Agreement applicable to the Transferor as a PSA Entity (including as a Guarantor thereunder), in each case from and after the Effective Date (collectively, the “Assumption”).
4.Release. With effect from the Effective Date, the Transferor shall cease to be a party to the Purchase Agreement and (i) the Purchaser hereby and forever absolutely and unconditionally releases and discharges the Transferor from any and all duties, obligations and liabilities of the Transferor under or in connection with the Purchase Agreement from and after the Effective Date assumed by the Transferee hereunder, and the Transferor shall have no further obligations in respect thereof; and (ii) the Purchaser further hereby and forever absolutely and unconditionally releases and discharges the Transferor from any Guarantee provided by it under or in connection with the Purchase Agreement from and after the Effective Date, except, in the case of the foregoing (i) and (ii), for any liabilities for breaches prior to the Effective Date.1
5.No Other Effect on the Purchase Agreement or Creation of Other Rights or Obligations. Except as otherwise specifically provided herein, including pursuant to Section 4, the Purchase Agreement shall remain in full force and effect and binding on the Parties, in their respective capacities as a PSA Entity and/or the Purchaser, as the case may be, all subject to and in accordance with the terms and conditions set forth in the Purchase Agreement. The provisions of the Purchase Agreement shall prevail in the event of a conflict between the provisions of the Purchase Agreement and the provisions of this Agreement.
6.Acknowledgement. The Purchaser hereby acknowledges the Assignment and the Assumption and further hereby affirms, confirms and agrees that from and after the
1 NTD: Reference to “Transferor” to be updated to also refer to its Affiliates depending on the nature of the Transfer (e.g., a change of control vs. a minority transfer).

50865944.33

Effective Date, the Transferee shall be a PSA Entity (and a Guarantor) under the terms of the Purchase Agreement.
7.Representations and Warranties of the Transferor and Transferee.
Each of the Transferor and the Transferee hereby represent and warrant to each other, and represent and warrant on a joint and several basis to the Purchaser, that:
(a)each is a [corporation duly incorporated]2 and validly existing under the laws of its jurisdiction of [incorporation]3, is in good standing and is up to date in respect of all filings required by law to maintain its existence;
(b)each has done and taken all requisite corporate acts and proceedings, including obtaining all requisite approvals, with respect to entering into this Agreement and performing its obligations hereunder; and
(c)each has the requisite power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.
8.Indemnities. Notwithstanding Section 4, the Transferor and the Transferee agree to defend and indemnify the Purchaser from and against any and all claims, liabilities, proceedings, actions and costs, including reasonable attorney's fees and other costs of defense and damages, resulting from the Transferor’s performance or non-performance of the Purchase Agreement in any capacity from the date of the execution of the Purchase Agreement to the Effective Date.
9.Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
10.Disputes and Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”) may be referred, upon written notice (a “Dispute Notice”) by any Party to the chief executive officer of any other Party for prompt resolution. If the Dispute cannot be resolved by such chief executive officers within 30 days of delivery of the Dispute Notice, any Party may refer the Dispute to be settled by binding arbitration in accordance with the process described in Section 15.1 of the Purchase Agreement, mutatis mutandis.
11.Amendments. This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.
12.Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.
13.Severability. If any provision contained in this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable shall not be affected, and
2 Note: To be updated based on applicable entity type.
3 Note: To be updated based on applicable entity type.

50865944.33

each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by Applicable Law.
14.Further Assurances. Each of the Parties shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
15.Counterparts. This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature page follows]

50865944.33

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date and year first above written.

[TRANSFEROR]
By:
Name: Title:
By:
Name: Title:

[TRANSFEREE]
By:
Name: Title:
By:
Name: Title:

Acknowledged and Agreed to on _______________________.

FRANCO-NEVADA (BARBADOS) CORPORATION
By:
Name: Title:

Schedule F

FORM OF GUARANTOR ACCESSION AGREEMENT
(see attached)

50865944.33

FORM OF GUARANTOR ACCESSION AGREEMENT
THIS GUARANTOR ACCESSION AGREEMENT is dated as of , (the “Effective Date”).
BETWEEN:
, a existing under the laws of (the “Guarantor Party”)
- and -
FRANCO-NEVADA (BARBADOS) CORPORATION, a corporation incorporated under the laws of Barbados (the “Purchaser”)
The Guarantor Party and the Purchaser are collectively referred to herein as the “Parties”. Each of the Guarantor Party and the Purchaser is individually referred to as a “Party” as the context requires.
WHEREAS:
(A)    On December 18, 2024, Sibanye Stillwater Limited (“Sibanye”), Western Platinum Proprietary Limited, Eastern Platinum Proprietary Limited, Sibanye Rustenburg Platinum Mines Proprietary Limited, Kroondal Operations Proprietary Limited (collectively, the “Project Owners”), Sibanye Platinum Proprietary Pty Limited, Sibanye Platinum Bermuda Limited, Rustenburg Eastern Operations Proprietary Limited (collectively, the “Holdcos”) and the Purchaser executed a Purchase and Sale Agreement (Gold and Platinum) (the “Purchase Agreement”), to which Purchase Agreement Sibanye-Stillwater UK Financing plc (the “Seller” and collectively, with Sibanye, the Project Owners, the Holdcos, and any Affiliate of Sibanye that holds a direct or indirect interest in a Project or a direct or indirect interest in any shares in the capital of a Project Owner, Holdco, or the Seller (other than any BEE Partners (in the case of the applicable Project Owners), the “PSA Entities”) acceded as a party thereto on January ●, 2025, pursuant to which Purchase Agreement the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, an amount of Refined Gold and Refined Platinum all subject to and in accordance with the terms and conditions of the Purchase Agreement.

50865944.33

(B)    Pursuant to the terms of an assignment and accession agreement dated as of the date hereof (the “Assignment and Accession Agreement”), (the “Transferor”) has agreed to assign all of its right, title and interest in and to the Transferred Interest to , (the “Transferee”) and the Transferee has agreed to assume all of the duties, obligations and liabilities of the Transferor in and to the Transferred Interest.
(C)    The Guarantor Party is [the ultimate parent entity of the Transferee] [OR] [such other Person required to become a Guarantor pursuant to the Purchase Agreement].
(D)    In accordance with the Purchase Agreement, the Parties wish to enter into this guarantor accession agreement (this “Agreement”) providing for the Guarantor Party to agree to guarantee: (i) the Obligations of the other PSA Entities under the Purchase Agreement; and (ii) the Obligations of the Transferee [and its immediate ultimate parent entity] under the Assignment and Accession Agreement (collectively, the “Guaranteed Obligations”), in each case on substantially the same terms and conditions as the Guarantees provided under the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.Accession. The Guarantor Party hereby agrees to assume all of the applicable duties, obligations and liabilities of a Guarantor under the Purchase Agreement and be bound by all of the terms and conditions of the Purchase Agreement applicable to a Guarantor (in its capacity as a Guarantor), including, for greater certainty, the provisions of Article 11 of the Purchase Agreement (the “Accession”).
3.No Other Effect on the Purchase Agreement or Creation of Other Rights or Obligations. Except as otherwise specifically provided herein, the Purchase Agreement shall remain in full force and effect and binding on the Parties, in their respective capacities as a Guarantor and/or the Purchaser, as the case may be, all subject to and in accordance with the terms and conditions set forth in the Purchase Agreement. The provisions of the Purchase Agreement shall prevail in the event of a conflict between the provisions of the Purchase Agreement and the provisions of this Agreement.
4.Acknowledgement. The Purchaser hereby acknowledges the Accession and further hereby affirms, confirms and agrees that from and after the Effective Date, the Guarantor Party shall be a Guarantor on the substantially the same terms and conditions as the Guarantees provided under the Purchase Agreement.

50865944.33

5.Representations and Warranties of the Guarantor Party.
The Guarantor Party hereby represents and warrants to the Purchaser, that:
(a)it is a [corporation duly incorporated]4 and validly existing under the laws of its jurisdiction of [incorporation]5, is in good standing and is up to date in respect of all filings required by law to maintain its existence;
(b)it has done and taken all requisite corporate acts and proceedings, including obtaining all requisite approvals, with respect to entering into this Agreement and performing its obligations hereunder; and
(c)it has the requisite power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.
6.Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
7.Disputes and Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”) may be referred, upon written notice (a “Dispute Notice”) by any Party to the chief executive officer of any other Party for prompt resolution. If the Dispute cannot be resolved by such chief executive officers within 30 days of delivery of the Dispute Notice, any Party may refer the Dispute to be settled by binding arbitration in accordance with the process described in Section 15.1 of the Purchase Agreement, mutatis mutandis.
8.Amendments. This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.
9.Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.
10.Severability. If any provision contained in this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by Applicable Law.
11.Further Assurances. Each of the Parties shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of
4 Note: To be updated based on applicable entity type.
5 Note: To be updated based on applicable entity type.

50865944.33

giving effect to this Agreement and shall use its best efforts and take all such steps as may be reasonably within its power to implement, to their full extent, the provisions of this Agreement.
12.Counterparts. This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature page follows]

50865944.33

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date and year first above written.

[GUARANTOR PARTY]
By:
Name: Title:
By:
Name: Title:

Acknowledged and Agreed to on _______________________.

FRANCO-NEVADA (BARBADOS) CORPORATION
By:
Name: Title:
Signature page to the Guarantor Accession Agreement

50865944.33

Schedule G

[INTENTIONALLY DELETED.]

Schedule H

MATERIAL CONTRACTS
             [REDACTED]

Schedule I

SAMPLE CALCULATION FOR DISPLACEMENT
(see attached)

(Added graphics)

Schedule I – Sample Calculation for Displacement

Illustrative Gold Stream			Total	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
(A)	Illustrative Life of Mine Plan	4E koz	12,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,200	
(B)	Other Minerals Production (Commingling Plan)	4E koz	1,600					400	400	400	400		
(C)	Displaced Existing Production	4E koz	12,400	1,400	1,400	1,400	1,400	1,000	1,000	1,000	1,000	1,400	1,400
(D) =B + C	New Life of Mine Plan	4E koz	14,000	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400	1,400
Illustrative Au Stream Applicable Percentage		(%)	1.1%										
Gold Reference Amount - Existing Life of Mine Plan		koz Au	136.4	15.4	15.4	15.4	15.4	15.4	15.4	15.4	15.4	13.2	–
Gold Reference Amount - Displaced Existing Production		koz Au	136.4	15.4	15.4	15.4	15.4	11.0	11.0	11.0	11.0	15.4	15.4
Compensation		**koz Au**	**–**	**–**	**–**	**–**	**–**	**4.4**	**4.4**	**4.4**	**4.4**	**(2.2)**	**(15.4)**
Total Au Delivery		**koz Au**	**136.4**	**15.4**	**15.4**	**15.4**	**15.4**	**15.4**	**15.4**	**15.4**	**15.4**	**13.2**	**–**

Illustrative Platinum Stream			Total	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
(A)	Illustrative Life of Mine Plan	koz Pt	7,500	840	840	840	840	840	840	840	840	780	
(B)	Other Minerals Production (Commingling Plan)	koz Pt	1,000					240	260	240	260		
(C)	Displaced Existing Production	koz Pt	7,500	840	840	840	840	600	600	660	600	840	840
(D) =B + C	New Life of Mine Plan	koz Pt	8,500	840	840	840	840	840	860	900	860	840	840
Illustrative Pt Stream Applicable Percentage		(%)	1.0%										
Pt Reference Amount - Existing Life of Mine Plan		koz Pt	75.0	8.4	8.4	8.4	8.4	8.4	8.4	8.4	8.4	7.8	–
Pt Reference Amount - Displaced Existing Production		koz Pt	75.0	8.4	8.4	8.4	8.4	6.0	6.0	6.6	6.0	8.4	8.4
Compensation		**koz Pt**	-	**–**	**–**	**–**	**–**	**2.4**	**2.4**	**1.8**	**2.4**	**(0.6)**	**(8.4)**
Total Pt Delivery		**koz Pt**	**75.0**	**8.4**	**8.4**	**8.4**	**8.4**	**8.4**	**8.4**	**8.4**	**8.4**	**7.8**	**–**

Schedule J

WSMD PROCEDURE
(d)              [REDACTED]

Schedule K

INDEPENDENT EXPERTS (WSMD)
The experts listed below shall confirm to the Seller and the Purchaser that they operate an Approved Lab (as defined in the WSMD Procedure) prior to being engaged as the Independent Expert (WSMD) pursuant to the terms of the Agreement:

•    SGS Group
•    Bureau Veritas
•    Inspectorate International
•    ALS Inspection
•    Alfred H. Knight International
•    RC Inspection
•    Alex Stewart (Assayers)

Schedule L
SUMMARY BY SHAFT OF PSA LOM RESERVE PLAN

Schedule M
REOPENED CLOSED SHAFT SAMPLE CALCULATION

Schedule N
FORM OF DEED OF ACCESSION
(see attached)

FORM OF DEED OF ACCESSION
DEED OF ACCESSION
THIS DEED OF ACCESSION is dated as of January ●, 2025 (the “Effective Date”).
To:     Sibanye Stillwater Limited, a corporation incorporated under the laws of South Africa (“Sibanye”);
Western Platinum Proprietary Limited, a corporation incorporated under the laws of South Africa;
Eastern Platinum Proprietary Limited, a corporation incorporated under the laws of South Africa;
Sibanye Rustenburg Platinum Mines Proprietary, a corporation incorporated under the laws of South Africa;
Kroondal Operations Proprietary Limited, a corporation incorporated under the laws of South Africa
Sibanye Platinum Proprietary Pty Limited, a corporation incorporated under the laws of South Africa
Sibanye Platinum Bermuda Limited Pty Limited, a corporation incorporated under the laws of Bermuda
Rustenburg Eastern Operations Proprietary Limited, a corporation incorporated under the laws of South Africa
(collectively, the “Current PSA Entities”).
And To:    Franco Nevada (Barbados) Corporation, a corporation incorporated under the laws of Barbados
        (the “Purchaser”)
From:    Sibanye-Stillwater UK Financing plc, a corporation incorporated under the laws of the United Kingdom
        (the “Seller” and together with the Current PSA Entities, the “PSA Entities”)
1.Reference is made to the Purchase and Sale Agreement (Gold and Platinum) dated December 18, 2024 (the “Purchase Agreement”) between the Current PSA Entities and the Purchaser, pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, an amount of Refined Gold and Refined Platinum all subject to the and in accordance with the terms and conditions of the Purchase Agreement. Capitalized terms used but not otherwise defined herein have the same meaning as those used in the Purchase Agreement.
2.Pursuant to the Purchase and Sale Agreement, Sibanye has agreed to cause the Seller, upon its receipt of the Trading Certificate,6 to execute and deliver this deed of accession (the “Deed of Accession”) pursuant to which the Seller will be bound by and shall have the obligations and benefits of the Purchase Agreement as if it were originally a party thereto.
6 NTD: Schedule to be updated in the event that the Seller entity does not require a Trading Certificate.

3.The Seller has received the Trading Certificate on January ●, 2025, and the Seller hereby:
(a)confirms that it has been supplied with a copy of the Purchase Agreement;
(b)agrees to become a party to the Purchase Agreement as a member of the PSA Entities and as the Seller thereunder;
(c)agrees that all references in the Purchaser Agreement to the “Seller” and to the “PSA Entities” shall mean and include the Seller, as applicable;
(d)ratifies all of the representations and warranties of the Seller set forth in Schedule B to the Purchase Agreement as though made or deemed to be made by the Seller as of the Effective Date, or where applicable, as of the relevant point in time specified in the representation and warranty;
(e)undertakes with each Current PSA Entity, the Purchaser and with any other parties to the Purchase Agreement from time to time, to perform and be bound by all of the terms, provisions and conditions of the Purchase Agreement as if it were originally a party thereto; and
(f)acknowledges and agrees that it is liable for all the obligations of the “Seller” under the Purchase Agreement to the same extent and with the same force and effect as if Seller had been an original party to the Purchase Agreement.
4.For the purposes of the Purchase Agreement, the address to which all notices must be delivered to the Seller is the following (unless notified otherwise):
5.Address:
Attention:
Email:
6.No reference to this Agreement needs to be made in the Purchase Agreement or in any other Transaction Document or other document or instrument making reference to the same, and any reference to this Agreement in any of such is deemed to be a reference to the Purchase Agreement, or other Transaction Documents, as applicable, as modified hereby.
7.This Deed of Accession and the rights of the parties hereunder shall be governed by and construed according to the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein.
8.This Deed of Accession shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective successors and permitted assigns.
9.This Deed of Accession may be executed in one or more counterparts and by the parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Deed of Accession in electronic format shall be effective as delivery of a manually executed counterpart of this Deed of Accession.

10.[The remainder of this page has been intentionally left blank.]

11.
12.This document has been executed as a deed and is delivered and takes effect as of the Effective Date.

SIBANYE-STILLWATER UK FINANCING PLC
By:
Name: Title:
By:
Name: Title:

Acknowledged and Agreed to on _______________________.

FRANCO-NEVADA (BARBADOS) CORPORATION
By:
Name: Title: